Exhibit 2.1

TRANSACTION AGREEMENT

Dated as of the 28th day of April, 2014,

Among

ALLIANT TECHSYSTEMS INC.,

VISTA SPINCO INC.,

VISTA MERGER SUB INC.

and

ORBITAL SCIENCES CORPORATION

TABLE OF CONTENTS

i

SECTION 12.02.	Notices	124
SECTION 12.03.	Definitions	127
SECTION 12.04.	Interpretation; Disclosure Letters	142
SECTION 12.05.	Severability	143
SECTION 12.06.	Counterparts	143
SECTION 12.07.	Entire Agreement; No Third Party Beneficiaries; No Other Representations or Warranties	143
SECTION 12.08.	Governing Law; Contract Under Seal	144
SECTION 12.09.	Assignment	145
SECTION 12.10.	Enforcement	145
SECTION 12.11.	Jurisdiction	145
SECTION 12.12.	Waiver of Direct Claim	146

Annex I	Glossary of Defined Terms
Exhibit A	Form of Amended and Restated Certificate of Incorporation of Orbital
Exhibit B	Form of Amended Bylaws of Orbital
Exhibit C	Governance Matters
Exhibit D	Form of Tax Matters Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Supply Agreement Term Sheet

v

THIS TRANSACTION AGREEMENT, dated this 28th day of April, 2014 (this “Agreement”), is among Alliant Techsystems Inc., a Delaware corporation (“ATK”), Vista SpinCo Inc., a Delaware corporation (“Sporting”) and currently a wholly owned Subsidiary of ATK, Vista Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of ATK (“Merger Sub”), and Orbital Sciences Corporation, a Delaware corporation (“Orbital”).

 WHEREAS ATK, through certain of its Subsidiaries, is engaged in the Sporting Business;

 WHEREAS at the Sporting Transfer Time, on the terms and subject to the conditions set forth in this Agreement, ATK will, and will cause its applicable Subsidiaries to, consummate the Sporting Transfers;

 WHEREAS following the Sporting Transfers, on the terms and subject to the conditions set forth in this Agreement, ATK will distribute all the issued and outstanding shares of common stock, par value $0.01 per share, of Sporting (the “Sporting Common Stock”) on a pro rata basis to Eligible Holders (the “Distribution”);

 WHEREAS following the Distribution, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into Orbital (the “Merger”), with Orbital surviving the Merger and becoming a wholly owned subsidiary of ATK;

 WHEREAS the parties hereto intend for each of the Sporting Transfers, the Distribution and the Merger to qualify for its respective Intended Tax Treatment and this Agreement to constitute a plan of reorganization described in Sections 354 and 361 of the Code; and

 WHEREAS the parties intend to create a contract under seal.

 NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

The Sporting Transfers

                                 SECTION 1.01.      The Sporting Transfers.  On the terms and subject to the conditions set forth in this Agreement, at a time on or prior to the Distribution Date (the “Sporting Transfer Time”), ATK shall cause the following transactions to occur (collectively, the “Sporting Transfers”):

 (a)      ATK shall, and shall cause each of its applicable Subsidiaries to, consummate the restructuring transactions set forth in Section 1.01(a) of the ATK Disclosure Letter in accordance with the terms thereof.

 (b)      ATK shall, and shall cause each ATK Subsidiary to, contribute, assign or otherwise transfer to Sporting the assets, properties, claims, rights and Liabilities held by ATK or such ATK Subsidiary, if any, that constitute Sporting Assets or Sporting Liabilities such that upon the consummation of such contributions, assignments and transfers and at the time of the Distribution (x) Sporting shall own and assume all the assets, properties, claims, rights and Liabilities of ATK and the ATK Subsidiaries constituting Sporting Assets or Sporting Liabilities and (y) neither Sporting nor any Sporting Subsidiary shall own any Excluded Assets or be liable for or have any responsibility with respect to any Excluded Liabilities.  For the avoidance of doubt, this Section 1.01(b), together with the definitions of Sporting Assets, Excluded Assets, Sporting Liabilities and Excluded Liabilities set forth in Sections 1.02 and 1.03, shall only apply with respect to the assets, properties, claims, rights and Liabilities of ATK and the ATK Subsidiaries.  The assets, properties, claims, rights and Liabilities of Sporting and the Sporting Subsidiaries shall remain with Sporting and the Sporting Subsidiaries following consummation of the Sporting Transfers and the Distribution by operation of Law without any further action by the parties hereto or any other Person.

 (c)      In consideration of the transactions contemplated by clauses (a) and (b) above, Sporting shall issue to ATK a number of shares of Sporting Common Stock to be determined by ATK and Sporting prior to the Sporting Transfer Time.

 (d)      Sporting shall declare, and set a record date for (which record date shall be prior to the time of the Distribution), a cash dividend in the amount of the Sporting Dividend Amount to be paid to ATK, as the sole holder of Sporting Common Stock at the record date. Such dividend shall be paid in accordance with Section 2.04.

                                 SECTION 1.02.      Sporting Assets; Excluded Assets.  (a)  For purposes of this Agreement, “Sporting Assets” means the following assets, properties, claims and rights of ATK or any ATK Subsidiary, in each case other than the Excluded Assets and subject to Section 1.04:

 (i)       the owned real property and interests in owned real property set forth in Section 1.02(a)(i) of the ATK Disclosure Letter, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (the “Sporting Owned Real Property”);

 (ii)      the leasehold interests in real property set forth in Section 1.02(a)(ii) of the ATK Disclosure Letter, in each case together with all buildings, structures, improvements and fixtures thereon (the “Sporting Leased Real Property” and together with the Sporting Owned Real Property, the “Sporting Real Property”);

 (iii)     all tangible personal property and interests therein, including machinery, equipment, computer hardware, furniture, fixtures, tools, equipment, vehicles, raw materials, works-in-process, supplies, parts, finished goods and products and other inventories (including any goods, products or other inventories held at any location controlled by ATK or any of its Affiliates or held by a customer on consignment for ATK or any of its Affiliates, any goods, products or other inventories purchased by ATK or any of its Affiliates that are in transit and any goods, products or other inventories sold to a customer that are in transit to be returned to ATK or any of its Affiliates), in each case that are used or held for use primarily in the operation or conduct of the Sporting Business or that are produced for use or sale by the Sporting Business;

 (iv)     all Intellectual Property Rights used or held for use primarily in the operation or conduct of the Sporting Business, including the Intellectual Property Rights set forth in Section 1.02(a)(iv) of the ATK Disclosure Letter (the “Sporting Intellectual Property Rights”), including tangible embodiments thereof and causes of action for infringement thereof;

 (v)      to the extent transferable and assumable, all issued or granted Governmental Approvals of ATK or any ATK Subsidiary and all pending applications therefor, in each case that are used or held for use primarily in the operation or conduct of the Sporting Business (the “Assigned Governmental Approvals”);

 (vi)     subject to Section 1.06, all Contracts that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Sporting Business, but including, in all events, the Contracts set forth in Section 1.02(a)(vi) of the ATK Disclosure Letter (the “Assigned Contracts”);

 (vii)    all accounts and notes receivable in respect of goods or services sold or provided by the Sporting Business;

 (viii)   all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are used or held for use in, or arise out of, the operation or conduct of the Sporting Business;

 (ix)     all rights, claims, causes of action and credits to the extent relating to any Sporting Asset, any Sporting Liability or any asset, property or Liability of Sporting and the Sporting Subsidiaries, including any such item arising under any Guarantee, warranty, indemnity, right of recovery, right of set-off or similar right in favor of ATK or any ATK Subsidiary in respect of any Sporting Asset, any Sporting Liability or any asset, property or Liability of Sporting and the Sporting Subsidiaries and including all rights, claims, causes of action and credits, as well as any amounts recovered in connection therewith, under or arising from the Contracts set forth in Section 1.02(a)(ix) of the ATK Disclosure Letter;

 (x)      (A) all Records solely relating to the Sporting Business and (B) copies of the portions of all Records that relate to, but do not solely relate to, the Sporting Business;

 (xi)     all goodwill generated by or associated with the Sporting Business or the Sporting Assets;

 (xii)    the Sporting Plan Assets;

 (xiii)   all cash and cash equivalents held by ATK or any of its Subsidiaries, other than the Retained Cash Amount and other than, for the avoidance of doubt, the Sporting Dividend Amount;

 (xiv)   any cash, cash equivalents or other assets received or otherwise recovered by ATK or any of its Subsidiaries at any time (whether prior to, on or following the Sporting Transfer Time) from the U.S. government related to the pension segment closing at ATK’s Radford army ammunition plant; and

 (xv)    without duplication or expansion of any of the categories of assets, property, claims or rights set forth in items (i) through (xiv) above, other assets, properties, claims and rights of ATK or any ATK Subsidiary used or held for use solely or primarily in, or that arise solely or primarily out of, the operation or conduct of the Sporting Business.

 (b)      For purposes of this Agreement, “Excluded Assets” means all assets, properties, claims and rights of ATK or any ATK Subsidiary that are not the Sporting Assets, including the following:

 (i)       all tangible personal property and interests of a corporate overhead, administrative, technology or other similar nature that are primarily used by ATK or any ATK Subsidiary in the performance of its obligations under, or to which Sporting is to be provided the benefit of pursuant to the terms of, the Transition Services Agreement;

 (ii)      all shares of capital stock of, or other equity interests in, any Affiliate of ATK or any other Person, other than Sporting and the Sporting Subsidiaries;

 (iii)     all Intellectual Property Rights, whether or not used or held for use in the Sporting Business, other than the Sporting Intellectual Property Rights but including the Retained Names;

 (iv)     all Governmental Approvals other than the Assigned Governmental Approvals;

 (v)      all Contracts to which ATK or any ATK Subsidiary is a party that are not Assigned Contracts;

 (vi)     (A) all Records relating to the ATK Business and (B) copies of all Tax Records relating to the Sporting Business;

 (vii)    all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or any Excluded Liability, including any such item arising under any Guarantee, warranty, indemnity or similar right in favor of ATK or any ATK Subsidiary in respect of any Excluded Asset or any Excluded Liability;

 (viii)   all Tax assets, which are governed exclusively by the Tax Matters Agreement;

 (ix)     all assets of, or with respect to, the Employee Benefit Plans of ATK or any of its Affiliates, other than the Sporting Plan Assets;

 (x)      all rights of ATK or any ATK Subsidiary under this Agreement or any other Transaction Document;

 (xi)     cash and cash equivalents in an amount equal to the Retained Cash Amount, it being understood that (1) for purposes of determining the amount of cash and cash equivalents to be retained by ATK and the ATK Subsidiaries on the Closing Date, the Retained Cash Amount shall be calculated on the basis of the Estimated Adjusted Cash Flow Amount, with any adjustment to the Retained Cash Amount based on the final Adjusted Cash Flow Amount (as determined in accordance with Section 8.28) being paid by Sporting or ATK, as applicable, in accordance with Section 8.28, and (2) if the Retained Cash Amount as calculated on the Closing Date is a negative number, the absolute value of such amount shall be deducted from the Sporting Dividend Amount;

 (xii)    the ATK Insurance Policies, other than the insurance policy set forth in Section 1.02(b)(xii) of the ATK Disclosure Letter;

 (xiii)   all goodwill generated by or associated with the ATK Business; and

 (xiv)   all accounts and notes receivable in respect of goods or services sold or provided by the ATK Business.

                                 SECTION 1.03.      Sporting Liabilities; Excluded Liabilities.  (a)  For purposes of this Agreement, “Sporting Liabilities” means all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due (collectively, “Liabilities”), of ATK or any ATK

Subsidiary, in each case to the extent arising out of or relating to the Sporting Business or the Sporting Assets or the ownership or operation by ATK or any ATK Subsidiary of any Sporting Asset or the conduct of the Sporting Business prior to, on or after the Distribution Date, other than the Excluded Liabilities, but including the following:

 (i)       all accounts and notes payable of ATK and the ATK Subsidiaries to the extent arising out of or relating to the Sporting Business or the Sporting Assets;

 (ii)      all Liabilities in respect of any Action, pending or threatened, and claims, whether or not presently asserted, at any time to the extent arising out of or relating to the ownership, operation or conduct of the Sporting Business or the ownership or operation of the Sporting Assets by ATK or any ATK Subsidiary;

 (iii)     (A) all Liabilities to the extent arising out of or relating to any ATK Benefit Plan and all employment and employee benefit-related Liabilities to the extent arising out of or relating to the operation or conduct of the Sporting Business or to the employment or termination of employment of a Continuing Sporting Employee or Sporting Former Employee, in each case, that are contemplated to be assumed by Sporting and the Sporting Subsidiaries pursuant to Section 8.07, and (B) all Liabilities to the extent arising out of or relating to any Sporting Benefit Plan;

 (iv)     all Liabilities that are expressly contemplated to be assumed by Sporting or any Sporting Subsidiary pursuant to this Agreement or the other Transaction Documents, including all Taxes to the extent responsibility therefor is assigned to Sporting or any Sporting Subsidiary under the Tax Matters Agreement;

 (v)      all Liabilities in respect of the New Sporting Debt Financing (including all fees and expenses incurred in connection with the arrangement of the New Sporting Debt Financing and any obligations under the Sporting Commitment Letter after the funding of the New Sporting Debt Financing);

 (vi)     all Liabilities whether arising prior to, on or after the Distribution Date under or relating to, directly or indirectly, the Assigned Contracts (in the case of Liabilities arising prior to or on the Distribution Date, to the extent arising out of or relating to the Sporting Business or the Sporting Assets);

 (vii)    all Liabilities arising prior to, on or after the Distribution Date under or relating to the Assigned Governmental Approvals (in the case of Liabilities arising prior to or on the Distribution Date, to the extent arising out of or relating to the Sporting Business or the Sporting Assets) or any Governmental Approvals obtained by Sporting or any Sporting Subsidiary to operate the Sporting Business from and after the Distribution Date;

 (viii)   all Liabilities to the extent arising out of the ownership or operation of the Former Sporting Business, the Sporting Business, any Former

Sporting Property or any Sporting Asset that arise under or pursuant to Environmental Laws or with respect to the Release of or exposure to any Hazardous Materials, whether arising from operations or events occurring or conditions existing prior to, on or after the Distribution Date;

 (ix)     all Liabilities for unpaid fees and expenses incurred by ATK or any of its Subsidiaries in connection with the Transactions, including fees incurred by ATK or any of its Subsidiaries relating to the New ATK Debt Financing, the Tender Offer and Consent Solicitation for the 2020 Notes and the settlement of the 2024 Notes (but excluding any payments made pursuant to retention agreements entered into in accordance with Section 7.02(g) of the ATK Disclosure Letter); and

 (x)      all Liabilities to the extent arising out of ATK or any ATK Subsidiary at any time being the owner, lessee, lessor of, or the operator of the activities conducted at, the Sporting Real Property.

 (b)     For purposes of this Agreement, “Excluded Liabilities” means the following Liabilities of ATK or any ATK Subsidiary:

                 (i)      all Liabilities to the extent arising out of or relating to Excluded Assets;

 (ii)     except with respect to Existing Sporting Guarantees (which shall be governed by Section 8.17), Indebtedness of ATK and the ATK Subsidiaries;

 (iii)     (A) all employment and employee benefit-related Liabilities to the extent arising out of or relating to the operation or conduct of the Sporting Business that are contemplated to be retained by ATK or any ATK Subsidiary pursuant to Section 8.07, (B) all Liabilities to the extent arising out of or relating to any ATK Benefit Plan (unless contemplated to be assumed by Sporting and the Sporting Subsidiaries pursuant to Section 8.07) and (C) all employment and employee benefit-related Liabilities to the extent arising out of or relating to the operation or conduct of the ATK Business (unless contemplated to be assumed by Sporting and the Sporting Subsidiaries pursuant to Section 8.07);

 (iv)    all Liabilities that are expressly contemplated to be retained by ATK or any ATK Subsidiary pursuant to this Agreement or the other Transaction Documents, including all Taxes to the extent responsibility therefor is assigned to ATK or any ATK Subsidiary under the Tax Matters Agreement;

 (v)     all Liabilities related to the existence and performance of any foreign offset obligations that are either (x) set forth in Section 1.03(b)(v) of the ATK Disclosure Letter or (y) incurred or otherwise agreed to by ATK or any of its Subsidiaries following the date of this Agreement in accordance with Section 7.02(u) of this Agreement and that remain in effect as of the Distribution Date; and

 (vi)    all Liabilities to the extent arising from the conduct of the ATK Business.

                                 SECTION 1.04.      Consents.  Notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, neither this Agreement nor any other Transaction Document shall constitute an agreement to contribute, assign or transfer any asset, property, claim or right, in each case the contribution, assignment or transfer of which is otherwise contemplated hereby, if such a contribution, assignment or transfer or attempt to make such a contribution, assignment or transfer without the consent or approval of a third party would constitute a breach or other contravention of the rights of such third party (such assets being collectively referred to herein as “Restricted Assets”), and any contribution, transfer or assignment of any interest under any such Restricted Asset shall be made subject to such consent or approval being obtained.  In the event any such consent or approval is not obtained prior to the Sporting Transfer Time, (i) ATK, on the one hand, and Sporting, on the other, shall cooperate with one another in attempting to obtain any such consent or approval following the Sporting Transfer Time, (ii) to the extent practicable, ATK, on the one hand, and Sporting, on the other, shall cooperate with one another in structuring and documenting any lawful and reasonable alternative arrangements (such as a license, sublease or operating agreement) until such time as such consent or approval has been obtained, that results in ATK (or an ATK Subsidiary) or Sporting (or a Sporting Subsidiary), as applicable, receiving all the benefits and bearing all the costs, Liabilities and burdens with respect to any such Restricted Asset and (iii) notwithstanding anything to the contrary in this Agreement or any other Transaction Document, unless and until any such consent or approval with respect to any Restricted Asset is obtained, such Restricted Asset shall not constitute a Sporting Asset and any associated Liability shall not constitute a Sporting Liability for any purpose under this Agreement or any other Transaction Document, and the failure of any such consent or approval to be obtained or the failure of any such Restricted Asset to constitute a Sporting Asset or any circumstances resulting therefrom shall not, individually or in the aggregate, constitute a breach by ATK or Sporting of any representation, warranty, covenant or agreement or a failure of any condition under this Agreement. On the Closing Date, ATK shall use reasonable efforts to deliver to Orbital (for information purposes only) a schedule setting forth all material Restricted Assets existing as of the Closing Date. To the extent there are any third party Contracts in effect as of the Closing Date with benefits and/or obligations accruing to both the ATK Business and the Sporting Business (other than Contracts primarily related to corporate level services that ATK will be providing to Sporting under the Transition Services Agreement), ATK and Sporting agree, to the extent reasonably requested by the other party, to cooperate in good faith from and after the Closing Date to seek to divide or otherwise amend any such applicable Contract in a manner that would allow the party that is not party to such shared Contract to continue to obtain the benefits of and have the obligations under such Contract (including by working with the applicable third party or third parties to such Contracts to accomplish the foregoing), it being understood that the foregoing obligations shall not require any party to incur any Liability other than the Liabilities it currently has under the shared Contract (or its reasonable allocation of Liabilities) or incur any expense in connection therewith that it would not be required to incur under such shared Contract or to take any other action if such action would reasonably be expected to harm or prejudice such party in any material respect.

                                 SECTION 1.05.      Misallocated Transfers.  In the event that, at any time or from time to time after the Sporting Transfer Time, any party hereto (or any of its Subsidiaries) shall receive or otherwise possess any asset, property, claim or right or be liable for any Liability that is allocated to any other party (or any of its Subsidiaries) pursuant to this Agreement or any other Transaction Document, such party shall promptly transfer or assign, or cause to be transferred or assigned, such asset, property, claim, right or Liability to the party (or its applicable Subsidiary) so entitled thereto, and the relevant party will cause such entitled party (or its applicable Subsidiary) to accept such asset, property, claim or right or assume such Liability.  Prior to any such transfer, the parties shall comply, to the extent applicable, with Section 1.04.

                                 SECTION 1.06.      Termination of Intercompany Contracts.  (a)  Except as set forth in Section 1.06(b), in furtherance of the releases and other provisions of Section 11.01, Sporting and each Sporting Subsidiary, on the one hand, and ATK and each ATK Subsidiary, on the other hand, shall, on or prior to the Distribution Date, terminate any and all Contracts between or among Sporting or any Sporting Subsidiary, on the one hand, and ATK or any ATK Subsidiary, on the other hand (including the Intercompany Contracts).  No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date, and all parties shall be released from all Liabilities thereunder.  Each of the parties hereto shall, at the reasonable request of any other party hereto, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

 (b)      The provisions of Section 1.06(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):  (i) this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into by any of the parties hereto or any of their respective Subsidiaries), (ii) any Contract listed or described in Section 1.06(b) of the ATK Disclosure Letter, (iii) any Contract to which any Person other than ATK and Sporting and their respective wholly-owned Subsidiaries is a party and (iv) any other Contract that this Agreement or any other Transaction Document expressly contemplates will survive the Distribution Date.

                                 SECTION 1.07.      Sporting Transfer Documents.  In furtherance of the contribution, assignment and transfer of assets, properties, claims, rights and Liabilities, in each case as specified in this Article I, at or prior to the Sporting Transfer Time and, with respect to Restricted Assets, at such time after the Sporting Transfer Time as such Restricted Asset can be  assigned or transferred, (a) ATK shall, and shall cause the applicable ATK Subsidiaries to, execute and deliver such bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of conveyance, assignment and transfer (including supplemental transfer Tax forms, if applicable) as and to the extent necessary to evidence the contribution, assignment or transfer of ATK’s or the applicable ATK Subsidiary’s right, title and interest in and to the Sporting Assets to Sporting, (b) Sporting shall, and shall cause the applicable Sporting Subsidiaries to, execute and deliver such bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of conveyance, assignment and transfer (including supplemental transfer Tax forms, if applicable) as and to the extent necessary to evidence the conveyance, assignment or transfer of the applicable Sporting Subsidiary’s right, title and interest in and to the assets, properties, claims and rights set forth in Section 1.01(a) of the ATK Disclosure Letter to ATK, (c) Sporting shall execute and deliver such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Sporting of the Sporting Liabilities and (d) ATK shall execute and deliver such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by ATK of the Liabilities set forth in Section 1.01(a) of the ATK Disclosure Letter (the documents contemplated by clauses (a), (b), (c) and (d), collectively, the “Sporting Transfer Documents”).  ATK and Sporting shall provide Orbital a reasonable opportunity to review and comment on all instruments to be executed and delivered pursuant to this Section 1.07 prior to the execution thereof. Unless otherwise agreed to between the parties hereto, the Sporting Transfer Documents shall not provide for any additional representations and warranties other than as expressly set forth in this Agreement. To the extent of any conflict between the provisions of the Sporting Transfer Documents and this Agreement, this Agreement shall control.

                                 SECTION 1.08.      Disclaimer.  All of the Sporting Assets and the Sporting Liabilities, as well as all of the assets, properties, claims, rights and Liabilities set forth in Section 1.01(a) of the ATK Disclosure Letter, will be transferred or assumed on an “as is, where is” basis and all express or implied warranties as to merchantability, fitness for a particular purpose or otherwise are hereby expressly disclaimed.

                                 SECTION 1.09.      Identification of Sporting Employees; Pre-Distribution Employment Transfers.  (a)  At or prior to the Sporting Transfer Time, (i) ATK shall, and shall cause Sporting or the appropriate Sporting Subsidiary to, transfer to Sporting or the appropriate Sporting Subsidiary the employment of, including by causing Sporting or the appropriate Sporting Subsidiary to offer employment to, the individuals employed by ATK or an ATK Subsidiary who are listed on Section 1.09(a)(i) of the ATK Disclosure Letter, (ii) ATK may, and may cause Sporting or the appropriate Sporting Subsidiary to, in consultation with Orbital, transfer to Sporting or the appropriate Sporting Subsidiary the employment of, including by causing Sporting or the appropriate Sporting Subsidiary to offer employment to, the individuals employed by ATK or an ATK Subsidiary who are listed on Section 1.09(a)(ii) of the ATK Disclosure Letter, which list may be amended after the date hereof upon written approval of Orbital and ATK, and (iii) ATK may, and may cause Sporting or the appropriate Sporting Subsidiary to, transfer to ATK or the appropriate ATK Subsidiary the employment of, including by offering or causing the appropriate ATK Subsidiary to offer employment to, the individuals employed by Sporting or a Sporting Subsidiary who are listed on Section 1.09(a)(iii) of the ATK Disclosure Letter, which list may be amended after the date hereof upon written approval of Orbital and ATK.

 (b)      For purposes of this Agreement:

 (i)       “ATK Shared Services Employee” means an ATK Employee who performs services for both the ATK Business and the Sporting Business.

 (ii)      “Continuing Sporting Employee” means (A) each Sporting Employee who, immediately following the Distribution, is employed by Sporting or any Sporting Subsidiary and (B) each ATK Shared Services Employee who, following the Distribution but prior to the expiration of the Transition Period, experiences a Transition Period Employment Transfer and is employed by Sporting or any Sporting Subsidiary as of such transfer in accordance with Section 1.10; provided that the individuals described in this clause (B) shall not be treated as “Continuing Sporting Employees” until the date of their respective transfers to Sporting or a Sporting Subsidiary.

 (iii)     “Sporting Employee” means (A) each individual who is employed by Sporting or any Sporting Subsidiary as of immediately prior to the Sporting Transfer Time, (B) each individual who is listed on Section 1.09(a)(i) of the ATK Disclosure Letter and (C) each individual who is listed on Section 1.09(a)(ii) of the ATK Disclosure Letter whose employment is transferred to Sporting or any Sporting Subsidiary at or prior to the Sporting Transfer Time.

                                 SECTION 1.10.      Post-Distribution Employment Transfers.  (a)  The parties hereto recognize that, notwithstanding anything to the contrary in Section 8.23 of this Agreement, during the Transition Period, the parties hereto may determine it to be in their mutual best interests to transfer an individual classified as an ATK Shared Services Employee to Sporting or any Sporting Subsidiary (such agreed upon transfer of employment, a “Transition Period Employment Transfer”).  With the express written consent of ATK’s and Sporting’s head of human resources (or such individual’s delegate), such ATK Shared Services Employee’s employment will be terminated by ATK or any ATK Subsidiary, and such individual will be immediately offered employment by Sporting or any Sporting Subsidiary (such terminations and offers of employment are referred to in this Section 1.10(a) as “transfers”).

 (b)      ATK Shared Services Employees who experience a Transition Period Employment Transfer and who accept the offer of employment by Sporting or any Sporting Subsidiary shall be treated as ATK Employees for all purposes hereof during their time as employees of ATK and any ATK Subsidiary until their actual transfer to Sporting or any Sporting Subsidiary, upon and following which such employees shall be deemed Continuing Sporting Employees and shall be treated as Continuing Sporting Employees for all purposes hereof.

 (c)      Without limiting the generality of the foregoing, each ATK Shared Services Employee who experiences a Transition Period Employment Transfer and who accepts the offer of employment by Sporting or any Sporting Subsidiary shall be deemed for all purposes to have been continuously employed by Sporting or the applicable Sporting Subsidiary for all prior periods of time that such individual was employed by

ATK or any ATK Subsidiary, except to the extent such deemed service would result in a duplication of benefits for the same period of service.

                                 SECTION 1.11.      Treatment of Post-Closing Payments.  For all Tax purposes, the parties hereto shall treat all payments made after the Closing (i) by Sporting or any Sporting Subsidiary to ATK or any ATK Subsidiary as a distribution, immediately before the Distribution, from Sporting to ATK that reduces ATK’s adjusted tax basis in the Sporting Common Stock immediately before the Distribution and (ii) by ATK or any ATK Subsidiary as a contribution, immediately before the Distribution, from ATK to Sporting that increases ATK’s adjusted tax basis in the Sporting Common Stock immediately before the Distribution, in each case of clauses (i) and (ii) except as otherwise required by applicable Law or a Determination.  For the avoidance of doubt, the payments described in this Section do not include payments made pursuant to the Supply Agreement or the Transition Services Agreement.

ARTICLE II

The Distribution

                                 SECTION 2.01.      Record Date and Distribution Date.  The Board of Directors of ATK, in accordance with applicable Law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution, and all Sporting Common Stock held by ATK on the Distribution Date shall be distributed as provided in Section 2.02.

                                 SECTION 2.02.      The Distribution.  (a)  ATK shall appoint the transfer agent for the ATK Common Stock (or an Affiliate of such transfer agent) or another bank or trust company reasonably approved by Orbital to act as agent in connection with the Distribution as provided in this Section 2.02 and as agent for the issuance of ATK Common Stock in the Merger as contemplated by Article IV (the “Agent”).

 (b)      On the terms and subject to the conditions set forth in this Agreement, (i) on or prior to the Distribution Date, ATK shall irrevocably deliver to the Agent, for the benefit of the Eligible Holders, certificates representing (or authorize the related book-entry transfer, for the benefit of the Eligible Holders, of) all the Sporting Common Stock outstanding as of the Distribution Date and (ii) on the Distribution Date, ATK shall instruct the Agent to (A) distribute to each Eligible Holder (or such Eligible Holder’s bank, brokerage firm or other nominee on such Eligible Holder’s behalf) electronically, by direct registration in book-entry form, the number of whole shares of Sporting Common Stock (it being understood, for the avoidance of doubt, that Eligible Holders of ATK Restricted Shares shall only receive Sporting Restricted Shares as provided under Section 8.27(a)(ii)) to which such Eligible Holder is entitled based upon the total number of shares of Sporting Common Stock held by ATK on the Distribution Date divided by the sum of (X) the total number of shares of ATK Common Stock outstanding on the Record Date and (Y) the total number of ATK Benefit Plan Shares, if any, that are issued by ATK after the Record Date and prior to the Distribution Date (the “Distribution Ratio”) and (B) receive and hold for and on behalf of each Eligible Holder the number of fractional shares of Sporting Common Stock to which such Eligible Holder is entitled based upon the Distribution Ratio.

 (c)      The Agent and ATK shall, as soon as practicable after the Distribution Date, (i) determine the number of whole shares and fractional shares of Sporting Common Stock that each Eligible Holder is entitled to receive in the Distribution, (ii) aggregate all such fractional shares of all Eligible Holders into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of Eligible Holders to whom fractional share interests otherwise would have been distributed in the Distribution and (iii) distribute to each such Eligible Holder, or for the benefit of each beneficial owner who otherwise would have been entitled to receive fractional shares, such Eligible Holder’s or beneficial owner’s ratable share of the net proceeds of such sales, based upon the average gross selling price per share of Sporting Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law as contemplated by Section 4.04 and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such shares, the selling price of such shares and the broker-dealer to which such shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of ATK, Orbital or Sporting. No interest will accrue on the proceeds from the sale of such shares.

                                 SECTION 2.03.     Timing of the Distribution.  (a)  Subject to Sections 2.03(b), 2.03(c) and 2.03(d) and to ATK’s ability to legally declare and pay the dividend represented by the Distribution at such time under the DGCL, ATK shall consummate the Sporting Transfers and the Distribution as promptly as reasonably practicable after satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of all the conditions set forth in Sections 9.01 and 9.02 (other than conditions that by their nature are to be satisfied as of the Closing Date and shall in fact be satisfied at such time). For the avoidance of doubt, it is understood and agreed that the satisfaction of the conditions set forth in Section 9.04 shall not be a condition to ATK’s obligation to consummate the Sporting Transfers and the Distribution.

 (b)      ATK may, in its sole discretion, consummate the Sporting Transfers prior to the satisfaction of the conditions set forth in Article IX.

 (c)      At any time following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 9.01 (other than conditions that by their nature are to be satisfied as of the Closing Date), ATK shall have the right to deliver to Orbital a written notice executed by ATK, Sporting and Merger Sub (the “ATK Closing Confirmation”) pursuant to which, subject to the following sentence, each of ATK, Sporting and Merger Sub (to the extent such conditions, obligations and waivers are applicable to such party) (i) confirms that each of the conditions to its obligations to effect the Sporting Transfers, the Distribution and the Merger set forth in Section 9.01 (other than conditions that by their nature are to be satisfied as of the Closing Date) has been satisfied (or, to the extent permitted by Law, waived by ATK, Sporting and Merger Sub), (ii) confirms that, to the knowledge of ATK, as of the date of the ATK Closing Confirmation, the conditions to its obligations to effect the Sporting Transfers, the Distribution and the Merger set forth in Section 9.02(a)(i) would be satisfied if the Closing Date occurred on such date, (iii) irrevocably waives each of the conditions to its obligations to effect the Sporting Transfers, the Distribution and the Merger set forth in Sections 9.02(a)(ii), 9.02(b) (other than such obligations that by their nature are to be performed after the Distribution Date), 9.02(d) and 9.02(e), (iv) delivers executed copies of the certificates contemplated by Section 9.03(c) to be held in escrow pending receipt of the Orbital Closing Confirmation and (v) requests that Orbital (A) confirm that each of the conditions to its obligations to effect the Merger set forth in Section 9.01 (other than conditions that by their nature are to be satisfied as of the Closing Date) has been satisfied (or, to the extent permitted by Law, waived by Orbital), (B) confirm that, to the knowledge of Orbital, as of the date of the Orbital Closing Confirmation, the conditions to its obligations to effect the Merger set forth in Section 9.03(a)(i) would be satisfied if the Closing Date occurred on such date, (C) irrevocably waive each of the conditions to its obligations to effect the Merger set forth in Sections 9.03(a)(ii), 9.03(b) (other than such obligations that by their nature are to be performed after the Distribution Date), 9.03(d) and 9.03(e) and (D) deliver an executed copy of the certificate contemplated by Section 9.02(c).  The confirmations and waivers of ATK, Sporting and Merger Sub contained in the ATK Closing Confirmation shall become effective, and executed copies of the certificates contemplated by Section 9.03(c) shall be released from escrow, only upon Orbital’s delivery to ATK of a written notice executed by Orbital (the “Orbital Closing Confirmation”) containing the confirmations, waivers and executed certificate from Orbital requested in the ATK Closing Confirmation. ATK shall be entitled to delay the consummation of the Sporting Transfers and the Distribution until such time as Orbital has delivered the Orbital Closing Confirmation to ATK.  If Orbital delivers an Orbital Closing Confirmation, then subject to Section 2.03(d), ATK shall consummate the Sporting Transfers and the Distribution as promptly as reasonably practicable after its receipt of the Orbital Closing Confirmation, but, subject to ATK’s rights under Section 2.03(d), in no event later than five Business Days of receipt of such confirmation.

 (d)      ATK shall be entitled to delay the Distribution Date until the later to occur (i) 10 days after the date on which the Distribution would otherwise occur pursuant to Sections 2.03(a) and 2.03(c) to the extent necessary to comply with any NYSE rules relating to notices of record dates and dividends and (ii) the date on which the proceeds of the New Sporting Debt Financing are available in full as contemplated by the proviso set forth in Section 3.02; provided that if ATK delays the Distribution Date pursuant to clause (i) or (ii) of this Section 2.03(d) by more than 10 days, then any ATK Closing Confirmation or Orbital Closing Confirmation given prior to the date thereof shall become null and void (it being understood that ATK shall have the right to follow the procedures set forth in Section 2.03(c) and issue a new ATK Closing Confirmation at a later date).

                                 SECTION 2.04.      The Sporting Dividend.  Prior to or immediately following the consummation of the Distribution, Sporting shall incur the New Sporting Debt Financing and pay the Sporting Dividend Amount to ATK in the form of the cash dividend declared by Sporting prior to the consummation of the Distribution. ATK shall use the entirety of the Sporting Dividend Amount received pursuant to this Section 2.04 to promptly repurchase, redeem, retire or otherwise extinguish existing Indebtedness of ATK and the ATK Subsidiaries.

ARTICLE III

The Merger

                                 SECTION 3.01.      The Merger.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Orbital.  As a result of the Merger, at the Effective Time, the separate corporate existence of Merger Sub shall cease and Orbital shall continue as the surviving corporation in the Merger.  Orbital, as the surviving corporation following the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation”.

                                 SECTION 3.02.      Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article IX; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article IX, if the proceeds of the New Sporting Debt Financing are not then available in full pursuant to the Sporting Commitment Letter or any replacement thereof (or if definitive agreements have been entered into with respect to the New Sporting Debt Financing, pursuant to such definitive agreements) on the date that would otherwise be the Closing Date, ATK and Orbital shall not be required to effect the Closing until such date on which the proceeds of the New Sporting Debt Financing are available in full pursuant to the Sporting Commitment Letter or any replacement thereof (or if definitive agreements have been entered into with respect to the New Sporting Debt Financing, pursuant to such definitive agreements).  Notwithstanding the foregoing, the Closing may be consummated at such other place, time or date as shall be agreed in writing between ATK and Orbital. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

                                 SECTION 3.03.      Effective Time.  On the Closing Date, ATK, Merger Sub and Orbital shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as ATK and Orbital shall agree and specify in the Certificate of Merger in accordance with the DGCL.  The time the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

                                 SECTION 3.04.      Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

                                 SECTION 3.05.      Certificate of Incorporation and Bylaws.  The certificate of incorporation of Orbital, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time so as to read in its entirety in the form attached hereto as Exhibit A, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  The bylaws of Orbital, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time so as to read in its entirety in the form attached hereto as Exhibit B, and as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. Each of ATK, Merger Sub and Orbital shall take all action necessary to carry out the actions contemplated by this Section 3.05.

                                 SECTION 3.06.      Directors and Officers of the Surviving Corporation.  The directors of the Surviving Corporation immediately following the Effective Time shall be the individuals set forth on Schedule 3.06, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of Orbital immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.  Each of ATK, Merger Sub and Orbital shall take all action necessary to implement the provisions of this Section 3.06.

ARTICLE IV

Conversion of Shares; Exchange of Certificates

                                 SECTION 4.01.      Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of ATK, Orbital, Merger Sub or the holder of any Orbital Common Stock or any shares of capital stock of Merger Sub:

 (a)     each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

 (b)     each share of common stock, par value $0.01 per share, of Orbital (“Orbital Common Stock”) that is owned by Orbital as treasury stock and each share of Orbital Common Stock that is owned by ATK or Merger Sub (in each case, if any) immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

 (c)     subject to Section 4.02, each share of Orbital Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled in accordance with Section 4.01(b)) shall be converted into the right to receive that number of fully paid and non-assessable shares of ATK Common Stock equal to the Merger Exchange Ratio (the “Merger

Consideration”).  All such shares of Orbital Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or evidence of shares in book-entry form that, in each case, immediately prior to the Effective Time represented any such shares of Orbital Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of ATK Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate (or evidence of shares of Orbital Common Stock held in book-entry form) in accordance with Section 4.02, without interest.  For purposes of this Agreement, “ATK Common Stock” means the common stock, par value $0.01 per share, of ATK.  As provided in Section 4.04, the right of the holders of the shares of Orbital Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

                                 SECTION 4.02.      Distribution of Merger Consideration.  (a)  Deposit of ATK Common Stock.  At or prior to the Effective Time, ATK shall deposit, or shall cause to be deposited, with the Agent, for the benefit of the holders of the shares of Orbital Common Stock, for exchange in accordance with this Article IV through the Agent, certificates or evidence of shares in book-entry form representing the shares of ATK Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 4.02(f).  All such ATK Common Stock and cash deposited with the Agent for purposes of paying the Merger Consideration pursuant to this Article IV is hereinafter referred to as the “Merger Exchange Fund”.  ATK shall instruct the Agent to keep the Merger Exchange Fund segregated from the Sporting Common Stock deposited with the Agent in connection with the Distribution.

 (b)      Letter of Transmittal.  As promptly as practicable after the Effective Time, ATK shall cause the Agent to mail to each holder of record of Orbital Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (or shares of Orbital Common Stock held in book-entry form) shall pass, only upon delivery of the Certificates (or shares of Orbital Common Stock held in book-entry form) to the Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as ATK may reasonably specify), together with instructions thereto. Prior to causing the Agent to mail the Letter of Transmittal, ATK shall give Orbital and its counsel a reasonable opportunity to review and comment on such document and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Orbital and its counsel.

 (c)      Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Orbital Common Stock represented by a Certificate, the surrender of such Certificate for cancelation to the Agent, or (ii) in the case of shares of Orbital Common Stock held in book-entry form, the receipt of an “agent’s message” by the Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Agent, the holder of such shares of Orbital Common Stock shall be entitled to receive in exchange therefor (i) the Merger Consideration which the holder of such shares of Orbital Common Stock has the right to receive pursuant to Section 4.01 and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 4.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 4.02(d).  In the event of a transfer of ownership of Orbital Common Stock which is not registered in the transfer records of Orbital, a certificate representing the proper number of shares of ATK Common Stock pursuant to Section 4.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 4.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 4.02(d) may be issued to a transferee if the Certificate representing such Orbital Common Stock (or, if such Orbital Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 4.02(c), each share of Orbital Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Orbital Common Stock were entitled to receive in respect of such shares pursuant to Section 4.01 (and cash in lieu of fractional shares pursuant to Section 4.02(f) and in respect of any dividends or other distributions pursuant to Section 4.02(d)).  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Orbital Common Stock held in book-entry form).

 (d)      Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to ATK Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Orbital Common Stock held in book-entry form) with respect to the shares of ATK Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.02(f), until the surrender of such Certificate (or shares of Orbital Common Stock held in book-entry form) in accordance with this Article IV.  Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Orbital Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of ATK Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of ATK Common Stock to which such holder is entitled pursuant to Section 4.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ATK Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of ATK Common Stock.

 (e)      No Further Ownership Rights in Orbital Common Stock.  The shares of ATK Common Stock issued and cash paid in accordance with the terms of this Article IV upon conversion of any shares of Orbital Common Stock (including any cash paid pursuant to subsection (f) of this Section 4.02) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Orbital Common Stock.  From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Orbital Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Orbital Common Stock (or shares of Orbital Common Stock held in book-entry form) are presented to ATK or the Agent for any reason, they shall be canceled and exchanged as provided in this Article IV.

 (f)       No Fractional Shares.  No certificates or scrip representing fractional shares of ATK Common Stock shall be issued upon the conversion of Orbital Common Stock pursuant to Section 4.01.  Notwithstanding any other provision of this Agreement, each holder of shares of Orbital Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of ATK Common Stock (after taking into account all shares of Orbital Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of ATK Common Stock on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by ATK and Orbital) on the last complete trading day prior to the date of the Effective Time.

 (g)      Termination of Merger Exchange Fund.  Any portion of the Merger Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Orbital Common Stock for 180 days after the Effective Time shall be delivered to ATK, upon demand, and any holder of Orbital Common Stock who has not theretofore complied with this Article IV shall thereafter look only to ATK for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article IV, in each case without any interest thereon.

 (h)      No Liability.  None of Orbital, ATK, Merger Sub, Sporting or the Agent shall be liable to any Person in respect of any portion of the Merger Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any portion of the Merger Exchange Fund which remains undistributed to the holders of Certificates (or shares of Orbital Common Stock held in book-entry form) for two years after the Effective Time (or immediately prior to such earlier date on which the Merger Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of ATK, free and clear of all claims or interest of any Person previously entitled thereto.

 (i)       Investment of Merger Exchange Fund.  The Agent shall invest any cash in the Merger Exchange Fund as directed by ATK.  Any interest and other income resulting from such investments shall be paid to ATK.

 (j)       Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by ATK, the posting by such Person of a bond, in such reasonable and customary amount as ATK may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

                                 SECTION 4.03.      Adjustments to Orbital Equity Awards Relating to the Merger.  (a)  As soon as practicable following the date hereof, the Board of Directors of ATK (or, if appropriate, any committee administering the ATK Stock Plans) and the Board of Directors of Orbital (or, if appropriate, any committee administering the Orbital Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

 (i)       adjust the terms of all outstanding Orbital Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Orbital Option outstanding immediately prior to the Effective Time shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Orbital Option immediately prior to the Effective Time, the number of shares of ATK Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Orbital Common Stock subject to such Orbital Option immediately prior to the Effective Time by the Merger Exchange Ratio, at an exercise price per share of ATK Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Orbital Common Stock of such Orbital Option divided by (B) the Merger Exchange Ratio (a “Converted Stock Option”); and

 (ii)      adjust the terms of all outstanding Orbital RSUs as necessary to provide that, at the Effective Time, each Orbital RSU outstanding immediately prior to the Effective Time shall be converted into a restricted stock unit award, on the same terms and conditions as were applicable under such Orbital RSU immediately prior to the Effective Time, with respect to a number of shares of ATK Common Stock determined by multiplying the number of shares of Orbital Common Stock subject to such Orbital RSU immediately prior to the Effective Time by the Merger Exchange Ratio, rounded down to the nearest whole share (a “Converted RSU”).

The adjustments provided in this Section 4.03(a) with respect to Orbital Options, whether or not such Orbital Options are “incentive stock options” (as defined in Code Section 422), are intended to be effected in a manner that is consistent with Code Section 424(a) and Code Section 409A.

 (b)      At the Effective Time, ATK shall assume all the obligations of Orbital under the Orbital Stock Plans, each outstanding Converted Option and Converted RSU and the agreements evidencing the grants thereof.

 (c)      ATK shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ATK Common Stock for delivery upon exercise or settlement of the Converted Stock Options and Converted RSUs in accordance with this Section 4.03(c).  As soon as reasonably practicable after the Distribution, ATK shall file a registration statement on Form S-8 (or any successor or, to the extent applicable, other appropriate form) with respect to the ATK Common Stock subject to Converted Stock Options and Converted RSUs and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Stock Options and Converted RSUs remain outstanding.

 (d)      The Board of Directors of Orbital (or if appropriate, any committee administering the Orbital Employee Stock Purchase Plan) shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Orbital Employee Stock Purchase Plan:  (A) participants in the Orbital Employee Stock Purchase Plan (“ESPP Participants”) may not increase their payroll deductions under the Orbital Employee Stock Purchase Plan from those in effect on the date of this Agreement; (B) no new ESPP Participants may commence participation in the Orbital Employee Stock Purchase Plan following the date of this Agreement; (C) all participation in and purchases under the Orbital Employee Stock Purchase Plan shall be suspended effective as of June 30, 2014 (the “ESPP Suspension Date”), such that the offering period in effect as of the date of this Agreement will be the final offering period under the Orbital Employee Stock Purchase Plan until otherwise determined by ATK after the Effective Time; and (D) with respect to any offering period under the Orbital Employee Stock Purchase Plan in effect as of the date of the Agreement, Orbital shall ensure that such offering period ends at the ESPP Suspension Date and that each ESPP Participant’s accumulated contributions for such offering period are applied to the purchase of Orbital Common Stock in accordance with the terms of the Orbital Employee Stock Purchase Plan unless the ESPP Participant has previously withdrawn from such offering period in accordance with the terms of the Orbital Employee Stock Purchase Plan.  Any cash remaining in the Orbital Employee Stock Purchase Plan after purchases occurring on the ESPP Suspension Date shall be refunded to ESPP Participants promptly following the ESPP Suspension Date.

                                 SECTION 4.04.      Withholding Rights.  Each of ATK, Orbital and the Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law.  Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE V

Representations and Warranties of Orbital

 Orbital represents and warrants to ATK, Merger Sub and Sporting that, except as disclosed (i) in the manner contemplated in Section 12.04(b), in the letter, dated as of the date of this Agreement, from Orbital to ATK (the “Orbital Disclosure Letter”) or (ii) in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Orbital and publicly available prior to the date of this Agreement, other than disclosures in the “Risk Factors” sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact:

                                 SECTION 5.01.      Organization, Standing and Power.  (a)  Orbital is duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Orbital has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted.  Orbital has made available to ATK true and complete copies of its certificate of incorporation and bylaws, in each case as amended through, and in full force and effect as of, the date of this Agreement.

 (b)      Each Subsidiary of Orbital is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized, except for any failure to be duly organized, validly existing and in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.  Each Subsidiary of Orbital has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except for any failure to have such power and authority that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.  Orbital has made available to ATK true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of each Subsidiary of Orbital, in each case as amended through, and in full force and effect as of, the date of this Agreement.

 (c)       Each of Orbital and each of its Subsidiaries is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

                                 SECTION 5.02.      Subsidiaries of Orbital; Equity Interests.  (a)  Section 5.02(a) of the Orbital Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each Subsidiary of Orbital and its jurisdiction of organization.  All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Orbital have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the jurisdiction in which it is organized, its certificate of incorporation or bylaws or comparable organizational documents or any Orbital Material Contract, and are owned by Orbital or one of its Subsidiaries, free and clear of all Liens.

 (b)      Except for its interests in its Subsidiaries set forth on Section 5.02(a) of the Orbital Disclosure Letter, as of the date of this Agreement, Orbital does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

                                 SECTION 5.03.      Capital Structure of Orbital.  As of the date of this Agreement, the authorized capital stock of Orbital consists of 200,000,000 shares of Orbital Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Orbital Preferred Stock”).  As of the close of business on April 24, 2014 (the “Capitalization Date”), (i) 60,568,206 shares of Orbital Common Stock were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by Orbital, (ii) no shares of Orbital Common Stock were held by Orbital in its treasury, (iii) 2,426,972 shares of Orbital Common Stock were reserved and available for issuance pursuant to Orbital Stock Plans, of which (A) 70,000 shares were issuable upon exercise of outstanding Orbital Options and (B) 951,538 shares were issuable upon vesting of outstanding Orbital RSUs, (iv) 305,703 shares of Orbital Common Stock were reserved and available for issuance pursuant to the Orbital Employee Stock Purchase Plan, (v) no shares of Orbital Preferred Stock were issued and outstanding and (vi) no shares of Orbital Preferred Stock were held by Orbital in its treasury.  All outstanding shares of Orbital Common Stock are, and all such shares which may be issued prior to the Effective Time in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or bylaws of Orbital or any Orbital Material Contract.  There are no bonds, debentures, notes or other indebtedness of Orbital having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Orbital Common Stock may vote (“Voting Orbital Debt”).  Except as set forth above, as of the Capitalization Date, (i) there were no shares of capital stock of, or other equity or voting interests in, Orbital issued, reserved for issuance or outstanding and (ii) there were no options, rights, warrants, convertible or exchangeable securities, “phantom” stock or other equity rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which Orbital or any of its Subsidiaries was a party or by which any of their respective properties or assets was bound (A) obligating Orbital or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interests in, Orbital or any of its Subsidiaries or any Voting Orbital Debt, (B) obligating Orbital or any of its Subsidiaries to issue, grant, extend or enter into any such option, right, warrant, security, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Orbital Common Stock or the holders of the capital stock of any Subsidiary of Orbital (the items in clauses (i) and (ii), collectively, “Orbital Securities”).  From the Capitalization Date through the date of this Agreement, neither Orbital nor any of its Subsidiaries has issued any Orbital Securities, other than pursuant to Orbital Options, Orbital RSUs or rights to purchase Orbital Common Stock under the Orbital Employee Stock Purchase Plan, in each case, that were outstanding as of the Capitalization Date.  There are not any outstanding Contracts of any kind that obligate Orbital or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Orbital Securities.

                                 SECTION 5.04.      Authority; Execution and Delivery; Enforceability.  (a)  Orbital has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Merger Transactions.  The execution and delivery by Orbital of each Transaction Document to which it is or is contemplated to be a party and the consummation by Orbital of the Merger Transactions have been duly authorized by the Board of Directors of Orbital, and except for the Orbital Stockholder Approval, no other corporate proceedings on the part of Orbital are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Merger Transactions.  Orbital has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Orbital in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).  Upon the execution and delivery by Orbital of each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

 (b)      In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Orbital has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to and in the best interests of Orbital and its stockholders, (ii) approved and declared advisable this Agreement, each other Transaction Document to which Orbital is or is contemplated to be a party and the Merger Transactions, (iii) resolved, subject to Section 8.14(d), to recommend adoption of this Agreement to the holders of Orbital Common Stock and (iv) directed that this Agreement be submitted to the holders of Orbital Common Stock for their adoption, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

 (c)      The only vote or consent of holders of any class or series of capital stock of Orbital necessary to approve this Agreement and the Merger Transactions is the affirmative vote of holders of a majority of the outstanding shares of Orbital Common Stock entitled to vote thereon at the Orbital Stockholders’ Meeting or any adjournment, postponement or recess thereof (the “Orbital Stockholder Approval”).

 (d)      Orbital is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Board of Directors of Orbital has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other Merger Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to Orbital enacted under the Law of the State of Delaware or under the Law of any other jurisdiction applies to this Agreement, the Merger or the other Merger Transactions.

 (e)      The Board of Directors of Orbital (or if appropriate, any committee administering the Orbital Stock Plans) has adopted, or will adopt prior to the consummation of the Merger Transactions, such resolutions or taken such other actions as may be required to ensure that, except as explicitly set forth in this Agreement or as set forth in agreements in existence on the date hereof and set forth on Section 5.04(e) of the Orbital Disclosure Letter, no Orbital equity awards will become vested or exercisable as a result of the consummation of the Merger Transactions.

                                 SECTION 5.05.      No Conflicts; Governmental Approvals.  (a)  The execution and delivery by Orbital of each Transaction Document to which it is a party does not, the execution and delivery by Orbital of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Merger Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Orbital or any of its Subsidiaries under, any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of Orbital or any of its Subsidiaries, (ii) any Contract to which Orbital or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings, consents and other matters referred to in Section 5.05(b), any Judgment or Law applicable to Orbital or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

 (b)      No Governmental Approval is required to be obtained or made by or with respect to Orbital or any of its Subsidiaries in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Merger Transactions, other than (i) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth in Section 5.05(b)(i) of the Orbital Disclosure Letter, (ii) the filing with the SEC of the Joint Proxy Statement in definitive form, the filing with the SEC, and declaration of effectiveness under the Securities Act, of the ATK Form S-4, and compliance with and such other filings under the Securities Act and the Exchange Act as may be required in connection with the Merger Transactions, (iii) the filing of the Certificate of Merger and any other filings or recordings required under the DGCL in connection with the Merger with the Secretary of State of the State of Delaware, (iv) compliance by Orbital with the rules and regulations of the NYSE, (v) compliance with and filings and approvals under any applicable international, Federal or state securities or “blue sky” Laws and (vi) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

                                 SECTION 5.06.      SEC Documents; Undisclosed Liabilities.  (a)  Orbital has filed all reports, schedules, forms, statements and other documents required to be filed by Orbital with the SEC since January 1, 2011 pursuant to the Securities Act or the Exchange Act (collectively, the “Orbital SEC Documents”).  As of its respective effective date (in the case of any Orbital SEC Document that is a registration statement filed pursuant to the Securities Act) and as of its respective filing date (in the case of any other Orbital SEC Document), each Orbital SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Orbital SEC Documents as of such respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, Orbital makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of ATK or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Joint Proxy Statement or, if applicable, any other filing contemplated by Section 8.01.  As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Orbital SEC Documents.

 (b)      The audited consolidated financial statements and unaudited consolidated interim financial statements of Orbital included or incorporated by reference in the Orbital SEC Documents (collectively, the “Orbital Financial Statements”) (i) were derived from the books of account and other financial records of Orbital and its Subsidiaries, (ii) present fairly in all material respects the financial position of Orbital and its consolidated Subsidiaries and the consolidated results of their operations and changes in cash flows as of the dates thereof and for the periods covered thereby (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material), (iii) were prepared in accordance with GAAP, applied in all material respects on a consistent basis during the periods covered (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material) and (iv) meet the requirements of Regulation S-X in all material respects.

 (c)      Except as reflected or reserved against on the most recent consolidated balance sheet of Orbital included in the Orbital Financial Statements filed with the SEC prior to the date of this Agreement (together with the notes thereto, the “Orbital Balance Sheet”), Orbital and its Subsidiaries do not have any Liabilities of any nature other than Liabilities that (i) were incurred after the date of the Orbital Balance Sheet in the ordinary course of business, (ii) are contemplated by or were incurred in connection with this Agreement, the other Transaction Documents or the Merger Transactions or (iii) individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

 (d)      (A) Orbital maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) Orbital has disclosed since January 1, 2011, to Orbital’s auditors and the audit committee of Orbital’s Board of Directors, (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Orbital’s ability to record, process, summarize and report financial information and (2) any fraud, to the knowledge of Orbital, whether or not material, that involves management or other employees who have a significant role in Orbital’s internal control over financial reporting. Orbital has made available to ATK all such disclosures made by management to Orbital’s auditors and audit committee from January 1, 2011 to the date of this Agreement.  Orbital’s principal executive officer and principal financial officer have made, with respect to Orbital’s SEC Documents, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC.  Orbital has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. Neither Orbital nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of Orbital within the meaning of Section 402 of the Sarbanes-Oxley Act.

                                 SECTION 5.07.      Information Supplied.  None of the information supplied or to be supplied by Orbital for inclusion or incorporation by reference in the Joint Proxy Statement or the Registration Statements or any other filing contemplated by Section 8.01 will, at the time each such document is filed with the SEC or any other Governmental Entity, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act (in the case of the Registration Statements) or in the case of the Joint Proxy Statement, at the date of mailing and at the date of the applicable stockholders meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Registration Statements and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act except that no representations or warranty is made by Orbital with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of ATK and its Subsidiaries (including Sporting and the Sporting Subsidiaries) for inclusion or incorporation by reference therein.

                                 SECTION 5.08.      Absence of Certain Changes or Events.  Since the date of the Orbital Balance Sheet through the date of this Agreement, (i) there has not been an Orbital Material Adverse Effect or any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have an Orbital Material Adverse Effect, and (ii) except in connection with this Agreement or the Merger Transactions or as expressly contemplated or permitted by this Agreement or the other Transaction Documents to which Orbital or any of its Subsidiaries is a party, (x) Orbital and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business and (y) neither Orbital nor any of its Subsidiaries has taken any action which if taken after the date hereof would require ATK’s consent pursuant to any of clause (a), clauses (c) through (n) or clauses (q) through (s) of Section 7.01.

                                 SECTION 5.09.      Taxes.  (a)  Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect:

 (i)       all Tax Returns relating to the Orbital Business, Orbital and each of its Subsidiaries required to be filed have been timely filed;

 (ii)      all such Tax Returns are true and complete in all respects;

 (iii)     Orbital and each of its Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld; and

 (iv)     no Liens for Taxes exist and no outstanding claims for Taxes have been asserted in writing against Orbital or any of its Subsidiaries.

 (b)      The Orbital Balance Sheet reflects an adequate reserve in accordance with GAAP for all Taxes payable by Orbital and its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items).

 (c)      No audit or other Action with respect to material Taxes or Tax Returns of Orbital or any of its Subsidiaries is currently in progress, and no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity against Orbital or any of its Subsidiaries that has not been settled, paid or withdrawn.

 (d)      In the five years prior to the date hereof, neither Orbital nor any Subsidiary of Orbital (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return other than with Orbital or one of its Subsidiaries or (ii) has any material Liability for the Taxes of any Person other than Orbital or one of its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

 (e)      Neither Orbital nor any of its Subsidiaries is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than such an agreement or arrangement exclusively between or among Orbital and its Subsidiaries).

 (f)       Within the past two years, neither Orbital nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (other than in connection with the Distribution).

 (g)      Neither Orbital nor any of its Subsidiaries has, to the knowledge of Orbital, “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

 (h)      Neither Orbital nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that prevents, or would reasonably be expected to prevent, the applicable Transactions from qualifying for the applicable Intended Tax Treatment.

 (i)       Except to the extent Sections 5.10, 5.11(c)(i) and 5.15(a)(i)(C) concern Tax matters, this Section 5.09 contains the sole and exclusive representations and warranties of Orbital with respect to Tax matters.

                                 SECTION 5.10.      Employee Benefits Matters.  (a)  Section 5.10(a) of the Orbital Disclosure Letter sets forth, as of the date hereof, a true and complete list of each material Orbital Benefit Plan.  Orbital has made available to ATK true and complete copies of (i) each Orbital Benefit Plan required to be listed in Section 5.10(a) of the Orbital Disclosure Letter (or, in the case of any unwritten Orbital Benefit Plan required to be listed in Section 5.10(a) of the Orbital Disclosure Letter, a description thereof), (ii) the most recent annual report on Form 5500 filed with respect to each such Orbital Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each such Orbital Benefit Plan for which such summary plan description is required, (iv) the most recent actuarial valuation report, if any, for each such Orbital Benefit Plan and (v) all material correspondence with a Governmental Entity relating to such Orbital Benefit Plan since January 1, 2011.

 (b)      The Orbital Benefit Plans have been administered in compliance with their terms and applicable Law, other than any instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

 (c)      Except as would not, individually or in the aggregate, have or reasonably be expected to have an Orbital Material Adverse Effect, (i) no Orbital Benefit Plan that is an “employee welfare benefit plan”, as described in Section 3(1) of ERISA (each, an “Orbital Welfare Plan”), is funded or insured through a “welfare benefits fund”, as such term is defined in Code Section 419(e), (ii) each Orbital Welfare Plan that is a “group health plan”, as such term is defined in Code Section 5000(b)(1), complies with the applicable requirements of Code Section 4980B(f), (iii) each Orbital Welfare Plan (in each case including any such plan covering retirees or other former employees) may be amended or terminated without liability to Orbital and its Subsidiaries, other than for claims incurred prior to the date of such termination, on or at any time after the Effective Time and (iv) no Orbital Welfare Plan provides health or life insurance benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents).

 (d)      Except as would not, individually or in the aggregate, have or reasonably be expected to have an Orbital Material Adverse Effect, each Orbital Benefit Plan that is an “employee pension benefit plan”, as defined in Section 3(2) of ERISA (each, an “Orbital Pension Plan”), and that is intended to be tax qualified has been the subject of determination letters from the IRS with respect to all Tax Law changes with respect to which the IRS has provided a current determination letter to the effect that such Orbital Pension Plans are qualified and exempt from Federal income Taxes under Code Sections 401(a) and 501(a), respectively, and no such determination letter has been revoked nor, to the knowledge of Orbital, has revocation been threatened, nor has any such Orbital Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification or require “security” within the meaning of Section 307 of ERISA.

 (e)      No Orbital Pension Plan had, as of the respective last annual valuation date for each such Orbital Pension Plan, an “unfunded benefit liability”, as such term is defined in Section 4001(a)(18) of ERISA, based on actuarial assumptions that have been made available to ATK, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.  None of the Orbital Pension Plans subject to the minimum funding requirements of Code Section 412 or Section 302 of ERISA or any trust established thereunder has failed to satisfy the “minimum funding standards” (as defined in Section 302 of ERISA or Code Section 412), whether or not waived, as of the last day of the most recently ended fiscal year of such Orbital Pension Plan, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.  None of Orbital or any of its Subsidiaries, or, to the knowledge of Orbital, any Orbital Employee or any trustee, fiduciary or administrator of any Orbital Benefit Plan or trust thereunder, has engaged in a “prohibited transaction”, as such term is defined in Section 406 of ERISA or Code Section 4975, or any other breach of fiduciary responsibility that would reasonably be expected to subject Orbital, any Subsidiary of Orbital or any Orbital Employee to the tax or penalty on prohibited transactions imposed by such Code Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA, except to the extent that any such taxes or penalties, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.  None of such Orbital Benefit Plans and trusts has been terminated, nor has there been any “reportable event”, as such term is defined in Section 4043 of ERISA, with respect to any Orbital Benefit Plan during the last five years, except to the extent that any such reportable events, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

 (f)       The execution and delivery of each Transaction Document to which Orbital or any Subsidiary of Orbital is a party do not, and the consummation of the Merger Transactions and compliance with the terms hereof and thereof will not, either alone or in connection with any other event, (i) entitle any Orbital Employee to severance, termination, change in control or similar pay or benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or trigger any other material obligation pursuant to, any Orbital Benefit Plan or (iii) result in any breach or violation of, or a default under, any Orbital Benefit Plan, in each case, except for any payments or benefits required by applicable Law.

 (g)      No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger Transactions by any director, officer, manager or employee of Orbital or any of its Subsidiaries who is a “disqualified individual”, as such term is defined in Treasury Regulation Section 1.280G-1, under any Orbital Benefit Plan or other compensation arrangement would be characterized as an “excess parachute payment”, as such term is defined in Code Section 280G(b)(1), and no such disqualified individual is entitled to receive any additional payment (including any Tax gross up or other payment) from Orbital, any Subsidiary of Orbital or any other Person in the event that the excise Tax required by Code Section 4999(a) is imposed on such disqualified individual.

                                 SECTION 5.11.      Labor Matters.  (a)  Except as set forth on Section 5.11(a) of the Orbital Disclosure Letter, (i) neither Orbital nor any of its Subsidiaries is party to any collective bargaining agreement or any other Contract with any labor union, organization or works council (each such agreement or Contract, a “CBA”) and no Orbital Employees are represented by any labor union, organization or works council with respect to their employment with Orbital or any of its Subsidiaries.

 (b)      Since January 1, 2011 through the date of this Agreement, (i) there are no labor unions or works councils purporting to represent or attempting to represent any employees employed by Orbital or any of its Subsidiaries, nor to the knowledge of Orbital is there any pending or threatened application for certification of a collective bargaining agent seeking to represent any employees of Orbital or any of its Subsidiaries or any pending union or works council representation election, (ii) to the knowledge of Orbital there has not been nor is there threatened any labor strike, work stoppage, organized slowdown, picketing or concerted refusal to work overtime by, or lockout of, any employees of Orbital or any of its Subsidiaries, or with respect to the Orbital Business, (iii) Orbital has not received written notice or threat of, and there are not pending to the knowledge of Orbital, any unfair labor practice charges against the Orbital Business before the National Labor Relations Board or any similar state, local or foreign governmental entity, and (iv) Orbital has not received written notice or threat of, and, to the knowledge of Orbital, there are not pending, any suits, actions or other proceedings in connection with the Orbital Business alleging violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee before the Equal Employment Opportunity Commission or any similar state, local or foreign governmental entity responsible for the prevention of unlawful employment practices, and any lawsuit alleging violation of applicable federal, state or local labor or employment Laws (including human rights Laws), except, in the case of each of clauses (i), (ii), (iii), and (iv) above, for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

 (c)      (i) Orbital and its Subsidiaries are in compliance with all applicable Laws relating to labor, employment, and fair employment practices, including all Laws respecting workers’ compensation, terms and conditions of employment, applicant and employee background checking, health and welfare, retirement or other savings or insurance contributions, plant closings, worker classification, affirmative action, equal pay, worker safety, wages and hours, civil rights (including discrimination, harassment, and retaliation, and equal employment opportunity), leaves of absence, disability rights or benefits, notice of termination, discrimination, immigration, withholding of Taxes, collective bargaining, and any other statutory or other obligations owed to employees under applicable Law, and (ii) neither Orbital nor any of its Subsidiaries has any Liability, including under or on account of an Orbital Benefit Plan, arising out of the hiring of Persons to provide services to Orbital or any of its Subsidiaries and treating such Persons as consultants or independent contractors and not as employees of Orbital or any of its Subsidiaries, except, in the case of each of clauses (i) and (ii) above, for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

                                 SECTION 5.12.      Litigation.  There is no Action pending or, to the knowledge of Orbital, claim threatened in writing, in each case, against Orbital or any of its Subsidiaries that, individually or in the aggregate, (x) in the case of any Action or claim first initiated or threatened on or prior to the date of this Agreement, has had or would reasonably be expected to have a material impact on Orbital and its Subsidiaries, taken as a whole, or (y) in the case of any Action or claim first initiated or threatened following the date of this Agreement, has had or would reasonably be expected to have an Orbital Material Adverse Effect. There is no Judgment outstanding against Orbital or any of its Subsidiaries or to which any of their respective properties or assets is subject that, individually or in the aggregate, (x) in the case of any Judgment entered on or prior to the date of this Agreement, has had or would reasonably be expected to have a material impact on Orbital and its Subsidiaries, taken as a whole, or (y) in the case of any Judgment entered following the date of this Agreement, has had or would reasonably be expected to have an Orbital Material Adverse Effect.  This Section 5.12 does not relate to Taxes, which are the subject of Section 5.09 (and, in part, Section 5.10, 5.11(c)(i) and 5.15(a)(i)(C)), Environmental Claims, which are the subject of Section 5.14, or intellectual property matters, which are the subject of Section 5.16.

                                 SECTION 5.13.      Compliance with Applicable Laws.  (a)  Orbital and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all applicable

Laws (including, for the avoidance of doubt, the FCPA and any other Law that prohibits corruption or bribery), except for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.  Neither Orbital nor any of its Subsidiaries has received any written communication since January 1, 2011 from a Governmental Entity that alleges that Orbital or any of its Subsidiaries is not in compliance in any material respect with any applicable Law (including, for the avoidance of doubt, the FCPA or any other Law that prohibits corruption or bribery), which alleged non-compliance has not been materially resolved and which, in the case of any written communication received following the date of this Agreement, individually or in the aggregate has had or would reasonably be expected to have an Orbital Material Adverse Effect.  Orbital and its Subsidiaries possess all Governmental Approvals necessary for the lawful conduct of their business as currently conducted, except for any failure to have such Governmental Approvals that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

 (b)      Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect:

 (i)       The representations, certifications and warranties made by Orbital to the applicable Governmental Entity with respect to any Government Contract entered into on or after January 1, 2011 or that otherwise has unfulfilled obligations, or with respect to any Government Bid pending as of, or made after, the date of this Agreement, were accurate in all material respects as of their effective date, and Orbital has complied in all material respects with all such certifications;

 (ii)      Since January 1, 2011, Orbital has not received written notice of any pending or threatened investigation, prosecution or civil or administrative proceeding brought by a Governmental Entity against Orbital or any of its Subsidiaries relating to any Government Contract or Government Bid; and

 (iii)     Since January 1, 2011, Orbital has not made, nor to the knowledge of Orbital is Orbital required to make, any disclosure to a Governmental Entity in connection with any Government Contract or Government Bid under FAR Subpart 3.1003 or FAR 52.203-13.

 (c)      (i) Orbital and its principals, as defined by FAR 52.209-5 or other applicable agency regulations, have not been debarred or suspended or, to the knowledge of Orbital, proposed for debarment from participating in Government Contracts or Government Bids; and (ii) to the knowledge of Orbital, no circumstances exist that would warrant the institution of any such debarment or suspension proceedings.

 (d)      This Section 5.13 does not relate to Tax matters, which are the subject of Section 5.09 (and, in part, Sections 5.10, 5.11(c)(i) and 5.15(a)(i)(C)),

employee benefits matters, which are the subject of Section 5.10, labor matters, which are the subject of Section 5.11, Environmental Laws, which are the subject of Section 5.14, or intellectual property matters, which are the subject of Section 5.16.

                                 SECTION 5.14.      Environmental Matters.  (a)  Orbital and its Subsidiaries are and, since December 1, 2001 (except for matters that have been fully and finally resolved or with respect to which Orbital and its Subsidiaries would not reasonably expect to incur further material liability or obligation), have been in material compliance with all Environmental Laws.

 (b)      Since December 1, 2001, except for matters that have been fully and finally resolved without further material liability or obligation of Orbital or with respect to which Orbital and its Subsidiaries would not reasonably expect to incur further material liability or obligation, neither Orbital nor any of its Subsidiaries has received any written notice that alleges that Orbital or any of its Subsidiaries is in material violation of, or has material liability under, any Environmental Law.

 (c)      (i) Orbital and its Subsidiaries have obtained and are in compliance in all material respects with all material Environmental Permits necessary for their operations as currently conducted, (ii) all such material Environmental Permits are valid and in full force and effect (or a timely renewal application has been submitted to the relevant Governmental Entity), and (iii) neither Orbital nor any of its Subsidiaries has received any unresolved written notice from any Governmental Entity seeking or requiring a change in the terms and conditions of any such material Environmental Permit that would result in material costs or operational charges to Orbital or its Subsidiaries.

 (d)      There are no material Environmental Claims pending or, to the knowledge of Orbital and its Subsidiaries, threatened against or affecting Orbital or any of its Subsidiaries or the Orbital Business.

 (e)      To the knowledge of Orbital, there has been no Release of Hazardous Materials at, on, under, or from the Orbital Owned Real Property or the Orbital Leased Real Property, nor was there such a Release at any real property formerly owned, operated or leased by Orbital or its Subsidiaries during the period of such ownership, operation, or tenancy, in each case such that Orbital or its Subsidiaries would reasonably be expected to be subject to material liability with respect to such Hazardous Materials under Environmental Law.

 (f)       Neither Orbital nor its Subsidiaries has arranged, by contract, agreement or otherwise, for the treatment or disposal of Hazardous Materials at any third-party site at which, to the knowledge of Orbital, there has been a Release of Hazardous Materials that would reasonably be expected to result in material liability to Orbital or any of its Subsidiaries under Environmental Law.

 (g)      This Section 5.14 contains the sole and exclusive representations and warranties of Orbital with respect to environmental matters.

                                 SECTION 5.15.      Real and Personal Property.  (a)  Section 5.15(a) of the Orbital Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property and interests in real property owned by Orbital or any of its Subsidiaries (collectively, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto, the “Orbital Owned Real Property”).  As of the date of this Agreement, (i) Orbital or one of its Subsidiaries has good and insurable fee simple title to all Orbital Owned Real Property, in each case free and clear of all Liens other than (A) Liens securing Indebtedness reflected in the Orbital Balance Sheet, (B) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use or occupancy of real property or irregularities in title thereto, which do not materially impair the use of such property as it is presently used in connection with the business, (C) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which adequate reserves have been created in accordance with GAAP, (D) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business and (E) Liens which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of such assets in the business (the items in clauses (A) through (E), collectively, “Orbital Permitted Liens”) and (ii) there are no reversion rights, outstanding options or rights of first refusal in favor of any other Person to purchase, lease, occupy or otherwise utilize the Orbital Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially and adversely affect the use of such Orbital Owned Real Property.  To the knowledge of Orbital, there is no pending or threatened condemnation or eminent domain proceeding with respect to any Orbital Owned Real Property.

 (b)      Section 5.15(b) of the Orbital Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property and interests in real property leased to Orbital or any of its Subsidiaries (collectively, in each case together with all buildings, structures, improvements and fixtures thereon, the “Orbital Leased Real Property”).  Orbital or one of its Subsidiaries has good and valid title to the leasehold estates in all Orbital Leased Real Property, in each case free and clear of all Liens other than Orbital Permitted Liens.  Orbital has made available to ATK a true and complete copy of each material lease agreement under which the Orbital Leased Real Property is held.  There is no default under any such lease by Orbital or any of its Subsidiaries or, to the knowledge of Orbital, by any other party thereto, in each case that, individually or in the aggregate, has had or would reasonably be expected to have an Orbital Material Adverse Effect.

 (c)      Orbital or one of its Subsidiaries has good and valid title to all material personal properties and assets used in the conduct of the Orbital Business, free and clear of all Liens other than Orbital Permitted Liens, except for any failure to have good and valid title that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

                                 SECTION 5.16.      Intellectual Property.  (a)   Section 5.16(a) of the Orbital Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material Registered Intellectual Property Rights owned by Orbital or one of its Subsidiaries (the “Orbital Registered Intellectual Property”). To the knowledge of Orbital, Orbital or one of its Subsidiaries is the sole and exclusive owner of all material Orbital Registered Intellectual Property, free and clear of all Liens other than Orbital Permitted Liens and other than licenses or other rights of use held by any Governmental Entity. To the knowledge of Orbital, Orbital or one of its Subsidiaries owns or has the valid right to use all Intellectual Property Rights used or held for use in the Orbital Business (collectively, the “Orbital Intellectual Property”), free and clear of all Liens other than Orbital Permitted Liens.  Neither Orbital nor any of its Subsidiaries has granted an exclusive license to any material Orbital Intellectual Property, and no material license fees are currently being paid for the use by Orbital or any of its Subsidiaries of any third party Intellectual Property Rights used or held for use.  To the knowledge of Orbital, the Orbital Registered Intellectual Property is valid, subsisting and enforceable.  Orbital and its Subsidiaries have taken reasonable steps to maintain, protect and preserve all trade secrets, confidential information, or other proprietary information included in the Orbital Intellectual Property.

 (b)      Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect, no claims are pending or, to the knowledge of Orbital, have been asserted, in each case against Orbital or any of its Subsidiaries by any Person (i) claiming that Orbital or any of its Subsidiaries is infringing or has infringed any third party Intellectual Property Right or (ii) challenging the validity, ownership, patentability, enforceability, ability to register or use by Orbital or any of its Subsidiaries of any Orbital Intellectual Property (including actions before the United States Patent and Trademark Office or comparable foreign governmental authorities).  Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect, as of the date of this Agreement, to the knowledge of Orbital, no Person is infringing or misappropriating the rights of Orbital or any of its Subsidiaries with respect to any Orbital Intellectual Property.

                                 SECTION 5.17.      Material Contracts.  (a)  Section 5.17(a) of the Orbital Disclosure Letter sets forth a true and complete list of all Orbital Material Contracts in effect as of the date of this Agreement.  For purposes of this Agreement, “Orbital Material Contract” means any of the following Contracts to which Orbital or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

 (i)       any “material contract”, as defined in Item 601(b)(10) of Regulation S-K;

 (ii)      any Contract that relates to the formation, creation, governance or control of any partnership, joint venture or similar arrangement that is material to its business, and any Contract for or relating to any investment in any other Person (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise, but excluding extensions of trade credit in the ordinary course of business);

 (iii)     any Contract that relates to the acquisition or disposition of any business, whether by merger, sale of stock, sale of assets or otherwise (other than, for the avoidance of doubt, acquisitions or dispositions of inventory, supplies, materials or products in the ordinary course of business), in each case for aggregate consideration in excess of $25.0 million with respect to which Orbital or any of its Subsidiaries has any material outstanding obligation, including any indemnification obligations;

 (iv)     any Contract with respect to Indebtedness or guarantees of any such Indebtedness, in each case of Orbital or any of its Subsidiaries with a principal amount or aggregate revolving commitment in excess of $10.0 million, other than any such Contract solely between or among Orbital and any of its Subsidiaries;

 (v)      any Contract with a remaining term of two or more years from the date of this Agreement that requires annual payments in excess of $3.0 million by Orbital or any of its Subsidiaries and that is not terminable at the option of Orbital or one of its Subsidiaries by notice of 90 days or less at no cost to Orbital or any of its Subsidiaries, other than Contracts relating to the acquisition or disposition of other businesses or Indebtedness, which are the subject of clauses (iii) and (iv) above, respectively;

 (vi)     any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which Orbital or any of its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains any material exclusivity provisions (in each case other than any Contract entered into in the ordinary course of business containing exclusive partnering arrangements with respect to one or more projects or bids); and

 (vii)    any license, royalty or other Contract pursuant to which Orbital or one of its Subsidiaries is granted a right to use any Intellectual Property Rights that are material to the operation and conduct of the Orbital Business (other than for (A) standard off-the-shelf software license agreements entered into in the ordinary course of business and (B) non-exclusive licenses granted to customers or distributors in the ordinary course of business).

 (b)      Each of the Orbital Material Contracts that are required to be listed in Section 5.17(a) of the Orbital Disclosure Letter or that are entered into after the date of this Agreement is or will be in full force and effect (except to the extent any of them expires in accordance with its terms), and neither Orbital nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Orbital Material Contract, except for any violation or default that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.  True and complete copies of each written Orbital Material Contract, and a summary of each oral Orbital Material Contract, listed in Section 5.17(a) of the Orbital Disclosure Letter (in each case, including all substantive written modifications and amendments thereto and substantive waivers thereunder) have been made available to ATK.

                                 SECTION 5.18.      No Ownership of ATK Capital Stock.  Neither Orbital nor any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) is or has been during the past three years an “interested stockholder” of ATK as defined in Section 203 of the DGCL.  Neither Orbital nor any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), and is not (and during the past three years has not been) a party to any agreement (other than this Agreement and the other Transaction Agreements), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of ATK Common Stock or any option, warrant or other right to acquire any shares of ATK Common Stock.

                                 SECTION 5.19.      Opinion of Financial Advisor.  The Board of Directors of Orbital has received the opinion of Citigroup Global Markets Inc. (“Citigroup”), as financial advisor to Orbital, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Exchange Ratio (as defined in such opinion) is fair from a financial point of view to the holders of Orbital Common Stock.  Orbital will make available a true and complete copy of such opinion to ATK, for informational purposes only, after receipt of such opinion by the Board of Directors of Orbital.

                                 SECTION 5.20.      Brokers.  No broker, investment banker, financial advisor or other Person, other than Citigroup, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Orbital or any of its Subsidiaries. Orbital has made available to ATK true and complete copies of all Contracts or other arrangements or understandings between Orbital or any of its Subsidiaries and Citigroup or any of its Affiliates relating to the Transactions.

ARTICLE VI

Representations and Warranties of ATK and Merger Sub

 ATK and Merger Sub, jointly and severally, represent and warrant to Orbital that, except as disclosed (i) in the manner contemplated in Section 12.04(b), in the letter, dated as of the date of this Agreement, from ATK to Orbital (the “ATK Disclosure Letter”) or (ii) in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by ATK and publicly available prior to the date of this Agreement, other than disclosures in the “Risk Factors” sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact:

                                 SECTION 6.01.      Organization, Standing and Power.  (a)  Each of ATK and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of ATK and Merger Sub has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted.  ATK has made available to Orbital true and complete copies of the certificate of incorporation and bylaws of ATK and Merger Sub, in each case as amended through, and in full force and effect as of, the date of this Agreement.

 (b)      Each Subsidiary of ATK (other than Merger Sub) is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized, except for any failure to be duly organized, validly existing and in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.  Each Subsidiary of ATK (other than Merger Sub) has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except for any failure to have such power and authority that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.  ATK has made available to Orbital true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of each Subsidiary of ATK (other than Merger Sub), in each case as amended through, and in full force and effect as of, the date of this Agreement.

 (c)      Each of ATK and each of its Subsidiaries is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.

                                 SECTION 6.02.      ATK Subsidiaries; Equity Interests.  (a)  Section 6.02(a) of the ATK Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each Subsidiary of ATK and its jurisdiction of organization.  All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of ATK have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the jurisdiction in which it is organized, its certificate of incorporation or bylaws or comparable organizational documents or any ATK Material Contract, and are owned by ATK or one of its Subsidiaries, free and clear of all Liens.

 (b)      Except for its interests in its Subsidiaries set forth on Section 6.02(a) of the ATK Disclosure Letter, as of the date of this Agreement, ATK does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

                                 SECTION 6.03.      Capital Structure of ATK.  As of the date of this Agreement, the authorized capital stock of ATK consists of 180,000,000 shares of ATK Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the “ATK Preferred Stock”).  As of the Capitalization Date, (i) 31,857,375 shares of ATK Common Stock were issued and outstanding (including 264,405 ATK Restricted Shares), (ii) 9,718,311 shares of ATK Common Stock were held by ATK in its treasury, (iii) 2,482,341 shares of ATK Common Stock were reserved and available for issuance pursuant to the ATK Stock Plans, of which (A) 270,405 shares were issuable upon exercise of outstanding ATK Options, (B) 66,528 shares were issuable upon settlement of outstanding ATK DSUs and (C) 575,643 shares were issuable upon vesting of outstanding ATK PSUs, assuming achievement of applicable goals and conditions at maximum performance levels, (iv) no shares of ATK Preferred Stock were issued and outstanding and (v) no shares of ATK Preferred Stock were held by ATK in its treasury.  All outstanding shares of ATK Common Stock are, and all such shares which may be issued prior to the Effective Time or pursuant to the Merger in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or bylaws of ATK or any ATK Material Contract.  Except for ATK’s 3.00% Convertible Senior Subordinated Notes due 2024 (the “2024 Notes”), there are no bonds, debentures, notes or other indebtedness of ATK having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of ATK Common Stock may vote (“Voting ATK Debt”).  Except as set forth above, as of the Capitalization Date, (i) there were no shares of capital stock of, or other equity or voting interests in, ATK issued, reserved for issuance or outstanding and (ii) there were no options, rights, warrants, convertible or exchangeable securities (other than the 2024 Notes), “phantom” stock or other equity rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which ATK or any of its Subsidiaries was a party or by which any of their respective properties or assets was bound (A) obligating ATK or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interests in, ATK or any ATK Subsidiary or any Voting ATK Debt, (B) obligating ATK or any of its Subsidiaries to issue, grant, extend or enter into any such option, right, warrant, security, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of ATK Common Stock or the holders of the capital stock of any ATK Subsidiary (the items in clauses (i) and (ii), collectively, “ATK Securities”).  From the Capitalization Date through the date of this Agreement, neither ATK nor any of its Subsidiaries has issued any ATK Securities, other than pursuant to ATK Options, ATK PSUs or ATK DSUs, in each case, that were outstanding as of the Capitalization Date.  There are not any outstanding Contracts of any kind that obligate ATK or any of its Subsidiaries to repurchase, redeem or otherwise acquire any ATK Securities.

                                 SECTION 6.04.      Ownership and Operations of Merger Sub.  (a)  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 common shares, par value $0.01 per share, of which 1,000 shares are issued and outstanding.  All the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by ATK, free and clear of all Liens.

 (b)      Merger Sub was formed specifically for the purpose of engaging in the Merger Transactions.  Merger Sub has conducted no operations and has no assets and no Liabilities of any nature other than those incident to its formation and pursuant to the Transactions.

                                 SECTION 6.05.      Authority; Execution and Delivery; Enforceability.  (a)  Each of ATK, Merger Sub and Sporting has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions to which it is a party.  The execution and delivery by each of ATK, Merger Sub and Sporting of each Transaction Document to which it is or is contemplated to be a party and the consummation by each of ATK, Merger Sub and Sporting of the Transactions to which it is a party have been duly authorized by the respective Boards of Directors of ATK, Merger Sub and Sporting, and except for such further action of the Board of Directors of ATK required to establish the Record Date and the Distribution Date and except for the ATK Stockholder Approval and, in the case of the Merger, the adoption of this Agreement by ATK in its capacity as the sole shareholder of Merger Sub (which adoption shall be provided by the written consent of ATK immediately following the execution of this Agreement), no other corporate proceedings on the part of each of ATK, Merger Sub or Sporting are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Transactions to which it is a party.  Each of ATK, Merger Sub and Sporting has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of ATK, Merger Sub and Sporting in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).  Upon the execution and delivery by each of ATK, Merger Sub and Sporting of each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

 (b)      In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of ATK has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to and in the best interests of ATK and its stockholders, (ii) approved and declared advisable this Agreement, each other Transaction Document to which ATK is or is contemplated to be a party and the Transactions, (iii) resolved, subject to Section 8.15(d), to recommend that the holders of ATK Common Stock vote in favor of the issuance of the shares of ATK Common Stock in the Merger as contemplated by Article IV and (iv) directed that the issuance of the shares of ATK Common Stock in the Merger be submitted to the holders of ATK Common Stock for their approval, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.  In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Merger Sub has (i) approved and declared advisable this Agreement, each other Transaction Document to which it is or is contemplated to be a party and the Merger Transactions and (ii) resolved to recommend adoption of this Agreement to ATK, as the sole stockholder of Merger Sub, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.  In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Sporting has approved and declared advisable this Agreement, each other Transaction Document to which it is or is contemplated to be a party and the Transactions to which it is a party, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

 (c)      The only vote or consent of holders of any class or series of capital stock of ATK necessary to approve the issuance of shares of ATK Common Stock in the Merger, as contemplated by Article IV, is the affirmative vote of holders of a majority of the outstanding shares of ATK Common Stock represented and entitled to vote thereon at the ATK Stockholders’ Meeting or any postponement, adjournment or recess thereof (the “ATK Stockholder Approval”).

 (d)      The only vote or consent of holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement and the Merger is the affirmative vote of ATK in its capacity as the sole stockholder of Merger Sub, which adoption shall be provided by the written consent of ATK immediately following the execution of this Agreement.

 (e)      ATK is not a party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to ATK or Merger Sub enacted under the Law of the State of Delaware or under the Law of any other jurisdiction applies to this Agreement, the Merger or the other Transactions.

 (f)       The Board of Directors of ATK (or if appropriate, any committee administering the ATK Stock Plans) has adopted, or will adopt prior to the consummation of the Transactions, such resolutions or taken such other actions as may be required to ensure that, except as explicitly set forth in this Agreement or as set forth in agreements in existence on the date hereof and set forth on Section 6.05(f) of the

ATK Disclosure Letter, no ATK equity awards will become vested or exercisable as a result of the consummation of the Transactions.

 (g)      (i) At the Sporting Transfer Time, Sporting will have sufficient surplus, as determined in accordance with Section 170 of the DGCL, and legally available funds to distribute to ATK the Sporting Dividend Amount and consummate the Transactions; and (ii) on the Distribution Date, ATK will have sufficient surplus, as determined in accordance with Section 170 of the DGCL, and legally available funds to effect the Distribution and consummate the Transactions.

                                 SECTION 6.06.      No Conflicts; Governmental Approvals.  (a)  The execution and delivery by each of ATK, Merger Sub and Sporting of each Transaction Document to which it is a party does not, the execution and delivery by each of ATK, Merger Sub and Sporting of each Transaction Document to which it is contemplated to be a party will not, and the consummation by each of ATK, Merger Sub and Sporting of the Transactions to which it is a party and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the ATK Business under, any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of ATK or any of its Subsidiaries, (ii) any Contract to which ATK or any ATK Subsidiary is a party or by which any of their respective properties or assets or the ATK Business is bound or (iii) subject to the filings, consents and other matters referred to in Section 6.06(b), any Judgment or Law applicable to ATK or any ATK Subsidiary or their respective properties or assets or the ATK Business, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.

 (b)      No Governmental Approval is required to be obtained or made by or with respect to ATK or any of its Subsidiaries in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth in Section 6.06(b)(i) of the ATK Disclosure Letter, (ii) the filing with the SEC of the Joint Proxy Statement in definitive form, the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Registration Statements, and compliance with and such other filings under the Securities Act and the Exchange Act as may be required in connection with the Transactions, (iii) filings required under the DGCL in connection with the ATK Charter Amendment, (iv) the filing of the Certificate of Merger and any other filings or recordings required under the DGCL in connection with the Merger with the Secretary of State of the State of Delaware, (v) compliance by ATK and Sporting with the rules and regulations of the NYSE, (vi) compliance with and filings and approvals under any applicable international, Federal or state securities or “blue sky” Laws and (vii) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.

                                 SECTION 6.07.      SEC Documents; Undisclosed Liabilities.  (a)  ATK has filed all reports, schedules, forms, statements and other documents required to be filed by ATK with the SEC since January 1, 2011 pursuant to the Securities Act or the Exchange Act (collectively, the “ATK SEC Documents”).  As of its respective effective date (in the case of any ATK SEC Document that is a registration statement filed pursuant to the Securities Act) and as of its respective filing date (in the case of any other ATK SEC Document), each ATK SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the ATK SEC Documents as of such respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, neither ATK nor Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Orbital or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Joint Proxy Statement or the Registration Statements or any other filing contemplated by Section 8.01.  As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the ATK SEC Documents.

 (b)      The audited consolidated financial statements and unaudited consolidated interim financial statements of ATK included or incorporated by reference in the ATK SEC Documents (collectively, the “ATK Financial Statements”) (i) were derived from the books of account and other financial records of ATK and its Subsidiaries, (ii) present fairly in all material respects the financial position of ATK and its consolidated Subsidiaries and the consolidated results of their operations and changes in cash flows as of the dates thereof and for the periods covered thereby (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material), (iii) were prepared in accordance with GAAP, applied in all material respects on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material) and (iv) meet the requirements of Regulation S-X in all material respects.

 (c)      ATK has previously made available to Orbital (i) the unaudited balance sheet of the ATK Business at March 31, 2013, and the related unaudited statements of income for the fiscal year ended March 31, 2013 (collectively, the “2013 Annual ATK Business Financial Statements”) and (ii) the unaudited interim balance sheet of the ATK Business at December 31, 2013, and the related unaudited interim statements of income for the nine months ended December 31, 2013 (collectively, the “2014 Interim ATK Business Financial Statements” and, together with the 2013 Annual

ATK Business Financial Statements, the “Historical ATK Business Financial Statements”).

 (d)      The Historical ATK Business Financial Statements (i) were derived from the books of account and other financial records of ATK and its Subsidiaries and (ii) present fairly in all material respects the financial position of the ATK Business and the results of operations as of the dates thereof and for the periods covered thereby (subject, in the case of the 2014 Interim ATK Business Financial Statements, to normal year-end adjustments, none of which are expected to be material). When delivered pursuant to Section 8.25, the New ATK Business Financial Statements shall (i) have been derived from the books of account and other financial records of ATK and its Subsidiaries and (ii) present fairly in all material respects the financial position of the ATK Business and the results of operations as of the dates thereof and for the periods covered thereby (subject, in the case of the 2015 Interim ATK Business Financial Statements, to normal year-end adjustments, none of which are expected to be material).

 (e)      Except as reflected or reserved against on the most recent consolidated balance sheet of ATK included in the ATK Financial Statements filed with the SEC prior to the date of this Agreement (together with the notes thereto, the “ATK Balance Sheet”), ATK and the ATK Subsidiaries do not have any Liabilities of any nature other than Liabilities that (i) were incurred after the date of the ATK Balance Sheet in the ordinary course of business, (ii) are contemplated by or were incurred in connection with this Agreement, the other Transaction Documents or the Transactions or (iii) individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.

 (f)       (A) ATK maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) ATK has disclosed since January 1, 2011, to ATK’s auditors and the audit committee of ATK’s Board of Directors, (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect ATK’s ability to record, process, summarize and report financial information and (2) any fraud, to the knowledge of ATK, whether or not material, that involves management or other employees who have a significant role in ATK’s internal control over financial reporting. ATK has made available to Orbital all such disclosures made by management to ATK’s auditors and audit committee from January 1, 2011 to the date of this Agreement.  ATK’s principal executive officer and principal financial officer have made, with respect to the ATK SEC Documents, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. ATK has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. Neither ATK nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of ATK within the meaning of Section 402 of the Sarbanes-Oxley Act.

                                 SECTION 6.08.      Information Supplied.  None of the information supplied or to be supplied by ATK or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement or the Registration Statements or any other filing contemplated by Section 8.01 will, at the time each such document is filed with the SEC or any other Governmental Entity, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act (in the case of the Registration Statements) or in the case of the Joint Proxy Statement, at the date of mailing and at the date of the ATK and Orbital Stockholders’ Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Registration Statements and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act except that no representations or warranty is made by ATK with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Orbital and its Subsidiaries for inclusion or incorporation by reference therein.

                                 SECTION 6.09.      Absence of Certain Changes or Events.  Since the date of the ATK Balance Sheet through the date of this Agreement, (i) there has not been an ATK Material Adverse Effect or any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have an ATK Material Adverse Effect, and (ii) except in connection with this Agreement or the Transactions or as expressly contemplated or permitted by this Agreement or the other Transaction Documents to which ATK or an ATK Subsidiary is a party, (x) ATK and each of the ATK Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (y) neither ATK nor any of its Subsidiaries has taken any action which, if taken after the date hereof would require Orbital’s consent pursuant to any of clause (a), clauses (c) through (n) or clauses (q) through (t) of Section 7.02.

                                 SECTION 6.10.      Taxes.  (a)  Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect:

 (i)       all Tax Returns relating to ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary required to be filed have been timely filed;

 (ii)      all such Tax Returns are true and complete in all respects;

 (iii)     ATK, each ATK Subsidiary, Sporting and each Sporting Subsidiary have timely paid or withheld all Taxes required to be paid or withheld with respect to ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary, as applicable; and

 (iv)     no Liens for Taxes exist and no outstanding claims for Taxes have been asserted in writing with respect to ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary.

 (b)      The ATK Balance Sheet reflects an adequate reserve in accordance with GAAP for all Taxes payable by ATK, each ATK Subsidiary, Sporting and each Sporting Subsidiary (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items).

 (c)      No audit or other Action with respect to material Taxes or Tax Returns of ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary is currently in progress, and no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity against ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary that has not been settled, paid or withdrawn.

 (d)      In the five years prior to the date hereof, none of ATK, any ATK Subsidiary, Sporting or, to the knowledge of ATK, any Sporting Subsidiary (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return other than with ATK or one of its Subsidiaries or (ii) has any material Liability for the Taxes of any Person other than ATK or an ATK Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

 (e)      None of ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than (i) such an agreement or arrangement exclusively between or among ATK and ATK Subsidiaries and (ii) the Tax Matters Agreement).

 (f)       Within the past two years, none of ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Code Section 355 (other than in connection with the Distribution).

 (g)      None of ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary has, to the knowledge of ATK, “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

 (h)      None of ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that prevents, or would reasonably be expected to prevent, the Transactions from qualifying for the Intended Tax Treatment.

 (i)       Except to the extent Sections 6.11, 6.12(c)(i) and 6.16(a)(i)(C) concern Tax matters, this Section 6.10 contains the sole and exclusive representations and warranties of ATK and Merger Sub in respect of Tax matters.

                                 SECTION 6.11.      Employee Benefits Matters.  (a)  Section 6.11(a) of the ATK Disclosure Letter sets forth, as of the date hereof, a true and complete list of each material ATK Benefit Plan.  ATK has made available to Orbital true and complete copies of (i) each ATK Benefit Plan required to be listed in Section 6.11(a) of the ATK Disclosure Letter (or, in the case of any unwritten ATK Benefit Plan required to be listed in Section 6.11(a) of the ATK Disclosure Letter, a description thereof), (ii) the most recent annual report on Form 5500 filed with respect to each such ATK Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each such ATK Benefit Plan for which such summary plan description is required, (iv) the most recent actuarial valuation report, if any, for each such ATK Benefit Plan and (v) all material correspondence with a Governmental Entity relating to such ATK Benefit Plan since January 1, 2011.

 (b)      The ATK Benefit Plans have been administered in compliance with their terms and applicable Law, other than any instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.

 (c)      Except as would not, individually or in the aggregate, have or reasonably be expected to have an ATK Material Adverse Effect, (i) no ATK Benefit Plan that is an “employee welfare benefit plan”, as described in Section 3(1) of ERISA (each, an “ATK Welfare Benefit Plan”), is funded or insured through a “welfare benefits fund”, as such term is defined in Code Section 419(e), (ii) each ATK Welfare Benefit Plan that is a “group health plan”, as such term is defined in Code Section 5000(b)(1), complies with the applicable requirements of Code Section 4980B(f), (iii) each ATK Welfare Benefit Plan (in each case including any such plan covering retirees or other former employees) may be amended or terminated without liability to ATK or any ATK Subsidiary, other than for claims incurred prior to the date of such termination, on or at any time after the Effective Time and (iv) no ATK Welfare Benefit Plan provides health or life insurance benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents).

 (d)      Except as would not, individually or in the aggregate, have or reasonably be expected to have an ATK Material Adverse Effect, each ATK Benefit Plan that is an “employee pension benefit plan”, as defined in Section 3(2) of ERISA (each, an “ATK Pension Benefit Plan”), and that is intended to be tax qualified has been the subject of determination letters from the IRS with respect to all Tax Law changes with respect to which the IRS has provided a current determination letter to the effect that such ATK Pension Benefit Plans are qualified and exempt from Federal income Taxes under Code Sections 401(a) and 501(a), respectively, and no such determination letter has been revoked nor, to the knowledge of ATK, has revocation been threatened, nor has any such ATK Pension Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification or require “security” within the meaning of Section 307 of ERISA.

 (e)      No ATK Pension Benefit Plan had, as of the respective last annual valuation date for each such ATK Pension Benefit Plan, an “unfunded benefit liability”, as such term is defined in Section 4001(a)(18) of ERISA, based on actuarial assumptions that have been made available to Orbital, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.  None of the ATK Pension Benefit Plans subject to the minimum funding requirements of Code Section 412 or Section 302 of ERISA or any trust established thereunder has failed to satisfy the “minimum funding standards” (as defined in Section 302 of ERISA or Code Section 412), whether or not waived, as of the last day of the most recently ended fiscal year of such ATK Pension Benefit Plan, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.  None of ATK or any ATK Subsidiary,  or, to the knowledge of ATK, any ATK Employee or any trustee, fiduciary or administrator of any ATK Benefit Plan or trust thereunder, has engaged in a “prohibited transaction”, as such term is defined in Section 406 of ERISA or Code Section 4975, or any other breach of fiduciary responsibility that would reasonably be expected to subject ATK, any ATK Subsidiary or any ATK Employee to the tax or penalty on prohibited transactions imposed by such Code Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA, except to the extent that any such taxes or penalties, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.  None of such ATK Benefit Plans and trusts has been terminated, nor has there been any “reportable event”, as such term is defined in Section 4043 of ERISA, with respect to any ATK Benefit Plan during the last five years, except to the extent that any such reportable events, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.

 (f)       The execution and delivery of each Transaction Document to which ATK or any of its Subsidiaries is a party do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, either alone or in connection with any other event, (i) entitle any ATK Employee to severance, termination, change in control or similar pay or benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or trigger any other material obligation pursuant to, any ATK Benefit Plan or (iii) result in any breach or violation of, or a default under, any ATK Benefit Plan, in each case, except for any payments or benefits required by applicable Law.

                                 SECTION 6.12.      Labor Matters.  (a)  Except as set forth on Section 6.12(a) of the ATK Disclosure Letter, (i) neither ATK nor any of the ATK Subsidiaries is party to any CBA and no ATK Employees are represented by any labor union, organization or works council with respect to their employment with ATK or any of its Subsidiaries.

 (b)      Since January 1, 2011 through the date of this Agreement, (i) there are no labor unions or works councils purporting to represent or attempting to represent any employees employed by ATK or any ATK Subsidiaries, nor to the knowledge of ATK is there any pending or threatened application for certification of a collective bargaining agent seeking to represent any employees of ATK or any ATK Subsidiaries or any pending union or works council representation election (ii) to the knowledge of ATK there has not been nor is there threatened any labor strike, work stoppage, organized slowdown, picketing or concerted refusal to work overtime by, or lockout of, any employees of ATK or any ATK Subsidiaries, or with respect to the ATK Business, (iii) ATK has not received written notice or any threat of, and there are not pending to the knowledge of ATK, any unfair labor practice charges against the ATK Business before the National Labor Relations Board or any similar state, local or foreign governmental entity, and (iv) ATK has not received written notice or threat of, and there are not pending to the knowledge of ATK, any suits, actions or other proceedings in connection with the ATK Business alleging violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee before the Equal Employment Opportunity Commission or any similar state, local or foreign governmental entity responsible for the prevention of unlawful employment practices, and any lawsuit alleging violation of applicable federal, state or local labor or employment Laws (including human rights Laws), except, in the case of each of clauses (i), (ii) ,(iii), and (iv) above, for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.

 (c)      (i) ATK and the ATK Subsidiaries are in compliance with all applicable Laws relating to employment, and fair employment practices, including all Laws respecting workers’ compensation, terms and conditions of employment, applicant and employee background checking, health and welfare, retirement or other savings or insurance contributions, plant closings, worker classification, affirmative action, equal pay, worker safety, wages and hours, civil rights (including discrimination, harassment, and retaliation, and equal employment opportunity), leaves of absence, disability rights or benefits, notice of termination, discrimination, immigration, withholding of Taxes, collective bargaining, and any other statutory or other obligations owed to employees under applicable Law, and (ii) neither ATK nor any of the ATK Subsidiaries has any Liability, including under or on account of an ATK Benefit Plan, arising out of the hiring of Persons to provide services to ATK or any of its Subsidiaries and treating such Persons as consultants or independent contractors and not as employees of ATK or any of its Subsidiaries, except, in the case of each of clauses (i) and (ii) above, for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.

                                 SECTION 6.13.      Litigation.  There is no Action pending or, to the knowledge of ATK, claim threatened in writing, in each case, against ATK or any of its Subsidiaries relating to the ATK Business that, individually or in the aggregate, (x) in the case of any Action or claim first initiated or threatened on or prior to the date of this Agreement, has had or would reasonably be expected to have a material impact on the ATK Business, or (y) in the case of any Action or claim first initiated or threatened following the date of this Agreement, has had or would reasonably be expected to have an ATK Material Adverse Effect. There is no Judgment outstanding against ATK or any ATK Subsidiary or to which any of their respective properties or assets is subject relating to the ATK Business that, individually or in the aggregate, (x) in the case of any Judgment entered on or prior to the date of this Agreement, has had or would reasonably be expected to have a material impact on the ATK Business, or (y) in the case of any Judgment entered following the date of this Agreement, has had or would reasonably be expected to have an ATK Material Adverse Effect.  This Section 6.13 does not relate to Taxes, which are the subject of Section 6.10 (and, in part, Sections 6.11, 6.12(c)(i) and

6.16(a)(i)(C)), Environmental Claims, which are the subject of Section 6.15, or intellectual property matters, which are the subject of Section 6.17.

                                 SECTION 6.14.      Compliance with Applicable Laws.  (a)  With respect to the ATK Business, ATK and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all applicable Laws (including, for the avoidance of doubt, the FCPA and any other Law that prohibits corruption or bribery), except for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.  With respect to the ATK Business, neither ATK nor any of its Subsidiaries has received any written communication since January 1, 2011 from a Governmental Entity that alleges that ATK or any of its Subsidiaries is not in compliance in any material respect with any applicable Law (including, for the avoidance of doubt, the FCPA or any other Law that prohibits corruption or bribery), which alleged non-compliance has not been materially resolved and which, in the case of any written communication received following the date of this Agreement, individually or in the aggregate has had or would reasonably be expected to have an ATK Material Adverse Effect.  With respect to the ATK Business, ATK and its Subsidiaries possess all Governmental Approvals necessary for the lawful conduct of their business as currently conducted, except for any failure to have such Governmental Approvals that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.

 (b)      Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect:

 (i)       The representations, certifications and warranties made by ATK to the applicable Governmental Entity with respect to any material Government Contract entered into on or after January 1, 2011 or that otherwise has unfulfilled obligations, or with respect to any material Government Bid pending as of, or made after, the date of this Agreement, were accurate in all material respects as of their effective date, and ATK has complied in all material respects with all such certifications;

 (ii)      Since January 1, 2011, ATK has not received written notice of any pending or threatened investigation, prosecution or civil or administrative proceeding brought by a Governmental Entity against ATK or any ATK Subsidiary relating to any material Government Contract or material Government Bid; and

 (iii)     Since January 1, 2011, ATK has not made, nor to the knowledge of ATK is ATK required to make, any disclosure to a Governmental Entity, in connection with any material Government Contract or material Government Bid, under FAR Subpart 3.1003 or FAR 52.203-13.

 (c)      (i) ATK and its principals, as defined by FAR 52.209-5 or other applicable agency regulations, have not been debarred or suspended or, to the knowledge of ATK, proposed for debarment from participating in Government

Contracts or Government Bids; and (ii) to the knowledge of ATK, no circumstances exist that would warrant the institution of any such debarment or suspension proceedings.

 (d)      This Section 6.14 does not relate to Tax matters, which are the subject of Section 6.10 (and, in part, Sections 6.11, 6.12(c)(i) and 6.16(a)(i)(C)), employee benefits matters, which are the subject of Section 6.11, labor matters, which are the subject of Section 6.12, Environmental Laws, which are the subject of Section 6.15, or intellectual property matters, which are the subject of Section 6.17.

                                 SECTION 6.15.      Environmental Matters.  (a)  With respect to the ATK Business, ATK and its Subsidiaries are and, since December 1, 2001, (except for matters that have been fully and finally resolved or with respect to which ATK and its Subsidiaries would not reasonably expect to incur any further material liability or obligation), have been, in material compliance with all Environmental Laws.

(b)     Since December 1, 2001, except for matters that have been fully and finally resolved or with respect to which ATK and its Subsidiaries would not reasonably expect to incur further material liability or obligation, neither ATK nor any of its Subsidiaries has received any written notice that alleges that, with respect to the ATK Business, ATK is in material violation of, or has material liability under, any Environmental Law.

(c)     (i) ATK and its Subsidiaries have obtained and are in compliance in all material respects with all material Environmental Permits necessary for the operation of the ATK Business as currently conducted; (ii) all such material Environmental Permits are valid and in full force and effect (or a timely renewal application has been submitted to the relevant Governmental Entity);  and (iii) neither ATK nor any of its Subsidiaries has received any unresolved written notice from any Governmental Entity seeking or requiring a change in the terms and conditions of any such material Environmental Permit that would result in material costs or operational charges to ATK or its Subsidiaries.

(d)     There are no material Environmental Claims pending or, to the knowledge of ATK and its Subsidiaries, threatened against or affecting ATK or any of its Subsidiaries relating to the ATK Business.

(e)     To the knowledge of ATK, there has been no Release of Hazardous Materials at, on, under, or from the ATK Owned Real Property or the ATK Leased Real Property, nor was there such a Release at any real property formerly owned, operated or leased by ATK or its Subsidiaries in connection with the ATK Business during the period of such ownership, operation, or tenancy, in each case such that ATK or its Subsidiaries would reasonably be expected to be subject to material liability with respect to such Hazardous Materials under Environmental Law.

(f)      Neither ATK nor its Subsidiaries has, in connection with the ATK Business, arranged, by contract, agreement or otherwise, for the treatment or disposal of

Hazardous Materials at any third-party site at which, to the knowledge of ATK, there has been a Release of Hazardous Materials that would reasonably be expected to result in material liability to ATK or its Subsidiaries under Environmental Law.

 (g)      This Section 6.15 contains the sole and exclusive representations and warranties of ATK and Merger Sub with respect to environmental matters.

                                 SECTION 6.16.      Real and Personal Property; Sufficiency.  (a)  Section 6.16(a) of the ATK Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property and interests in real property owned by ATK or any ATK Subsidiary, in each case after giving effect to the Sporting Transfers (collectively, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto, the “ATK Owned Real Property”).  After giving effect to the Sporting Transfers, (i) ATK or an ATK Subsidiary will have good and insurable fee simple title to all ATK Owned Real Property, in each case free and clear of all Liens other than (A) Liens securing Indebtedness reflected in the ATK Balance Sheet or incurred since the date of the ATK Balance Sheet in the ordinary course of business or as otherwise contemplated or permitted by this Agreement, (B) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use or occupancy of real property or irregularities in title thereto, which do not materially impair the use of such property as it is presently used in connection with the ATK Business, (C) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which adequate reserves have been created in accordance with GAAP, (D) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business and (E) Liens which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of such assets in the ATK Business (the items in clauses (A) through (E), collectively, “ATK Permitted Liens”) and (ii) there are no reversion rights, outstanding options or rights of first refusal in favor of any other Person to purchase, lease, occupy or otherwise utilize the ATK Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially and adversely affect the use of such ATK Owned Real Property in the ATK Business.  To the knowledge of ATK, there is no pending or threatened condemnation or eminent domain proceeding with respect to any ATK Owned Real Property.

 (b)      Section 6.16(b) of the ATK Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property and interests in real property leased by ATK or any ATK Subsidiary, in each case after giving effect to the Sporting Transfers (collectively, in each case together with all buildings, structures, improvements and fixtures thereon, the “ATK Leased Real Property”).  After giving effect to the Sporting Transfers, ATK or an ATK Subsidiary will have good and valid title to the leasehold estates in all ATK Leased Real Property, in each case free and clear of all Liens other than ATK Permitted Liens.  ATK has made available to Orbital a true and complete copy of each material lease agreement under which the ATK Leased Real Property is held.  There is no default under any such lease by ATK or any ATK

Subsidiary or, to the knowledge of ATK, by any other party thereto, in each case that, individually or in the aggregate, has had or would reasonably be expected to have an ATK Material Adverse Effect.

 (c)      After giving effect to the Sporting Transfers, ATK or an ATK Subsidiary will have good and valid title to all material personal properties and assets used in the conduct of the ATK Business, free and clear of all Liens other than ATK Permitted Liens, except for any failure to have good and valid title that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.

 (d)      At the Effective Time, the Excluded Assets will constitute those assets reasonably required to operate the ATK Business in all material respects as currently conducted.

                                 SECTION 6.17.      Intellectual Property.  (a)  Section 6.17(a) of the ATK Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material Registered Intellectual Property Rights owned by ATK or an ATK Subsidiary after giving effect to the Sporting Transfers (the “ATK Registered Intellectual Property”). To the knowledge of ATK, ATK or an ATK Subsidiary is the sole and exclusive owner of all material ATK Registered Intellectual Property, free and clear of all Liens other than ATK Permitted Liens and other than licenses or other rights of use held by any Governmental Entity.  To the knowledge of ATK, ATK or an ATK Subsidiary owns or has (or following the consummation of the Sporting Transfers will own or will have) the valid right to use all Intellectual Property Rights used or held for use in the ATK Business (collectively, the “ATK Intellectual Property”), free and clear of all Liens other than ATK Permitted Liens.  Neither ATK nor any of its Subsidiaries has granted an exclusive license to any material ATK Intellectual Property, and no material license fees are currently being paid for the use by ATK or any ATK Subsidiary of any third party Intellectual Property Rights used or held for use solely in the operation or conduct of the ATK Business. To the knowledge of ATK, the ATK Registered Intellectual Property is valid, subsisting and enforceable.  ATK and its Subsidiaries have taken reasonable steps to maintain, protect and preserve all trade secrets, confidential information or other proprietary information included in the ATK Intellectual Property.

 (b)      Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect, no claims are pending or, to the knowledge of ATK, have been asserted, in each case against ATK or any of the ATK Subsidiaries by any Person (i) claiming that ATK or any of the ATK Subsidiaries is infringing or has infringed any third party Intellectual Property Right or (ii) challenging the validity, ownership, patentability, enforceability, ability to register or use by ATK or any of its Subsidiaries of any ATK Intellectual Property (including actions before the United States Patent and Trademark Office or comparable foreign governmental authorities).  Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect, as of the date of this Agreement, to the knowledge of ATK, no Person is infringing or misappropriating the rights of ATK or any of its Subsidiaries with respect to any ATK Intellectual Property.

                                 SECTION 6.18.     Material Contracts.  (a)  Section 6.18(a) of the ATK Disclosure Letter sets forth a true and complete list of all ATK Material Contracts in effect as of the date of this Agreement.  For purposes of this Agreement, “ATK Material Contract” means any of the following Contracts to which ATK or any ATK Subsidiary is a party or by which the ATK Business is otherwise bound:

 (i)       any “material contract”, as defined in Item 601(b)(10) of Regulation S-K, as such term would be applied to the ATK Business if it were a separate entity subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act;

 (ii)      any Contract that relates to the formation, creation, governance or control of any partnership, joint venture or similar arrangement that is material to the ATK Business, and any Contract for or relating to any investment in any other Person (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise, but excluding extensions of trade credit in the ordinary course of business);

 (iii)     any Contract that relates to the acquisition or disposition of any business, whether by merger, sale of stock, sale of assets or otherwise (other than, for the avoidance of doubt, acquisitions or dispositions of inventory, supplies, materials or products in the ordinary course of business), in each case for aggregate consideration in excess of $25.0 million with respect to which ATK or an ATK Subsidiary has any material outstanding obligation, including any indemnification obligations;

 (iv)     any Contract with respect to Indebtedness or guarantees of any such Indebtedness with a principal amount or aggregate revolving commitment in excess of $10.0 million, other than any such Contract solely between or among ATK and any ATK Subsidiaries;

 (v)      any Contract with a remaining term of two or more years from the date of this Agreement that requires annual payments in excess of $3.0 million by the ATK Business and that is not terminable at the option of ATK or an ATK Subsidiary by notice of 90 days or less at no cost to ATK or any ATK Subsidiary, other than Contracts relating to the acquisition or disposition of other businesses or Indebtedness, which are the subject of clauses (iii) and (iv) above, respectively;

 (vi)     any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which ATK or any  ATK Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains any material exclusivity provisions (in each case other than any Contract entered into in the ordinary course of business containing exclusive partnering arrangements with respect to one or more projects or bids); and

 (vii)    any license, royalty or other Contract pursuant to which ATK or one of its Subsidiaries is granted a right to use any Intellectual Property Rights that are material to the operation and conduct of the ATK Business (other than for (A) standard off-the-shelf software license agreements entered into in the ordinary course of business and (B) non-exclusive licenses granted to customers or distributors in the ordinary course of business).

 (b)      Each of the ATK Material Contracts that are required to be listed in Section 6.18(a) of the ATK Disclosure Letter or that are entered into after the date of this Agreement is or will be in full force and effect (except to the extent any of them expires in accordance with its terms), and neither ATK nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any ATK Material Contract, except for any violation or default that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.  True and complete copies of each written ATK Material Contract, and a summary of each oral ATK Material Contract, listed in Section 6.18(a) of the ATK Disclosure Letter (in each case, including all substantive written modifications and amendments thereto and substantive waivers thereunder) have been made available to Orbital.

 (c)      Section 6.18(c) of the ATK Disclosure Letter sets forth each material Contract between or among Sporting or any Sporting Subsidiary, on the one hand, and ATK or any ATK Subsidiary, on the other hand, in each case that is in existence as of the date of this Agreement (collectively, the “Intercompany Contracts”).

                                 SECTION 6.19.      No Ownership of Orbital Capital Stock.  Neither ATK nor Merger Sub, nor any of their respective Affiliates (nor any of their respective “Associates” as defined in Section 203 of the DGCL), is or has been during the past three years an “interested stockholder” of Orbital as defined in Section 203 of the DGCL.  Neither ATK, Merger Sub, nor any of their respective Affiliates (nor any of their respective “Associates” as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), and is not (and during the past three years has not been) a party to any agreement (other than this Agreement and the other Transaction Agreements), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Orbital Common Stock or any option, warrant or other right to acquire any shares of Orbital Common Stock.

                                 SECTION 6.20.      Opinion of Financial Advisor.  The Board of Directors of ATK has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), as financial advisor to ATK, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Exchange Ratio is fair, from a financial point of view, to ATK.  ATK will make available a true and complete copy of such opinion to Orbital, for informational purposes only, after receipt of such opinion by the Board of Directors of ATK.

                                 SECTION 6.21.      Brokers.  No broker, investment banker, financial advisor or other Person, other than BofA Merrill Lynch, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of ATK or any of its Subsidiaries. ATK has made available to Orbital true and complete copies of all Contracts or other arrangements or understandings between ATK or any of its Subsidiaries and BofA Merrill Lynch or any of its Affiliates relating to the Transactions.

                                 SECTION 6.22.     Adequate Funds.  As of the date of this Agreement, ATK and its Subsidiaries have sufficient cash resources available (including pursuant to availability under the Existing ATK Facility), when taken together with the Sporting Dividend Amount, to effect the tender offer for, or the redemption of, the 2020 Notes and the settlement of the 2024 Notes, in each case in the manner contemplated by this Agreement.

ARTICLE VII

Covenants Relating to Conduct of Business

                                 SECTION 7.01.      Conduct of Business by Orbital.  Except for matters set forth in Section 7.01 of the Orbital Disclosure Letter, otherwise expressly permitted or contemplated by this Agreement or any other Transaction Document, required by applicable Law or consented to in writing by ATK (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof to the Effective Time, Orbital shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to preserve its current business organization substantially intact, maintain its material Governmental Approvals and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it, in each case, consistent with past practice.  In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 7.01 of the Orbital Disclosure Letter or otherwise expressly permitted or contemplated by this Agreement or any other Transaction Document or required by applicable Law, from the date hereof to the Effective Time, Orbital shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of ATK (such consent not to be unreasonably withheld, delayed or conditioned):

 (a)      (i) declare, set aside or pay any dividends or other distributions in respect of its shares of capital stock or other equity interests, other than dividends and distributions by any wholly-owned Subsidiary of Orbital to its parent, (ii) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a wholly-owned Subsidiary of Orbital which remains a wholly-owned Subsidiary of Orbital after consummation of such transaction, or (iii) purchase, redeem or otherwise acquire or amend the terms of any shares of its capital stock or other equity interests or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests;

 (b)      issue, deliver, sell or grant (i) any of its shares of capital stock or other equity interests or (ii) any Voting Orbital Debt or Orbital Securities, in each case other than (A) the issuance of Orbital Common Stock upon the exercise of Orbital Options or in connection with other equity-based awards, in each case, outstanding on the date hereof and granted pursuant to the Orbital Stock Plans and in accordance with their terms, (B) the grant of Orbital Options or other equity-based awards in the ordinary course of business consistent with past practice relating to no more than 500,000 shares of Orbital Common Stock under the Orbital 2005 Stock Incentive Plan and (C) any such transaction by a wholly owned Subsidiary of Orbital which remains a wholly-owned Subsidiary of Orbital after consummation of such transaction;

 (c)      amend its certificate or articles of incorporation or bylaws or comparable organizational documents;

 (d)      acquire or dispose of, including by entering any lease with respect to, any interests in real property, except for the expiration of any lease in accordance with the terms of such Contract;

 (e)      acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person, with a value or purchase price that, individually or in the aggregate, exceeds $5.0 million;

 (f)       sell, transfer or otherwise dispose of, including by entering any license with respect to, in a single transaction or a series of related transactions, any property or asset (other than, for the avoidance of doubt, sales, transfers or dispositions of inventory, supplies, materials or products in the ordinary course of business) with a value or purchase price that, individually or in the aggregate, exceeds $5.0 million, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Orbital Business;

 (g)      (i) adopt, enter into, terminate, amend, extend or renew any CBA or any Orbital Benefit Plan, other than in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or benefits of, or pay any bonus to, any Orbital Employee, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice, (iii) pay or provide to any Orbital Employee any benefit not provided for under an Orbital Benefit Plan as in effect on the date hereof, other than the payment of base compensation in the ordinary course of business consistent with past practice or as permitted by clause (ii) above, (iv) except to the extent expressly permitted under Section 7.01(b), grant any awards under any Orbital Benefit Plan or remove or modify existing restrictions in any Orbital Benefit Plan or awards made thereunder, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Orbital Benefit Plan, (vi) take any action to accelerate the vesting or payment of any compensation or benefits under any Orbital Benefit Plan or (vii) make any material determination under any Orbital Benefit Plan that is not in the ordinary course of business consistent with past practice, except in each case (A) as required to ensure that any Orbital Benefit Plan in effect on the date hereof is not then out of compliance with applicable Law or (B) as specifically required pursuant to this Agreement or the terms of any Orbital Benefit Plan;

 (h)      incur any Indebtedness, guarantee or otherwise become contingently liable for any Indebtedness of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for (i) Indebtedness solely between or among Orbital and its Subsidiaries that is incurred in the ordinary course of business, (ii) Indebtedness incurred under the Existing Orbital Facility and (iii) foreign currency hedging arrangements on customary commercial terms entered into in the ordinary course of business and not for speculative purposes;

 (i)       encumber or subject any of its material assets to any Liens, other than Orbital Permitted Liens;

 (j)       (i) make any loan, advance or capital contribution to, or investment in, any Person other than any wholly-owned Subsidiary of Orbital that, individually or in the aggregate, exceeds $5.0 million or (ii) authorize or make any capital expenditure that, individually or in the aggregate, exceeds $3.0 million, in the case of this clause (ii) except as provided in the capital expenditures budget set forth in Section 7.01(j) of the Orbital Disclosure Letter or in response to casualty loss or property damage;

 (k)       make any material change in its tax accounting or financial accounting methods, principles and practices in effect on the date of the Orbital Balance Sheet, except as may be required by a change in GAAP;

 (l)       make any material Tax election inconsistent with past practice or settle or compromise any material Tax liability or refund;

 (m)     adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

 (n)      adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transactions;

 (o)      (A) enter into, modify, amend or terminate any Orbital Material Contract of the type in Section 5.17(a)(ii) or waive, release or assign any material rights or claims of Orbital or any of its Subsidiaries under any such Orbital Material Contract or (B) enter into, modify, amend or terminate any other Orbital Material Contract or waive, release or assign any material rights or claims of Orbital or any of its Subsidiaries under any such other Orbital Material Contract, except, in the case of this clause (B), (x) in the ordinary course of business consistent with past practice or (y) the entrance into an Orbital Material Contract providing for (i) acquisitions or dispositions that would not be prohibited by Sections 7.01(d), (e) and (f), (ii) Indebtedness that would not be prohibited by Section 7.01(h) or (iii) loans, advances, capital contributions, investments or capital expenditures that would not be prohibited by Section 7.01(j) that, in the case of each of clauses (i), (ii) and (iii), does not otherwise require consent under this Section 7.01;

 (p)      settle any Action if such settlement would require any payment by Orbital or any of its Subsidiaries in an amount in excess of $500,000 individually or $1.0 million in the aggregate, or would obligate Orbital or any of its Subsidiaries to take any material action or impose any material restrictions on the business of Orbital or any of its Subsidiaries;

 (q)      engage in any business other than the Orbital Business substantially as conducted by Orbital and its Subsidiaries as of the date hereof;

 (r)       amend, extend, renew or permit to lapse existing insurance policies or enter into new insurance policies, except in either case on such terms and for such amounts as is consistent with past practice;

 (s)      enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions; or

 (t)       authorize any of, or commit or agree to take any of, the foregoing actions.

                                 SECTION 7.02.      Conduct of Business by ATK.  Except for matters set forth in Section 7.02 of the ATK Disclosure Letter, otherwise expressly permitted or contemplated by this Agreement or any other Transaction Document (including in connection with the Sporting Transfers and the Distribution), required by applicable Law or consented to in writing by Orbital (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof to the Effective Time, ATK shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct the ATK Business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to preserve the ATK Business substantially intact, maintain all material Governmental Approvals of the ATK Business and keep relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with the ATK Business, in each case, consistent with past practice.  In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 7.02 of the ATK Disclosure Letter or otherwise expressly permitted or contemplated by this Agreement or any other Transaction Document (including in connection with the Sporting Transfers and the Distribution) or required by applicable Law, from the date hereof to the Effective Time, ATK shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Orbital (such consent not to be unreasonably withheld, delayed or conditioned):

 (a)       in the case of ATK and the ATK Subsidiaries (i) declare, set aside or pay any dividends or other distributions in respect of its shares of capital stock or other equity interests, other than (A) regular quarterly cash dividends on ATK Common Stock not exceeding $0.32 per share of ATK Common Stock with usual declaration, record and payment dates and in accordance with ATK’s current dividend policy and (B) dividends and distributions by any wholly-owned Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a wholly-owned Subsidiary which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) purchase, redeem or otherwise acquire or amend the terms of any shares of its capital stock or other equity interests or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests;

 (b)      in the case of ATK and the ATK Subsidiaries (i) issue, deliver, sell or grant (A) any of its shares of capital stock or other equity interests or (B) any Voting ATK Debt or ATK Securities, in each case other than any such transaction between ATK and a wholly owned ATK Subsidiary which remains a wholly owned ATK Subsidiary after consummation of such transaction, or (ii) issue, deliver, sell or grant any shares of capital stock or other equity interests in ATK or any ATK Subsidiary, other than (x) the issuance of ATK Common Stock upon the exercise of ATK stock options or in connection with other equity-based awards, in each case, outstanding on the date hereof and granted pursuant to the ATK Stock Plans in accordance with their terms and (y) the grant of ATK stock options or other equity-based awards in the ordinary course of business consistent with past practice relating to no more than 150,000 shares of ATK Common Stock;

 (c)      in the case of ATK or any ATK Subsidiary, amend its certificate or articles of incorporation or bylaws or comparable organizational documents, other than to change its name in accordance with the terms of this Agreement;

 (d)      acquire or dispose of, including by entering any lease with respect to, any interests in real property owned or leased by ATK or any ATK Subsidiary or otherwise used in the conduct of the ATK Business, except for the expiration of any lease in accordance with the terms of such Contract;

 (e)      with respect to ATK or any ATK Subsidiary, acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person, in each case that would be owned by ATK or any ATK Subsidiary after giving effect to the Sporting Transfers and with a value or purchase price that, individually or in the aggregate, exceeds $5.0 million;

 (f)       sell, transfer or otherwise dispose of, including by entering any license with respect to, in a single transaction or a series of related transactions, any property or asset (other than, for the avoidance of doubt, sales, transfers or dispositions of inventory, supplies, materials or products in the ordinary course of business) of the ATK Business with a value or purchase price that, individually or in the aggregate, exceeds $5.0 million, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the ATK Business;

 (g)      (i) with respect to the ATK Employees, adopt, enter into, terminate, amend, extend or renew any CBA or ATK Benefit Plan, other than in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or benefits of, or pay any bonus to, any ATK Employee, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice, (iii) pay or provide to any ATK Employee any benefit not provided for under any ATK Benefit Plan as in effect on the date hereof, other than the payment of base compensation in the ordinary course of business consistent with past practice or as permitted by clause (ii) above, (iv) except to the extent expressly permitted under Section 7.02(b)(ii), grant to any ATK Employee any awards under any ATK Stock Plan or remove or modify existing restrictions in any ATK Stock Plan or awards made thereunder with respect to the ATK Employees, (v) with respect to the ATK Employees, take any action to fund or in any other way secure the payment of compensation or benefits under any ATK Benefit Plan, (vi) with respect to the ATK Employees, take any action to accelerate the vesting or payment of any compensation or benefits under any ATK Benefit Plan or (vii) with respect to the ATK Employees, make any material determination under any ATK Benefit Plan that is not in the ordinary course of business consistent with past practice, except in each case (A) as required to ensure that any ATK Benefit Plan in effect on the date hereof is not then out of compliance with applicable Law, (B) as specifically required pursuant to this Agreement or the terms of any ATK Benefit Plan, (C) as contemplated by Article VIII or (D) to the extent all liability for such action will, after the Distribution, be assumed or retained by Sporting or the Sporting Subsidiaries;

 (h)      incur any Indebtedness, guarantee or otherwise become contingently liable for any Indebtedness of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for (i) Indebtedness solely between or among ATK and its Subsidiaries that is incurred in the ordinary course of business, (ii) Indebtedness incurred under the Existing ATK Facility, (iii) foreign currency hedging arrangements on customary commercial terms entered into in the ordinary course of business and not for speculative purposes, (iv) (A) Indebtedness under the incremental facility under the Existing ATK Facility in the form of an expansion of the revolving facility thereunder and any drawings thereof, (B) Indebtedness incurred to finance any settlement of any and all of the 2024 Notes and (C) securities issued pursuant to the High Yield Exchange Offer (any Indebtedness incurred under this clause (iv) being the “New ATK Debt Financing”); provided that ATK shall determine the terms and conditions of any New ATK Debt Financing under clause (B) above following consultation with Orbital and good faith consideration of any input provided by Orbital with respect thereto, and (v) the New Sporting Debt Financing;

 (i)       encumber or subject material assets of the ATK Business to any Liens, other than ATK Permitted Liens;

 (j)       (i) make any loan, advance or capital contribution to, or investment in, any Person other than any wholly-owned Subsidiary of ATK that, individually or in the aggregate, exceeds $5.0 million or (ii) authorize or make any capital expenditure that, individually or in the aggregate, exceeds $3.0 million, in each case except as provided in the capital expenditures budget set forth in Section 7.02(j) of the ATK Disclosure Letter or in response to any casualty loss or property damage;

 (k)      make any material change in its tax accounting or financial accounting methods, principles and practices in effect on the date of the ATK Balance Sheet, except as may be required by a change in GAAP;

 (l)       make any material Tax election inconsistent with past practice or settle or compromise any material Tax liability or refund, in each case except to the extent such election, settlement or compromise relates only to Sporting, the Sporting Subsidiaries or the Sporting Business after the Closing Date;

 (m)     adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

 (n)      adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transactions;

 (o)      (A) enter into, modify, amend or terminate any ATK Material Contract of the type in Section 6.18(a)(ii) or waive, release or assign any material rights or claims of ATK or any of its Subsidiaries under any such ATK Material Contract or (B) enter into, modify, amend or terminate any other ATK Material Contract, or waive, release or assign any material rights or claims of ATK or any of its Subsidiaries under any such other ATK Material Contract, except, in the case of this clause (B), (x) in the ordinary course of business consistent with past practice or (y) the entrance into an ATK Material Contract providing for (A) acquisitions or dispositions that would not be prohibited by Sections 7.02(d), (e) and (f), (B) Indebtedness that would not be prohibited by Section 7.02(h) or (C) loans, advances, capital contributions, investments or capital expenditures that would not be prohibited by Section 7.02(j) that, in the case of each of clauses (A), (B) and (C), does not otherwise require consent under this Section 7.02;

 (p)      settle any Action with respect to the ATK Business if such settlement would require any payment by ATK or any ATK Subsidiary in an amount in excess of $500,000 individually or $1.0 million in the aggregate, or would obligate ATK or any of its Subsidiaries to take any material action with respect to the ATK Business, or impose any material restrictions on the ATK Business;

 (q)      in the case of ATK and the ATK Subsidiaries, engage in any business other than the ATK Business substantially as conducted as of the date hereof or the Sporting Business;

 (r)       amend, extend, renew or permit to lapse any ATK Insurance Policy or enter into new insurance policies binding on the ATK Business, except in either case on such terms and for such amounts as is consistent with past practice;

 (s)      transfer the employment of any individual to or from ATK or an ATK Subsidiary to or from Sporting or a Sporting Subsidiary, except for those individuals who are listed on Sections 1.09(a)(i), 1.09(a)(ii) and 1.09(a)(iii) of the ATK Disclosure Letter, or as otherwise approved in writing by Orbital;

 (t)       enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

 (u)      (1) enter into any Government Contract on behalf of the Sporting Business that would result in the creation of a foreign offset obligation (or increase any existing foreign offset obligation) the Liability with respect to which would remain in whole or in part with ATK or any ATK Subsidiary following the

Distribution Date (including pursuant to Section 1.03(b)(v)) or (2) submit any Government Bid on behalf of the Sporting Business which, if awarded, would result in the creation of a foreign offset obligation contemplated by clause (1) above; or

 (v)      authorize any of, or commit or agree to take any of, the foregoing actions.

                                 SECTION 7.03.      No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give ATK, Sporting or Merger Sub, directly or indirectly, the right to control or direct the operations of the Orbital Business prior to the Effective Time.  Nothing contained in this Agreement is intended to give Orbital, directly or indirectly, the right to control or direct the operations of the ATK Business or the Sporting Business.  Prior to the Effective Time, each of ATK, Sporting, Merger Sub and Orbital shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective businesses and operations.

ARTICLE VIII

Additional Agreements

                                 SECTION 8.01.      Joint Proxy Statement; Registration Statements.  (a)  As promptly as reasonably practicable following the date hereof, (i) ATK and Orbital shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to stockholders of ATK and stockholders of Orbital relating to the ATK Stockholder Approval and the Orbital Stockholder Approval, respectively (together with any amendments or supplements thereto, the “Joint Proxy Statement”), and ATK shall prepare and cause to be filed with the SEC a registration statement on Form S-4 (which shall include the Joint Proxy Statement) to register under the Securities Act the shares of ATK Common Stock to be issued in connection with the Merger (together with any amendments or supplements thereto, the “ATK Form S-4”) and (ii) ATK and Sporting shall prepare, and Sporting shall file with the SEC, a registration statement on Form 10 (if the Distribution is effected in compliance with Staff Legal Bulletin No. 4 issued by the SEC) or on Form S-1 (if the conditions described in Staff Legal Bulletin No. 4 issued by the SEC are not expected to be satisfied or if the SEC otherwise so requests or requires), in each case to register under the Securities Act and the Exchange Act, as applicable, the Sporting Common Stock to be distributed in the Distribution (together with any amendments or supplements thereto, the “Sporting Registration Statement” and, together with the ATK Form S-4, the “Registration Statements”).  Each of ATK and Sporting shall use reasonable best efforts to have the Registration Statements declared effective under the Securities Act and the Exchange Act, in each case as applicable, as promptly as practicable after such filing.  Each of ATK and Sporting shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities Laws in connection with, in the case of ATK, the issuance of the ATK Common Stock in connection with the Merger and, in the case of Sporting, the issuance of the Sporting Common Stock in the Distribution.  The parties shall cooperate in preparing and filing with the SEC the Joint

Proxy Statement and the Registration Statements, in each case together with any necessary amendments or supplements thereto.  Orbital will furnish all information concerning Orbital and its Subsidiaries, and ATK will furnish all information concerning ATK and its Subsidiaries, as may be reasonably requested by ATK or Orbital, as applicable, in connection with the preparation, filing and distribution of the Joint Proxy Statement and the Registration Statements, in each case together with any necessary amendments or supplements thereto.  The parties shall advise one another promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement and the Registration Statements or for additional information and shall supply one another with copies of all correspondence with the SEC or its staff with respect to the Joint Proxy Statement, the Registration Statements, the Distribution, the Merger or any of the other Transactions.  Neither the Joint Proxy Statement nor the ATK Form S-4 nor any amendment or supplement thereto shall be filed or mailed to stockholders without the approval of all of the parties hereto, which approvals shall not be unreasonably withheld, conditioned or delayed.

 (b)      If prior to the Effective Time, any event occurs with respect to Orbital or any of its Subsidiaries, or any change occurs with respect to other information supplied by or on behalf of Orbital for inclusion in the Joint Proxy Statement or the Registration Statements, in each case which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or either Registration Statement, Orbital shall promptly notify ATK of such event, and Orbital and ATK shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement, the ATK Form S-4 or the Sporting Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Orbital’s stockholders and ATK’s stockholders.  Nothing in this Section 8.01(b) shall limit the obligations of any party under Section 8.01(a).

 (c)      If prior to the Effective Time, any event occurs with respect to ATK or any of its Subsidiaries, or any change occurs with respect to other information supplied by or on behalf of ATK for inclusion in the Joint Proxy Statement or the ATK Form S-4, in each case which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the ATK Form S-4, ATK shall promptly notify Orbital of such event, and ATK and Orbital shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the ATK Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to ATK’s stockholders and Orbital’s stockholders.  Nothing in this Section 8.01(c) shall limit the obligations of any party under Section 8.01(a).

                                 SECTION 8.02.      Stockholders’ Meetings.  (a)  Subject to Section 8.02(c), ATK shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “ATK Stockholders’ Meeting”) for the purpose of obtaining the ATK Stockholder Approval.  Subject to Section 8.02(c), ATK shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to ATK’s stockholders and to hold the ATK Stockholders’

Meeting as soon as reasonably practicable after the ATK Form S-4 is declared effective under the Securities Act and (ii) subject to Section 8.15(d), solicit the ATK Stockholder Approval.  ATK shall, through its Board of Directors, recommend to its stockholders that they give the ATK Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Board of Directors of ATK shall have made an ATK Adverse Recommendation Change as permitted by Section 8.15(d).  Notwithstanding anything to the contrary contained in this Agreement, ATK may adjourn, recess or postpone the ATK Stockholders’ Meeting (i) after consultation with Orbital, to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of ATK within a reasonable amount of time in advance of the ATK Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the ATK Stockholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of ATK Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the ATK Stockholders’ Meeting, (iv) for a single period not to exceed 15 Business Days, to solicit additional proxies if ATK reasonably believes it may be necessary to obtain the ATK Stockholder Approval or (v) if Orbital has adjourned, recessed or postponed the Orbital Stockholders’ Meeting pursuant to clause (i), (ii), (iii) or (iv) of the last sentence of Section 8.02(b), until the date on which the Orbital Stockholders’ Meeting is held and completed.

 (b)      Subject to Section 8.02(c), Orbital shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Orbital Stockholders’ Meeting”) for the purpose of obtaining the Orbital Stockholder Approval.  Subject to Section 8.02(c), Orbital shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Orbital’s stockholders and to hold the Orbital Stockholders’ Meeting as soon as reasonably practicable after the ATK Form S-4 is declared effective under the Securities Act and (ii) subject to Section 8.14(d), solicit the Orbital Stockholder Approval.  Orbital shall, through its Board of Directors, recommend to its stockholders that they give the Orbital Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Board of Directors of Orbital shall have made an Orbital Adverse Recommendation Change as permitted by Section 8.14(d).  Notwithstanding anything to the contrary contained in this Agreement, Orbital may adjourn, recess or postpone the Orbital Stockholders’ Meeting (i) after consultation with ATK, to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Orbital within a reasonable amount of time in advance of the Orbital Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Orbital Stockholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Orbital Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Orbital Stockholders’ Meeting, (iv) for a single period not to exceed 15 Business Days, to solicit additional proxies if Orbital reasonably believes it may be necessary to obtain the Orbital Shareholder Approval or (v) if ATK has adjourned, recessed or postponed the ATK Stockholders’ Meeting pursuant to clause (i), (ii), (iii) or (iv) of the last sentence of Section 8.02(a), until the date on which the ATK Stockholders’ Meeting is held and completed.

 (c)      Subject to ATK and Orbital’s rights under the last sentence of Section 8.02(a) and the last sentence of Section 8.02(b), respectively, ATK and Orbital shall cooperate in good faith to coordinate the timing of the ATK Stockholders’ Meeting and the Orbital Stockholders’ Meeting such that they occur on the same day (it being understood that nothing in this Section 8.02(c) shall in any way limit ATK’s or Orbital’s respective obligations under Section 8.04 or otherwise under this Agreement to use their respective required efforts to consummate the Transactions).

                                 SECTION 8.03.      Access to Information; Confidentiality.  (a)  From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable written notice, each of ATK and Orbital shall, and shall cause their respective Subsidiaries to, subject to applicable Law, afford to the other parties hereto and to the Representatives of such other parties reasonable access during normal business hours to (i) its and its Subsidiaries’ directors, officers, employees and consultants and (ii) its and its Subsidiaries properties, systems, Contracts and Records; provided that ATK and its Subsidiaries shall only be required to provide the access contemplated by clauses (i) and (ii) to the extent such directors, officers, employees and consultants are engaged in, or such properties, systems, Contracts and Records relate to, the ATK Business, the Excluded Assets or the Excluded Liabilities; and provided, further, that (x) no Person shall be required to provide access of the type contemplated by this Section 8.03(a) if such access would unreasonably disrupt the normal operations of ATK and its Subsidiaries, on the one hand, or Orbital and its Subsidiaries, on the other hand, (y) the access contemplated by this Section 8.03(a) shall include reasonable access to personnel for purposes of understanding and evaluating the finalization of the terms of the Supply Agreement and the Transition Services Agreement, and (z) the access contemplated by this Section 8.03(a) shall include the right on the part of ATK and Orbital, at its own expense, to conduct a site visit for the purpose of completing a Phase I environmental site assessment in accordance with (or of a lesser scope than) ASTM standard 1527-13, an environmental, health and safety compliance audit and other similar environmental, health and safety assessments, in each case at not more than seven of the other party’s facilities; provided that (A) in no case shall any such visit, assessment or audit include (or require the other party to provide additional access for) any subsurface, environmental or other sampling or testing, (B) such visit, assessment or audit shall be conducted during normal business hours during dates reasonably acceptable to the parties, (C) neither the auditing party, nor any such visit, assessment or audit, shall unreasonably disrupt or interfere with the operations of the hosting party or any other operator at the relevant site, (D) if the completion of such assessment or audit unreasonably requires access to areas for which any security clearance or other Governmental Entity approval or consent is required, the hosting party shall only be required to use commercially reasonable efforts to obtain such clearance, approval or consent for such access and (E) the party conducting such assessment or audit shall promptly provide the other party with an oral summary of all findings and conclusions and a reasonable opportunity to review and comment on any written report of such findings and conclusions prior to its finalization, which comments shall be reasonably taken into account in such report by the party conducting such assessment or audit. Notwithstanding anything to the contrary in this Section 8.03(a), no Person shall be required to provide access to information of the type described in clause (ii) of the immediately preceding sentence if such information constitutes proprietary customer or supplier information or if the disclosure of such information is legally or contractually prohibited or would result in the loss of attorney client privilege; provided that the withholding party first uses commercially reasonable efforts to provide such information in a manner that does not violate any such disclosure obligations or privilege.  All information exchanged pursuant to this Section 8.03, as well as all information provided to ATK or Orbital pursuant to Section 8.14 or Section 8.15, respectively, shall be held by the parties as Evaluation Material, as such term is defined in the letter agreement, dated as of December 6, 2013, between ATK and Orbital (the “Confidentiality Agreement”), and shall be subject to the Confidentiality Agreement.

 (b)      After the Closing, ATK shall, and shall cause its Affiliates to, (i) until the third anniversary of the Closing Date, retain all Records and Contracts pertaining to the Sporting Business in existence on the Closing Date  and (ii) upon reasonable written notice and subject to applicable Law, afford to Sporting and its Affiliates and its and their respective Representatives reasonable access during normal business hours to the information and documents described in clause (i) to the extent materially relating to (A) ATK’s operation of the Sporting Business prior to the Distribution or Sporting’s operation of the Sporting Business following the Distribution, as applicable, or (B) the Sporting Assets, the Sporting Liabilities or the other assets, properties, claims, rights or Liabilities of Sporting and the Sporting Subsidiaries immediately prior to the Distribution; provided that no Person shall be required to provide access to information of the type described in clause (ii) of the immediately preceding sentence if (x) such access would unreasonably disrupt the normal operations of ATK and its Subsidiaries or (y) such information constitutes proprietary customer or supplier information or if the disclosure of such information is legally or contractually prohibited or would result in the loss of attorney client privilege; provided that, in the case of this clause (y), the withholding party first uses commercially reasonable efforts to provide such information in a manner that does not violate any such disclosure obligations or privilege.

 (c)      Following the Distribution Sporting and its Affiliates, on the one hand, and ATK and its Affiliates, on the other hand, shall, and shall use reasonable best efforts to cause each of their respective Representatives to, keep confidential and not disclose (other than to their respective Affiliates and Representatives) any information (including oral, written and electronic information) concerning the other party and its Affiliates that is in the possession of, furnished to or received by such first party, its Affiliates or its or their respective Representatives (including, in the case of Sporting, its Affiliates and its and their respective Representatives, pursuant to Section 8.03(b)) (collectively referred to as the “Confidential Information”).  The term “Confidential Information” does not include information that (1) was or becomes generally available to the public other than as a result of a disclosure by the receiving party, its Affiliates or any of its or their respective Representatives, (2) was or becomes available to the receiving party, its Affiliates or any of its or their respective Representatives on a non-confidential basis from a source other than the disclosing party, its Affiliates or its or their respective Representatives; provided that such source is reasonably believed by the receiving party not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the other party, or (3) was independently developed by the receiving party, its Affiliates or its or their respective Representatives without reference to, incorporation of, or other use of any Confidential Information.  Notwithstanding the foregoing, any Person may disclose Confidential Information as required by applicable Law, court process or by obligations pursuant to any listing agreement with any U.S. national securities exchange (provided that the disclosing party shall promptly notify ATK or Sporting, as applicable, of any requests for such disclosure and reasonably cooperate with such party (at such party’s sole expense) to preserve the confidentiality of such information to the extent consistent with applicable Law, court process or such listing agreement with any U.S. national securities exchange).

                                 SECTION 8.04.      Required Efforts.  (a)  On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary or advisable under this Agreement and applicable Law to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) obtaining all necessary or advisable Governmental Approvals and making all necessary or advisable registrations and filings (including filings with Governmental Entities, if any) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) subject to Section 1.04 and to clause (i) of Section 8.04(c), obtaining all necessary or advisable Consents, (iii) defending against any Actions challenging this Agreement or any other Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Documents, other than, in the case of each of clauses (i) through (iv), with respect to registrations, filings and other Governmental Approvals relating to Review Laws, which are the subject of Section 8.04(b) and Section 8.04(c).  In connection with and without limiting the foregoing, ATK and Orbital shall use reasonable best efforts to (A) ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Document and (B) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Document, use reasonable best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents.  Each of the parties hereto shall keep the other parties hereto reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals pursuant to this Section 8.04(a).

 (b)      Each of the parties hereto shall (i) file, or cause to be filed, as promptly as reasonably practicable after the date hereof, but no later than 30 days after the date hereof, all notification and report forms that may be required under the HSR Act or other antitrust, competition or pre-merger notification, trade regulation Law, regulation or order of any jurisdiction (collectively, “Review Laws”) with respect to the Transactions, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act or any other applicable Review Law and (iii) subject to Section 8.04(c), take, or cause to be taken, all other actions, and to do, or cause to be done, all other things necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Review Laws and to obtain all Governmental Approvals under any Review Laws that may be required by any Governmental Entity with competent jurisdiction, so as to enable the parties hereto to consummate and make effective, in the most expeditious manner practicable, the Transactions.  To the extent necessary in order to comply with clause (iii) of the foregoing sentence and subject to the limitations set forth in Section 8.04(c), ATK and Orbital shall use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by ATK, Orbital or any of their respective Subsidiaries of any portion of the business, properties or assets of ATK, Orbital or any of their respective Subsidiaries; provided, however, that neither ATK nor Orbital shall be required pursuant to this Section 8.04(b) to commit to or effect any action that is not conditioned upon consummation of the Transactions.  Each of the parties hereto shall cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity by any Person relating to any Review Laws in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to any Review Laws in connection with the Transactions, and each of the parties hereto shall keep the other parties reasonably informed of its progress in obtaining any necessary or advisable Governmental Approvals relating to Review Laws in connection with the Transactions.  Subject to applicable Law, and to the extent reasonably practicable, each of the parties hereto shall consult with the other parties hereto in advance with respect to any written materials submitted to any Governmental Entity, and, to the extent permitted by the applicable Governmental Entity and to the extent reasonably practicable, shall give the other parties hereto the opportunity to attend and participate in any meetings and conferences with Governmental Entities, in each case in connection with the matters contemplated by this Section 8.04(b).  None of the parties hereto shall voluntarily extend any waiting period under the HSR Act or any other applicable Review Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions except with the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each party’s obligation, subject to Section 8.04(c), to use its reasonable best efforts to take all actions necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Review Laws and to obtain all Governmental Approvals under any Review Laws, so as to enable the parties hereto to consummate and make effective, in the most expeditious manner practicable, the Transactions).

 (c)      Nothing in Section 8.04(a) or 8.04(b) shall be construed to (i) require any of the parties hereto or any of their respective Subsidiaries to pay any consideration to any third party from whom any Consent or Governmental Approval is requested, other than filing fees paid to Governmental Entities, (ii) require ATK or any of its Subsidiaries to sell, divest or dispose of (or offer or commit to sell, divest or dispose of) any of the assets, properties, rights or claims of the Sporting Business or to otherwise offer, take, commit to or accept any other action, restriction or limitation with respect to the Sporting Business or (iii) require or permit ATK, Orbital or their respective Subsidiaries to sell, divest or dispose of (or offer or commit to sell, divest or dispose of) any asset, property, right or claim or to otherwise offer, take, commit to or accept any action, restriction or limitation of or on ATK, Orbital or their respective Subsidiaries without the prior written consent of the other party if (1) in the case of any such action with respect to the assets, properties, rights or claims of the defense business of ATK or Orbital, such action would reasonably be expected to have a material adverse effect on the defense businesses of ATK and/or Orbital, taken as a whole, or (2) in the case of any such action with respect to the assets, properties, rights or claims of the aerospace business of ATK or Orbital, such action would require the divestiture or disposal of any business, division or program that generates annual revenues in excess of $100.0 million (determined based on revenues for the most recently completed fiscal year of ATK or Orbital, as applicable, prior to the date of this Agreement).

                                 SECTION 8.05.      Rights Under ATK Insurance Policies.  In the event that the Sporting Business (including any asset, property, claim or right to be held by Sporting or a Sporting Subsidiary after giving pro forma effect to the Sporting Transfers) suffers or has suffered any damage, destruction or other casualty loss or any other liability that is insured under any insurance policy held by ATK or an ATK Subsidiary (collectively, the “ATK Insurance Policies”) and arises or has arisen prior to the Distribution Date, ATK shall, or shall cause the appropriate ATK Subsidiary to, in each case to the extent permitted under the applicable ATK Insurance Policy, (i) assert a claim under the appropriate ATK Insurance Policy, (ii) surrender to Sporting after the Distribution Date any insurance proceeds received by ATK or any ATK Subsidiary under any ATK Insurance Policy with respect to such damage, destruction or casualty loss, less (A) any amount of such insurance proceeds applied by ATK or any ATK Subsidiary to the physical restoration of such asset, (B) the amount of all applicable deductibles and co-payment provisions and all payment, reinsurance or reimbursement obligations of ATK or any ATK Subsidiary in respect thereof and (C) the amount of ATK’s and each ATK Subsidiary’s reasonable out-of-pocket costs and expenses, if any, incurred in connection with the foregoing, and (iii) assign to Sporting after the Distribution Date all rights of ATK and the ATK Subsidiaries with respect to any causes of action (other than the rights with respect to causes of actions under the ATK Insurance Policies, which are hereby expressly retained by ATK), whether or not litigation has commenced as of the Distribution Date, in connection with such damage, destruction or casualty loss.  Sporting will use commercially reasonable efforts to acquire, on or as soon as practicable following the Distribution Date, insurance coverage with respect to the Sporting Business for damage, destruction or other casualty loss or any other liability occurring prior to the Distribution Date, as described in the immediately preceding sentence, and ATK will, until the one-year anniversary of the Distribution Date and as requested by Sporting, use commercially reasonable efforts to assist Sporting in connection with the foregoing; provided that Sporting shall promptly reimburse ATK for all reasonable out-of-pocket costs and expenses incurred by ATK or any ATK Subsidiary in connection with the foregoing. During the eighteen months period following the Distribution Date (or, if later, until the final resolution of any relevant claim relating to the Sporting Business), ATK shall not, and shall cause all applicable ATK Subsidiaries not to, amend, commute, terminate, buy out, extinguish liability under or otherwise modify any ATK Insurance Policy in a manner that would adversely affect Sporting’s rights pursuant to this Section 8.05 in any material respect; provided, however, that this sentence shall not require ATK or any ATK Subsidiary to renew or keep from lapsing any ATK Insurance Policy.  Subject to ATK’s and the ATK Subsidiaries’ compliance with this Section 8.05, neither ATK nor any ATK Subsidiary shall bear any Liability for the failure of an insurer to pay any claim under any ATK Insurance Policy.

                                 SECTION 8.06.      No Use of Retained Names.  Sporting shall, and shall cause the Sporting Subsidiaries to, as promptly as reasonably practicable, and in any event (a) within 90 days after the Distribution Date, make all necessary filings and take all other necessary actions to discontinue any references to the Retained Names, including by taking any necessary action such that no Sporting Subsidiary has a corporate name, or does business using a name, that includes as part of its name a Retained Name, (b) within 180 days after the Distribution Date, revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all references to the Retained Names and (c) within 180 days after the Distribution Date, change signage and stationery and otherwise discontinue use of the Retained Names. Notwithstanding the foregoing, Sporting and the Sporting Subsidiaries shall be permitted to hold, use, transfer and sell inventory of Sporting or any Sporting Subsidiary (after giving effect to the Sporting Transfers) that is in existence on the Distribution Date and that has packing or labeling bearing a Retained Name until all such inventory is depleted.  In no event shall Sporting or any Sporting Subsidiary use any Retained Names after the Distribution in any manner or for any purpose different from the use of such Retained Names by ATK or any of its Subsidiaries during the 360-day period preceding the Distribution Date.

                                 SECTION 8.07.      Distribution Employee Matters.

 (a)      Sporting Benefit Plans and ATK Benefit Plans.

 (i)       Effective as of the Distribution Date, except as otherwise specifically provided in this Agreement, (A) Sporting shall, or shall cause the applicable Sporting Subsidiaries to, assume all Liabilities with respect to each Sporting Benefit Plan, and (B) each Continuing Sporting Employee and Sporting Former Employee shall cease active participation in each ATK Benefit Plan.  Furthermore, effective as of the Distribution Date, except as otherwise provided in this Section 8.07, Sporting shall, or shall cause the applicable Sporting

Subsidiaries to, assume all Liabilities with respect to each replicated ATK Benefit Plan for Continuing Sporting Employees and Sporting Former Employees as set forth below in this Section 8.07 (such replicated plans and the Sporting Benefit Plans shall be referred to as the “Post-Distribution Sporting Benefit Plans”).

 (ii)      Each Continuing Sporting Employee shall be immediately eligible to participate, without any waiting time, in the Post-Distribution Sporting Benefit Plan corresponding to the applicable ATK Benefit Plan, if any, in which such Continuing Sporting Employee participated immediately before the Distribution Date.  For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the Post-Distribution Sporting Benefit Plans, each Continuing Sporting Employee shall be credited with his or her years of service with ATK and its Subsidiaries (and their predecessors) before the Distribution Date, to the same extent as such Continuing Sporting Employee was entitled, before the Distribution Date, to credit for such service under any similar ATK Benefit Plan in which such Continuing Sporting Employee participated or was eligible to participate immediately prior to the Distribution Date, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

 (b)      Cash Incentive Bonus Plans.  ATK and the ATK Subsidiaries shall have paid, prior to the Distribution Date, all amounts earned under each cash incentive bonus plan with respect to each performance period concluding prior to April 1, 2014, other than any such amounts that were deferred by the applicable cash incentive bonus plan participant. Without limiting the generality of Section 8.07(a), effective on or prior to the Distribution Date (i) ATK and the ATK Subsidiaries shall, except as provided in Section 8.07(b)(ii)(B), be solely responsible for, and shall assume or retain, as the case may be, all Liabilities for annual and other short-term bonuses, commissions or other incentive compensation earned by ATK Employees and ATK Former Employees with respect to periods ending on or after April 1, 2014 and (ii) Sporting and the Sporting Subsidiaries shall be solely responsible for, and shall assume or retain, as the case may be, all Liabilities for annual and other short-term bonuses, commissions or other incentive compensation (A) earned by Continuing Sporting Employees and Sporting Former Employees with respect to periods ending on or after April 1, 2014 and (B) under each Sporting Benefit Plan that is a cash based bonus, commission or other incentive compensation plan set forth in Section 8.07(b) of the ATK Disclosure Letter.

 (c)      Certain Welfare Benefits Matters.

 (i)       Effective as of the Distribution Date, Sporting shall establish certain welfare benefit plans (such plans, the “Sporting Welfare Plans”).  Each Sporting Welfare Plan shall have terms and features (including benefit coverage options and employer contribution provisions) that are substantially identical to the applicable ATK Welfare Benefit Plan in which the Continuing Sporting Employees participated immediately prior to the Distribution Date (such ATK Welfare Benefit Plans collectively being the “ATK Welfare Plans”), such that

(for the avoidance of doubt) each ATK Welfare Plan is substantially replicated by a Sporting Welfare Plan.

 (ii)      Effective on or prior to the Distribution Date, Sporting shall, or shall cause the applicable Sporting Subsidiaries to, assume all Liabilities, whenever incurred, of ATK and the ATK Subsidiaries to Continuing Sporting Employees and Sporting Former Employees, their eligible dependents and their other covered beneficiaries in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601 et seq. and Sections 701 et seq. of ERISA, Code Section 4980B and Code Sections 9801 et seq. and applicable state or similar Law (or as relates to similar domestic partner coverages under an ATK Welfare Plan).

 (iii)     For purposes of each Sporting Welfare Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Sporting Employee, Sporting shall use commercially reasonable efforts to, or shall cause the applicable Sporting Subsidiaries to use commercially reasonable efforts to, (A) cause all pre-existing condition exclusions and actively-at-work requirements of such Sporting Welfare Plan to be waived for such Continuing Sporting Employee and his or her eligible dependents or other covered beneficiaries, and  (B) cause any eligible expenses incurred by such employee and his or her eligible dependents or other covered beneficiaries during the portion of the plan year of the ATK Welfare Plan ending on the date such employee’s participation in the corresponding Sporting Welfare Plan begins to be taken into account under such Sporting Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her eligible dependents or other covered beneficiaries for the applicable plan year as if such amounts had been paid in accordance with such Sporting Welfare Plan.

 (iv)     From and after the Distribution Date, ATK shall retain all Liabilities in accordance with the ATK Welfare Plans for payment of all medical, dental, vision, health, non-occupational short-term disability benefit and long-term disability benefit claims (collectively, “Welfare Benefit Claims”) incurred under such plans prior to the Distribution Date with respect to any Continuing Sporting Employee or Sporting Former Employee (or any eligible dependent or other covered beneficiary thereof), and Sporting and the Sporting Subsidiaries shall not assume any Liability with respect to such Welfare Benefit Claims, except that Sporting shall assume or retain, as the case may be, Liability for such Welfare Benefit Claims to the extent required by applicable Law.  From and after the Distribution Date, Sporting and the Sporting Subsidiaries shall be liable in accordance with the Sporting Welfare Plans for payment of all medical, dental, vision, health, and long-term disability benefit claims  incurred under such plans from and after the Distribution Date with respect to any Continuing Sporting Employee or Sporting Former Employee (or any eligible dependent or other covered beneficiary thereof) (collectively, “Post-Distribution Welfare Benefit Claims”), and ATK or the applicable ATK Subsidiary shall not assume any

Liability with respect to such Post-Distribution Welfare Benefit Claims.  For purposes of the foregoing, a claim shall be deemed to be incurred as follows:  (A) life, accidental death and dismemberment, and business travel accident insurance benefits and long-term disability benefits, upon the death, disability or accident giving rise to such benefits, (B) health, dental and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies, and (C) non-occupational short-term disability, upon the initiation of any claim for such benefit.  Notwithstanding the foregoing, for each non-occupational short-term disability benefit claim incurred, or deemed incurred pursuant to this Section 8.07(c)(iv), with respect to any Continuing Sporting Employee or Sporting Former Employee prior to the Distribution Date, Sporting shall, or shall cause the applicable Sporting Subsidiaries to, reimburse ATK or the applicable ATK Subsidiary (A) an amount equal to the value of each payment made by ATK or the applicable ATK Subsidiary on or after the Distribution Date to such Continuing Sporting Employee or Sporting Former Employee on account of such non-occupational short-term disability benefit claim and (B) as soon as reasonably practicable after ATK or the applicable ATK Subsidiary has provided Sporting or the applicable Sporting Subsidiary with written confirmation that ATK or the applicable ATK Subsidiary has made such payments to such Continuing Sporting Employee or Sporting Former Employee.

 (v)      Workers’ Compensation Benefits.  From and after the Distribution Date, Sporting shall assume Liability for payment of all claims for workers’ compensation benefits that are incurred prior to, on, or after the Distribution Date with respect to any Continuing Sporting Employee or Sporting Former Employee, and Sporting shall retain Liability for all claims for workers’ compensation benefits that are incurred prior to the Distribution Date to the extent such claims relate to a Sporting Benefit Plan.

   (d)      Paid Time Off.  Effective on or prior to the Distribution Date, Sporting shall, or shall cause the applicable Sporting Subsidiaries to, assume Liability (i) for all vacation days (regular, supplemental or banked) accrued or earned but not yet taken by each Continuing Sporting Employee as of the Distribution Date (the “Accrued Vacation Days”) and (ii) with respect to each Continuing Sporting Employee who has sold all or a portion of his or her Accrued Vacation Days pursuant to and in accordance with a policy of ATK or any ATK Subsidiary prior to the Distribution Date, for supplemental payments to such Continuing Sporting Employee in equal amounts over the remainder of the calendar year in satisfaction of such sale (the “Sold PTO”).  In the event that a Continuing Sporting Employee is entitled under applicable Law or any policy of ATK or any ATK Subsidiary to be paid in cash for any Accrued Vacation Days or Sold PTO in connection with the occurrence of the Distribution, Sporting or the applicable Sporting Subsidiary shall discharge the Liability for such Accrued Vacation Days and Sold PTO.

 (e)      Flexible Spending Account Plans.  Effective not later than the Distribution Date, Sporting shall, or shall cause the Sporting Subsidiaries to, have in effect flexible spending arrangements under a cafeteria plan qualifying under Code

Section 125 (the “New Flexible Spending Account Plan”), and from and after the Distribution Date, Sporting shall be liable for all Liabilities and account balances of the ATK Flexible Spending Account Plan maintained in the United States with respect to Continuing Sporting Employees, Sporting Former Employees and their respective dependents (the “ATK Flexible Spending Account Plan”).  From and after the Distribution Date, for the balance of the coverage year (and any grace period) all claims for reimbursement which have not been paid as of the Distribution Date shall be paid pursuant to and under the terms of the New Flexible Spending Account Plan.  As soon as practicable following the Distribution Date, (i) ATK shall, or shall cause the ATK Subsidiaries to, transfer to Sporting or the applicable Sporting Subsidiary an amount in cash equal to the excess, if any, of the aggregate contributions to the ATK Flexible Spending Account Plan made by Continuing Sporting Employees and Sporting Former Employees prior to the Distribution Date for the plan year in which the Distribution Date occurs over the aggregate reimbursement payouts made to Continuing Sporting Employees and Sporting Former Employees prior to the Distribution Date for such year from such plan, and (ii) Sporting shall, or shall cause the Sporting Subsidiaries to, (A) restore the account balances of the Continuing Sporting Employees and the Sporting Former Employees to the value as of the date immediately prior to the Distribution Date less any reimbursement payouts made between the Distribution Date and the date ATK causes such amounts to be transferred and (B) cause such amounts, plus any additional amounts necessary to restore the account balances, to be credited to each such Continuing Sporting Employee’s and Sporting Former Employee’s account under the New Flexible Spending Account Plan.  In connection with such transfer, Sporting shall deem that such employees’ deferral elections made under the ATK Flexible Spending Account Plan for the plan year in which the Effective Time occurs shall continue in effect under the New Flexible Spending Account Plan for the remainder of the plan year in which the Distribution Date occurs.  If the aggregate reimbursement payouts made to Continuing Sporting Employees and Sporting Former Employees from the ATK Flexible Spending Account Plan prior to the Distribution Date for the plan year in which the Distribution Date occurs exceed the aggregate accumulated contributions made by the Continuing Sporting Employees and Sporting Former Employees to such plan prior to the Distribution Date for such plan year, Sporting shall make a payment equal to the value of such excess to ATK as soon as practicable following Sporting’s receipt of additional contributions from the applicable Continuing Sporting Employee and Sporting Former Employee.

 (f)       ATK 401(k) Plan.

 (i)       Effective as of the Distribution Date, Sporting shall establish a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (the “Sporting 401(k) Plan”) providing benefits to the Continuing Sporting Employees participating in any tax-qualified defined contribution plan sponsored by ATK (the “ATK 401(k) Plan”) as of the Distribution Date and any Sporting Employees hired prior to the Distribution Date but who had not yet begun participating in the ATK 401(k) Plan. Furthermore, such Sporting 401(k) Plan shall otherwise provide benefits and features (including investment options) substantially identical to those provided under the ATK 401(k) Plan as of the date immediately prior to the Distribution Date.

 (ii)      Immediately following the Distribution Date, and subject to ATK’s receipt of reasonably satisfactory evidence that the Sporting 401(k) Plan meets the requirements of Code Sections 401(a) and 501(a), ATK shall cause to be transferred from the ATK 401(k) Plan to the Sporting 401(k) Plan the assets and Liabilities relating to the account balances of the individuals who are, as of such date, Continuing Sporting Employees or Sporting Former Employees (whether vested or unvested as of the Distribution Date), in accordance with the requirements of all applicable laws, including the Code.  From and after the Distribution Date, Sporting shall administer the transferred accounts of the Continuing Sporting Employees and Sporting Former Employees in the Sporting 401(k) Plan and the accounts of any Sporting Employee and Sporting Former Employee who becomes a participant in the Sporting 401(k) Plan after the Distribution Date, in each case, in accordance with all applicable Laws, including the Code; provided that ATK and the ATK Subsidiaries shall provide assistance as is reasonably necessary for the administration of such accounts.  Such transfer of assets shall consist of cash, cash equivalents, property or participant loan receivables equal to all the accrued benefit Liabilities relating to all account balances referred to in the first sentence of this Section 8.07(f), including such Liabilities for the beneficiaries of the Sporting Employees and including such accrued benefit Liabilities arising under any applicable qualified domestic relations order.  From and after the Distribution Date, neither ATK nor the ATK 401(k) Plan shall have any Liability to provide such participants in the ATK 401(k) Plan whose balances were transferred to the Sporting 401(k) Plan (or any of their beneficiaries) with benefits under the ATK 401(k) Plan following the Distribution Date.

 (iii)     ATK shall permit each ATK Shared Services Employee who experiences a Transition Period Employment Transfer to effect, and Sporting shall cause the Sporting 401(k) Plan to accept, in accordance with applicable Law and the terms of the Sporting 401(k) Plan and the ATK 401(k) Plan, a rollover of the account balances of such ATK Shared Services Employee who experiences a Transition Period Employment Transfer (including earnings through the date of transfer and promissory notes evidencing all outstanding loans) under the ATK 401(k) Plan if such rollover is elected in accordance with applicable Law and the terms of the Sporting 401(k) Plan and the ATK 401(k) Plan by such ATK Shared Services Employee who experiences a Transition Period Employment Transfer.  Upon completion of a transfer of the account balances of any ATK Shared Services Employee as described in this Section 8.07(f)(iii), Sporting and/or the Sporting 401(k) Plan will be responsible for all Liabilities of ATK under the ATK 401(k) Plan with respect to the applicable ATK Shared Services Employee whose account balances were transferred to the Sporting 401(k) Plan and his or her beneficiaries, and none of ATK, any ATK Subsidiary or the ATK 401(k) Plan shall have any Liability to provide such individual (or any of his or her beneficiaries) with benefits under the ATK 401(k) Plan.

 (g)      ATK Qualified Pension Plans.

 (i)       No later than the Distribution Date, Sporting shall cause to be established or maintained one or more defined benefit pension plans (collectively, the “Sporting Pension Plans”) that, subject to this Section 8.07(g), provide benefits that are substantially identical to those provided by the ATK Pension Benefit Plans applicable to Continuing Sporting Employees, Sporting Former Employees and their respective beneficiaries (the “ATK Pension Plans”) who participate in the ATK Pension Plans immediately prior to the Distribution Date (collectively, the “Pension Participants”), based on the terms of the ATK Pension Plans as of the Distribution Date.  Each Sporting Pension Plan shall be established or maintained for the benefit of each Pension Participant and shall be qualified under Code Section 401(a), and the trust which is a part of such plan shall be exempt from tax under Code Section 501(a).  Each Pension Participant participating in an ATK Pension Plan as of the Distribution Date shall become a participant in a Sporting Pension Plan as of the Distribution Date.  Each Sporting Pension Plan and the trust which is a part of such plan (and any successor to such plan or trust) shall provide that (i) the assets transferred to such Sporting Pension Plan from an ATK Pension Plan shall be held by the trust which is a part of such Sporting Pension Plan for the exclusive benefit of the participants in such plan, (ii) the accrued benefits as of the Distribution Date of each Pension Participant may not be decreased by amendment or otherwise and (iii) each Pension Participant shall have the right to receive his or her benefit accrued through the Distribution Date under the applicable ATK Pension Plan in any optional form provided under such ATK Pension Plan.

 (ii)      As soon as practicable following the Distribution Date, ATK shall cause its actuary to calculate the Accrued Liability as of the end of the month that includes the Distribution Date.  The term “Accrued Liability” shall mean the benefit obligation under each ATK Pension Plan for each Pension Participant on the basis of the actuarial assumptions set forth in Section 8.07(g)(ii) of the ATK Disclosure Letter.  If the Accrued Liability of all participants and beneficiaries (whether or not Pension Participants) under any ATK Pension Plan is determined to be less than the fair market value of the assets of such ATK Pension Plan as of the Distribution Date then ATK shall cause to be transferred from the trust established as part of such ATK Pension Plan to a trust established by Sporting as part of a Sporting Pension Plan cash or assets (or a combination thereof) equal to the Accrued Liability for all Pension Participants under such ATK Pension Plan, as determined as of the Distribution Date.  If the Accrued Liability of all participants and beneficiaries (whether or not Pension Participants) under any ATK Pension Plan is determined to be equal to or more than the fair market value of the assets of such ATK Pension Plan as of the Distribution Date, then ATK shall cause its actuary to determine the amount of assets allocable to the Accrued Liabilities of the Pension Participants under such ATK Pension Plan based on Section 4044 of ERISA (the “Section 4044 Amount”), and ATK shall cause to be transferred from the trust established as part of such ATK Pension Plan to a trust established by Sporting as part of a Sporting Pension Plan cash or assets (or a combination thereof) equal to the Section 4044 Amount applicable to the Pension Participants, as determined as of the Distribution Date, provided, however, if the Accrued Liability of Pension Participants under any ATK Pension Plan is determined to be less than three percent of the fair market value of the assets of such ATK Pension Plan as of the Distribution Date, ATK’s actuary may determine that the amount transferred from any such ATK Pension Plan to a Sporting Pension Plan shall be determined pursuant to the de minimis rule under Section 414(l) of the Code and the related regulations thereunder, and such amount shall be deemed to be the Section 4044 Amount for purposes of such ATK Pension Plan.  Notwithstanding anything to the contrary contained in this Agreement, the transfers of assets and Liabilities contemplated by this Section 8.07(g) shall be determined in accordance with Code Section 414(l) and the related regulations (including the safe harbor assumptions and methodology of the Pension Benefit Guaranty Corporation (“PBGC”) as of the end of the month that includes the Distribution Date), and the amount expressly called for to be transferred pursuant to this Section 8.07(g) shall be adjusted to the extent necessary for the approval of any Governmental Entity (including the IRS and the PBGC) and to satisfy Code Section 414(l) and the related regulations as well as Section 4044 of ERISA and the related regulations.  The amount finally determined in accordance with the foregoing to be transferred from an ATK Pension Plan to a Sporting Pension Plan shall be adjusted, as determined by ATK’s actuary, to take into account the actual investment return on the assets of such ATK Pension Plan from the end of the month in which the Distribution Date occurs until the applicable Pension Transfer Date and shall be decreased by any benefit payment made to a Pension Participant under such ATK Pension Plan during such period.

                 (iii)     Any transfer of assets from an ATK Pension Plan to a Sporting Pension Plan shall be made as soon as practicable following the determination by ATK’s actuary of the applicable amount to be transferred, but in no event later than 120 days following the later of (A) the final determination of ATK’s actuary and (B) the Distribution Date (the date of each such transfer, a “Pension Transfer Date”).  Notwithstanding the foregoing, no transfer shall be made until such time as ATK has been provided evidence reasonably satisfactory to ATK that (i) the applicable Sporting Pension Plan satisfies the requirements for a qualified plan under Code Section 401(a), (ii) Sporting has established a trust as part of such Sporting Pension Plan that is exempt from tax under Code Section 501(a) and (iii) the parties have received all other approvals from, and made all required filings to, all applicable Governmental Entities.  Unless ATK and Sporting agree otherwise, each Pension Transfer Date shall occur on the last Business Day of a month.  ATK’s actuary shall be responsible for the required actuarial certification under Code Section 414(l).  As of each Pension Transfer Date, Sporting and the applicable Sporting Pension Plan shall assume all Liabilities of ATK, its Affiliates and the applicable ATK Pension Plan with respect to the applicable Pension Participants under such ATK Pension Plan and Sporting and such Sporting Pension Plan shall become, with respect to each applicable Pension Participant, responsible for all benefits due and acts, omissions and transactions under or in connection with such ATK Pension Plan, whether arising prior to, on or after the Distribution Date.

 (iv)     The Accrued Liability and the Section 4044 Amount shall be determined by an enrolled actuary designated by ATK, and ATK shall provide any actuary designated by Sporting with information reasonably necessary to calculate the Accrued Liability and the Section 4044 Amount and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement and Section 8.07(g) of the ATK Disclosure Letter.  Within 30 days following receipt by Sporting’s actuary of the calculation of the Accrued Liability and the Section 4044 Amount, Sporting shall notify ATK in writing if there is a good faith dispute between ATK’s actuary and Sporting’s actuary as to the calculation of the Accrued Liability and the Section 4044 Amount.  If Sporting does not notify ATK of any good faith dispute within such 30 day period, the determination of ATK’s actuary shall become conclusive, final and binding.  If any such dispute remains unresolved for 30 days following ATK’s receipt of such written notification from Sporting (or within such longer period as ATK and Sporting shall mutually agree), the chief financial officers of ATK and Sporting shall endeavor to resolve the dispute during the 30-day period that follows such 30-day (or longer) period.  If such dispute remains unresolved at the end of such 30-day period, ATK and Sporting shall select and appoint an independent nationally recognized actuary mutually agreed upon by the parties hereto in writing. The reasoned written decision of such actuary shall be rendered within 30 days of such appointment and shall be conclusive as to any dispute for which such actuary was appointed.  The cost of such actuary shall be divided equally between ATK and Sporting.  Each of Sporting and ATK shall be responsible for the cost of its own actuary.

 (v)      Notwithstanding anything to the contrary in this Section 8.07(g), the Section 4044 Amount shall be determined without regard to amounts treated as a separate account maintained for the payment of sickness, accident, hospitalization, and medical expenses of retired employees, their spouses, and their dependents (“Retiree Medical Benefits”) as provided under Code Section 401(h) (the “Section 401(h) Account”). No assets shall be transferred from the ATK Pension Plan to the Sporting Pension Plan from the Section 401(h) Account, unless the Section 401(h) Account covers Retiree Medical Benefits to be provided under a Sporting Post-Employment Welfare Plan, in which case a transfer of Section 401(h) Account assets to the Sporting Pension Plan shall occur at the same time as provided under Section 8.07(g)(iii), in an amount, as determined by ATK’s actuary, equal to the value of the Section 401(h) Account at the applicable Pension Transfer Date multiplied by a fraction, the numerator of which is the actuarial present value of Retiree Medical Benefits expected at that time to be provided under a Sporting Post-Employment Welfare Plan to Pension Participants who, as of immediately prior to the Distribution Date, were participants in an ATK Pension Plan that included a Section 401(h) Account, and the denominator of which is the sum of (A) the actuarial present value of Retiree Medical Benefits expected at that time to be provided under a Sporting Post-Employment Welfare

Plan to Pension Participants who, as of immediately prior to the Distribution Date, were participants in an ATK Pension Plan that included a Section 401(h) Account and (B) the actuarial present value of Retiree Medical Benefits to be provided under the ATK Post-Employment Welfare Plans to participants allocated to the ATK Pension Plan. For purposes of the immediately preceding sentence, the actuarial present value of Retiree Medical Benefits shall be the accumulated postretirement benefit obligation of such Retiree Medical Benefits, determined in accordance with FASB ASC Topic 715, based on the assumptions used in ATK’s most recent year-end accounting disclosures.

 (vi)     Sporting shall use its best efforts to qualify each Sporting Pension Plan under Code Section 401(a), and Sporting and ATK shall reasonably cooperate to make any and all filings and submissions to the appropriate Governmental Entities required to be made by ATK or Sporting as are appropriate in effectuating the provisions of this Section 8.07(g) (including (i) IRS Forms 5310-A in respect of the transfers of assets and (ii) in the event that the Transactions constitute a “reportable event” (within the meaning of Section 4043 of ERISA and the related regulations) for which the 30-day notice has not been waived, timely notification of the PBGC and filing of all reports required in connection therewith).

 (vii)    From and after the Distribution, (A) Sporting and the Sporting Subsidiaries shall be solely and exclusively responsible for all Liabilities with respect to, or in any way related to, the Sporting Pension Plans, whether accrued (or relating to services provided) before, on or after the Distribution and (B) ATK and the ATK Subsidiaries shall be solely and exclusively responsible for all Liabilities with respect to, or in any way related to, the ATK Pension Plans, whether accrued (or relating to services provided) before, on or after the Distribution (it being understood that ATK, the ATK Subsidiaries and the ATK Pension Plans shall be solely and exclusively responsible for the administration and payment of benefits with respect to the applicable Pension Participants under the ATK Pension Plans until the applicable Pension Transfer Date).

 (viii)   The parties hereto shall make commercially reasonable efforts to provide that the assets and Liabilities associated with the participation of any ATK Shared Services Employee who experiences a Transition Period Employment Transfer in the ATK Pension Plans shall be transferred to a Sporting Pension Plan in accordance with the principles of this Section 8.07(g).

 (h)      ATK Nonqualified Pension and Retirement Plans.

 (i)       Effective on or prior to the Distribution, Sporting or any Sporting Subsidiary shall establish certain nonqualified pension and retirement plans (such plans, the “Sporting Nonqualified Plans”) in accordance with this Section 8.07(h).  Each Sporting Nonqualified Plan shall have terms and features (including benefit accrual formulas and employer contribution provisions) that are substantially identical to the ATK Benefit Plans that are nonqualified pension and retirement plans applicable to Continuing Sporting Employees, Sporting Former Employees and their respective beneficiaries who participated in such ATK Benefit Plans immediately prior to the Distribution Date (such ATK Benefit Plans collectively being the “ATK Nonqualified Plans”) such that (for the avoidance of doubt) each ATK Nonqualified Plan is substantially replicated by a corresponding Sporting Nonqualified Plan.  Sporting and the Sporting Subsidiaries shall be solely responsible for taking all necessary, reasonable, and appropriate actions to establish, maintain and administer the Sporting Nonqualified Plans in compliance with applicable Law.  Each Sporting Nonqualified Plan shall assume Liability for all benefits accrued or earned (whether or not vested) by Continuing Sporting Employees, Sporting Former Employees and their respective beneficiaries under the corresponding ATK Nonqualified Plan as of the Distribution Date.  From and after the Distribution Date, Sporting and the Sporting Subsidiaries shall be solely and exclusively responsible for all Liabilities with respect to, or in any way related to, the Sporting Nonqualified Plans, whether accrued (or relating to services provided) before, on or after the Distribution Date.

 (ii)      Within 60 days after the Distribution Date, ATK shall cause its actuary to determine the value, as of the Distribution, of the amount of assets to be transferred from each rabbi trust established to pay benefits under one or more of the ATK Nonqualified Plans (each, an “ATK Rabbi Trust”) to a rabbi trust established or maintained by Sporting (each, a “Sporting Rabbi Trust”) as designated by Sporting with respect to the Sporting Nonqualified Plans (each, a “Nonqualified Plan Transfer Amount”), which transfer shall be effected as soon as practicable after the Distribution Date (but in no event later than 30 days after the determination of the applicable Nonqualified Plan Transfer Amount by ATK’s actuary) (the date of such transfer, a “Nonqualified Plan Transfer Date”).  Each Nonqualified Plan Transfer Amount shall be determined by such actuary and shall mean the portion of the assets of the applicable ATK Rabbi Trust that bears the same ratio to the total assets of such ATK Rabbi Trust, in each case, as of the Distribution Date, as the ratio of the actuarial present value of the aggregate benefits accrued or earned (whether or not vested) as of the Distribution Date by Sporting Employees, Sporting Former Employees and their respective beneficiaries under the ATK Nonqualified Plans with respect to which such ATK Rabbi Trust is maintained to the actuarial present value of the total benefits earned or accrued (whether or not vested) as of the Distribution Date with respect to all participants under such plans; provided, however, that each such Nonqualified Plan Transfer Amount shall be adjusted, as determined by ATK’s actuary, to take into account the actual investment return on the assets of the applicable ATK Rabbi Trust from and including the end of the month in which the Distribution occurs, up to, but not including, the applicable Nonqualified Plan Transfer Date, and shall be decreased by any benefit payment made to a Continuing Sporting Employee, Sporting Former Employee or their respective beneficiaries from the applicable ATK Rabbi Trust during such period.  As part of the determination and transfer of any applicable Nonqualified Plan Transfer Amount, ATK and Sporting shall cooperate in good faith to appropriately allocate and transfer any non-marketable assets held in the applicable ATK Rabbi Trust

(including any corporate-owned life insurance policies) to the appropriate Sporting Rabbi Trust.

 (iii)     Sporting or the applicable Sporting Subsidiary shall, to the extent applicable, cause the corresponding Sporting Nonqualified Plan to (A) credit and recognize the compensation paid by ATK and its Affiliates (including, for these purposes, Sporting and the Sporting Subsidiaries) to such participant  to the extent recognized under the corresponding ATK Nonqualified Plan for all applicable purposes under such Sporting Nonqualified Plan as though it were compensation from Sporting and the Sporting Subsidiaries, (B) assume and honor the terms of all arrangements relating to beneficiaries and alternate payees in effect and honored under the corresponding ATK Nonqualified Plan, (C) credit each such participant’s account with (1) the amount deferred by such individual into the corresponding ATK Nonqualified Plan as of the Distribution Date, plus (2) any employer contributions, whether vested or unvested, deemed to have been made in relation to the amount described in clause (C)(1), including, in each case, any earnings thereon, (D) recognize and honor all deferral and distribution elections made by such individual (including any deferral election applicable to any bonus earned but not yet paid as of the Distribution Date) and (E) recognize and credit each participant for their pre-Distribution service with ATK and its predecessors and Affiliates (including, for the avoidance of doubt, Sporting and the Sporting Subsidiaries).

 (iv)     No Distributions on Separation.  Sporting and ATK acknowledge that neither the Distribution nor any of the other Transactions will trigger a payment or distribution of compensation under any Employee Benefit Plan that is a nonqualified deferred compensation plan for any Sporting Employee, ATK Employee, Sporting Former Employee or ATK Former Employee and, consequently, that the payment or distribution of any compensation to which any Sporting Employee, ATK Employee, Sporting Former Employee or ATK Former Employee is entitled under any such Employee Benefit Plan will occur upon such individual’s separation from service from Sporting, ATK or any of their respective Subsidiaries, as applicable, or at such other time as specified in the applicable Employee Benefit Plan (which may include a Transition Period Employment Transfer).

 (v)      Code Section 409A.  Sporting and ATK shall cooperate in good faith so that the Distribution will not result in adverse Tax consequences under Code Section 409A to any Sporting Employee, ATK Employee, Sporting Former Employee or ATK Former Employee, or their respective beneficiaries, in respect of their benefits under any Post-Distribution Sporting Benefit Plan or ATK Benefit Plan.

 (i)       Post-Employment Welfare Benefits.

 (i)       Effective on or prior to the Distribution Date, Sporting shall maintain, or cause its Subsidiaries to maintain, one or more post-employment welfare benefit plans (each such plan, a “Sporting Post-Employment Welfare Plan”) for the benefit of each Continuing Sporting Employee and Sporting Former Employee  (or any eligible dependent or other covered beneficiary thereof) who, immediately prior to the Distribution Date, participates in or has accrued benefits under the post-employment welfare benefit plans maintained by ATK or any ATK Subsidiary (such plans, the “ATK Post-Employment Welfare Plans”).  Each Sporting Post-Employment Welfare Plan shall have terms and features that are substantially identical to the applicable ATK Post-Employment Welfare Plan such that (for the avoidance of doubt), each ATK Post-Employment Welfare Plan is substantially replicated by a corresponding Sporting Post-Employment Welfare Plan.  Effective as of the Distribution Date, (x) the Sporting Post-Employment Welfare Plans shall assume and be responsible for all Liabilities that are accrued as of the Distribution Date under the ATK Post-Employment Welfare Plans with respect to Continuing Sporting Employees and Sporting Former Employees (or any eligible dependent or other covered beneficiary thereof)  and (y) the ATK Post-Employment Welfare Plans shall remain solely and exclusively responsible for all Liabilities with respect to, or in any way related to, the ATK Employees and ATK Former Employees (or any eligible dependent or other covered beneficiary thereof), whether accrued before, on or after the Distribution Date.

 (ii)      All assets held in the ATK VEBA as of the Distribution Date, whether attributable to the contributions of ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary and the earnings thereon shall be retained in the ATK VEBA.  For the avoidance of doubt, on and after the Distribution Date, there shall be no transfer of assets from the ATK VEBA to any corresponding voluntary employees’ beneficiary association under Code Section 501(c)(9) established by Sporting or any Sporting Subsidiary (or from ATK or any ATK Subsidiary to Sporting or any Sporting Subsidiary) and neither Sporting nor any Sporting Subsidiary shall be required to make any contribution to the ATK VEBA.

 (j)       Allocation of Employment and Employee Benefits-Related Liabilities.

 (i)       Except as otherwise provided in this Section 8.07 or in Section 8.27 or as required under applicable Law, (A) effective as of the Distribution Date, Sporting and the Sporting Subsidiaries shall assume or retain, as the case may be, all Liability and responsibility for all employment and employee benefits-related Liabilities incurred, or arising out of a period ending, prior to or on the Distribution Date that relate to the operation or conduct of the Sporting Business or the employment by ATK or the ATK Subsidiaries of any Sporting Employee or Sporting Former Employee and (B) ATK and the ATK Subsidiaries shall assume or retain, as the case may be, all Liability and responsibility for all employment and employee benefits-related Liabilities relating to the operation or conduct of the ATK Business whether incurred, or arising out of a period ending, prior to, on or after the Distribution Date or the employment by ATK or the ATK Subsidiaries of any ATK Employee or ATK Former Employee.  Except as otherwise provided in this Section 8.07 or in

Section 8.27 or as required under applicable Law, from and after the Distribution Date, Sporting and the Sporting Subsidiaries shall be liable for all employment and employee benefits-related Liabilities incurred, or arising out of a period ending, after the Distribution Date that relate to the operation or conduct of the Sporting Business, the employment by Sporting or the Sporting Subsidiaries of any Continuing Sporting Employee or any Post-Distribution Sporting Benefit Plan.

 (ii)      The parties intend that Sporting Employees shall have continuous and uninterrupted employment immediately before and immediately after the consummation of the Transactions, and that for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of ATK, Sporting or any of their respective Subsidiaries or Affiliates, the Transactions shall not constitute a severance of employment of any ATK Employee or Sporting Employee prior to or upon the consummation of the Transactions.  Notwithstanding the foregoing and anything in Section 8.07(j)(i) to the contrary, in the event that any such severance of employment results solely from the consummation of the Transactions, each of ATK and Sporting shall bear, and shall indemnify and hold harmless the party that is required to pay any severance or unemployment compensation to the applicable ATK Employee or Sporting Employee against, half of any Liabilities in respect of such severance and unemployment compensation actually paid by such party.

 (k)      Employment Tax Reporting Responsibility.  Sporting and ATK hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320.  Accordingly, ATK shall have no United States employment tax reporting responsibilities, and Sporting shall have full United States employment tax reporting responsibilities, for Sporting Employees subject to United States employment taxes following the Distribution Date.

 (l)       Administration.  Following the date hereof, the parties hereto shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 8.07, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law) and obtaining any Governmental Approvals required hereunder.

 (m)     No Third-Party Beneficiaries.  The provisions of this Section 8.07 and Section 8.08 below are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 8.07 and Section 8.08 below) under or by reason of any provision of this Agreement.  Nothing in this Section 8.07 or Section 8.08 below shall amend, or be deemed to amend (or prevent the amendment or termination of), any

Employee Benefit Plan or any compensation or benefit plan of ATK, Sporting, Orbital or any of their respective Affiliates.

                                 SECTION 8.08.      Post-Closing Terms and Conditions of Employment for ATK Employees and Orbital Employees.  During the Continuation Period, and subject to the last sentence of this Section 8.08, ATK shall, or shall cause the applicable ATK Subsidiary, including Orbital and its Subsidiaries, to provide each employee of ATK or any of its Subsidiaries (including, for the avoidance of doubt, employees of Orbital or any of its Subsidiaries) (collectively, “Continuing Employees”) compensation and employee benefits in a manner that neither favors nor disfavors such individual, in whole or in part, on the basis of whether such individual was an employee of ATK or any of its Subsidiaries, on the one hand, or Orbital or any of its Subsidiaries on the other hand, immediately prior to the Effective Time; provided, however, that this Section 8.08 shall be deemed satisfied in the event ATK should for the Continuation Period, either (i) provide compensation and employee benefits that are substantially comparable in the aggregate to the compensation and employee benefits to which the Continuing Employees were entitled immediately prior to the Effective Time, (ii) provide compensation and employee benefits to the Continuing Employees employed by ATK or any of its Subsidiaries immediately prior to the Effective Time (other than Orbital and its Subsidiaries) at the same level as applies to similarly-situated individuals employed by Orbital or any of its Subsidiaries or (iii) provide compensation and employee benefits to the Continuing Employees employed by Orbital or any of its Subsidiaries immediately prior to the Effective Time at the same level as applies to similarly-situated individuals employed by ATK or any of its Subsidiaries (other than Orbital and its Subsidiaries).  Nothing herein shall limit the right of ATK or the employing ATK Subsidiary (including Orbital and its Subsidiaries) to terminate the employment of any Continuing Employee at any time or require ATK or the employing ATK Subsidiary (including Orbital and its Subsidiaries) to provide any such employee benefits, rates of base salary or hourly wages, or annual bonus opportunities for any period following any such termination.  Notwithstanding any other provision of this Agreement to the contrary, all terms and conditions of employment with respect to any individual who is subject to a CBA shall be made in accordance with the terms of such CBA.

                                 SECTION 8.09.      Directors’ and Officers’ Indemnification; Liability Insurance.  (a)  ATK shall, for a period of at least six years after the Effective Time, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors or officers of ATK, Orbital and their respective Subsidiaries, and each individual who prior to the Effective Time becomes a director or officer of Orbital, ATK or any of their respective Subsidiaries, to the maximum extent that ATK, Orbital or such Subsidiary would, as applicable, have been allowed to do so under applicable Law, in respect of acts or omissions occurring at or prior to the Effective Time, including for acts or omissions occurring in connection with any of the Transaction Documents or the Transactions.

 (b)      ATK shall maintain in effect for each past or present director or officer of ATK, Orbital or any of their respective Subsidiaries, as well as each individual who prior to the Effective Time becomes a director or officer of ATK, Orbital or any of their respective Subsidiaries, for a period of at least six years after the Effective Time, policies of directors’ and officers’ liability insurance of at least the same coverage and containing terms and conditions which are, in the aggregate, no less advantageous to the insured, as the current policies of directors’ and officers’ liability insurance maintained by ATK or Orbital, as applicable, with respect to claims arising from acts or omissions that occurred at or prior to the Effective Time, including for acts or omissions occurring in connection with any of the Transaction Documents or the Transactions; provided, however, that with respect to past or present directors and officers of Orbital and its Subsidiaries (as well as any individuals who prior to the Effective Time became a director or officer of Orbital or any of its Subsidiaries), in no event shall ATK be required to pay aggregate premiums for insurance under this Section 8.09(b) in excess of 250% of the amount of the aggregate premiums paid by Orbital in 2013 on an annualized basis for such purchase as set forth in forth in Section 8.09(b) of the Orbital Disclosure Letter; provided that ATK shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount.

                                 SECTION 8.10.      Fees and Expenses.  Except as otherwise expressly provided in any Transaction Document (including pursuant to Section 1.03(a)(ix) hereof), all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses.  This Section 8.10 does not relate to Transfer Taxes, which are the subject of Sections 3.01 and 4.02 of the Tax Matters Agreement.

                                 SECTION 8.11.      Public Announcements.  ATK, Sporting and Merger Sub, on the one hand, and Orbital, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, other than any press release or other public statement that only contains information and statements that have been previously approved by the parties pursuant to this Section 8.11, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any U.S. national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other parties before issuing any such press release or making any such public announcement.  The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto.

                                 SECTION 8.12.      Stock Exchange Listings.  (a)  ATK shall use reasonable best efforts to cause the shares of ATK Common Stock to be issued in the Merger to be approved for quotation on the NYSE, subject to official notice of issuance with respect to the NYSE prior to the Closing Date.

 (b)      Sporting shall use reasonable best efforts to cause the shares of Sporting Common Stock to be distributed in the Distribution to be approved for quotation on the NYSE or NASDAQ, subject to official notice of issuance with respect to the NYSE or NASDAQ, as applicable, prior to the Closing Date.

                                 SECTION 8.13.      Section 16 Matters.  Prior to the Effective Time, ATK, Sporting, Merger Sub and Orbital shall take all such steps as may be required to cause any acquisitions or dispositions of ATK Common Stock, Sporting Common Stock or Orbital Common Stock (including derivative securities with respect thereto), in each case resulting from the Transactions, by each individual who is subject to Section 16 of the Exchange Act with respect to ATK, Sporting or Orbital, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                                 SECTION 8.14.      Covenants of Orbital Regarding Non-Solicitation.  (a)  Orbital agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article X, except as expressly permitted by this Section 8.14, Orbital shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Orbital Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating an Orbital Acquisition Proposal or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an Orbital Acquisition Proposal. Orbital shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Orbital Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Orbital Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a potential Orbital Acquisition Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.14(a) by any Representative of Orbital or its Subsidiaries shall constitute a breach of this Section 8.14(a) by Orbital.

 (b)      Notwithstanding anything contained in Section 8.14(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Orbital Stockholder Approval, Orbital or any of its Representatives receives an Orbital Acquisition Proposal, which Orbital Acquisition Proposal did not result from any breach of this Section 8.14, and the Board of Directors of Orbital or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Orbital Acquisition Proposal constitutes or is reasonably likely to lead to an Orbital Superior Proposal, then Orbital and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Orbital Acquisition Proposal and furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to Orbital and its Subsidiaries to the Person or group of Persons who has made such Orbital Acquisition Proposal; provided that Orbital shall promptly provide to ATK any material non-public information concerning Orbital or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to ATK or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Orbital Acquisition Proposal.

 (c)      Orbital shall promptly notify ATK in the event that Orbital or any of its Subsidiaries or its or their respective Representatives receives an Orbital Acquisition Proposal and, subject to applicable Law (including with respect to fiduciary duties), shall disclose to ATK the material terms and conditions of any such Orbital Acquisition Proposal and the identity of the Person or group of Persons making such Orbital Acquisition Proposal, and Orbital shall, upon the request of ATK, keep ATK reasonably informed of any material developments with respect to any such Orbital Acquisition Proposal (including any material changes thereto).  Orbital shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits Orbital from providing to ATK any of the information required to be provided to ATK under this Section 8.14 within the time periods contemplated hereby.

 (d)      Neither the Board of Directors of Orbital nor any committee thereof shall (i)(A) withhold or withdraw (or modify in a manner adverse to ATK), or publicly propose to withhold or withdraw (or modify in a manner adverse to ATK), the recommendation by the Board of Directors of Orbital to the holders of Orbital Common Stock that they give the Orbital Stockholder Approval or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Orbital Acquisition Proposal (it being understood that the Board of Directors of Orbital or any committee thereof may make or cause Orbital to make a customary “stop, look and listen” communication and may elect to take no position with respect to an Orbital Acquisition Proposal until the close of business on the tenth Business Day after the commencement of such Orbital Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action being considered an adverse modification) (any action described in this clause (i) being referred to as an “Orbital Adverse Recommendation Change”) or (ii) execute or enter into (or cause or permit Orbital or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an Orbital Acquisition Proposal, other than any Acceptable Confidentiality Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time Orbital Stockholder Approval is obtained, but not after, the Board of Directors of Orbital or any committee thereof may make an Orbital Adverse Recommendation Change if (x) the Board of Directors of Orbital or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of an Orbital Adverse Recommendation Change made in response to an Orbital Acquisition Proposal, the Board of Directors of Orbital or any committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Orbital Acquisition Proposal constitutes an Orbital Superior Proposal; provided, however, that the Board of Directors of Orbital or any committee thereof shall not, and shall cause Orbital not to, make an Orbital Adverse Recommendation Change in connection with an Orbital Superior Proposal unless (1) Orbital has given ATK at least five Business Days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Orbital Superior Proposal and the material terms thereof and shall attach the agreement and all material related documentation providing for such Orbital Superior Proposal), (2) Orbital has negotiated, and has caused its Representatives to negotiate, in good faith with ATK during such notice period, to the extent ATK wishes to negotiate, to enable ATK to propose in writing a binding offer to effect revisions to the terms of this Agreement and the other Transaction Documents such that it would cause such Orbital Superior Proposal to no longer constitute an Orbital Superior Proposal, (3) following the end of such notice period, the Board of Directors of Orbital or any committee thereof shall have considered in good faith any such binding offer from ATK, and shall have determined that the Orbital Superior Proposal would continue to constitute an Orbital Superior Proposal if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material change to the material terms of such Orbital Superior Proposal, Orbital shall, in each case, have delivered to ATK an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three Business Days (rather than the five Business Days otherwise contemplated by clause (1) above).  Nothing in this Section 8.14(d) shall be deemed to modify or otherwise affect the obligation of Orbital to call the Orbital Stockholders’ Meeting and to submit this Agreement and the Merger to Orbital stockholders.

 (e)      Nothing in this Section 8.14 or elsewhere in this Agreement shall prohibit Orbital or the Board of Directors of Orbital or any committee thereof from (i) taking and disclosing to the stockholders of Orbital a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Orbital that is required by applicable Law.

                                 SECTION 8.15.      Covenants of ATK Regarding Non-Solicitation.  (a)  ATK agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article X, except as expressly permitted by this Section 8.15, ATK shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an ATK Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating an ATK Acquisition Proposal or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an ATK Acquisition Proposal. ATK shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an ATK Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an ATK Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a potential Orbital Acquisition Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.15(a) by any Representative of ATK or its Subsidiaries shall constitute a breach of this Section 8.15(a) by ATK.

 (b)      Notwithstanding anything contained in Section 8.15(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the ATK Stockholder Approval, ATK or any of its Representatives receives an ATK Acquisition Proposal, which ATK Acquisition Proposal did not result from any breach of this Section 8.15, and the Board of Directors of ATK or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such ATK Acquisition Proposal constitutes or is reasonably likely to lead to an ATK Superior Proposal, then ATK and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the ATK Acquisition Proposal and furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to ATK and its Subsidiaries to the Person or group of Persons who has made such ATK Acquisition Proposal; provided that ATK shall promptly provide to Orbital any material non-public information concerning the ATK Business that is provided to any Person given such access which was not previously provided to Orbital or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such ATK Acquisition Proposal.

 (c)      ATK shall promptly notify Orbital in the event that ATK or any of its Subsidiaries or its or their respective Representatives receives an ATK Acquisition Proposal and, subject to applicable Law (including with respect to fiduciary duties), shall disclose to Orbital the material terms and conditions of any such ATK Acquisition Proposal and the identity of the Person or group of Persons making such ATK Acquisition Proposal, and ATK shall, upon the request of Orbital, keep Orbital reasonably informed of any material developments with respect to any such ATK Acquisition Proposal (including any material changes thereto).  ATK shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits ATK from providing to Orbital any of the information required to be provided to Orbital under this Section 8.15 within the time periods contemplated hereby.

 (d)      Neither the Board of Directors of ATK nor any committee thereof shall (i)(A) withhold or withdraw (or modify in a manner adverse to Orbital), or publicly propose to withhold or withdraw (or modify in a manner adverse to Orbital), the recommendation by the Board of Directors of ATK to the holders of ATK Common Stock that they give the ATK Stockholder Approval or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any ATK Acquisition Proposal (it being understood that the Board of Directors of ATK or any committee thereof may make or cause ATK to make a customary “stop, look and listen” communication and may elect to take no position with respect to an ATK Acquisition Proposal until the close of business on the tenth Business Day after the commencement of such ATK Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action being considered an adverse modification) (any action described in this clause (i) being referred to as an “ATK Adverse Recommendation Change”) or (ii) execute or enter into (or cause or permit ATK or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an ATK Acquisition Proposal, other than any Acceptable Confidentiality Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time ATK Stockholder Approval is obtained, but not after, the Board of Directors of ATK or any committee thereof may make an ATK Adverse Recommendation Change if (x) the Board of Directors of ATK or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of an ATK Adverse Recommendation Change made in response to an ATK Acquisition Proposal, the Board of Directors of ATK or any committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such ATK Acquisition Proposal constitutes an ATK Superior Proposal; provided, however, that the Board of Directors of ATK or any committee thereof shall not, and shall cause ATK not to, make an ATK Adverse Recommendation Change in connection with an ATK Superior Proposal unless (1) ATK has given Orbital at least five Business Days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such ATK Superior Proposal and the material terms thereof and shall attach the agreement and all material related documentation providing for such ATK Superior Proposal), (2) ATK has negotiated, and has caused its Representatives to negotiate, in good faith with Orbital during such notice period, to the extent Orbital wishes to negotiate, to enable Orbital to propose in writing a binding offer to effect revisions to the terms of this Agreement and the other Transaction Documents such that it would cause such ATK Superior Proposal to no longer constitute an ATK Superior Proposal, (3) following the end of such notice period, the Board of Directors of ATK or any committee thereof shall have considered in good faith any such binding offer from Orbital, and shall have determined that the ATK Superior Proposal would continue to constitute an ATK Superior Proposal if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material change to the material terms of such ATK Superior Proposal, ATK shall, in each case, have delivered to Orbital an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three Business Days (rather than the five Business Days otherwise contemplated by clause (1) above).  Nothing in this Section 8.15(d) shall be deemed to modify or otherwise affect the obligation of ATK to call the ATK Stockholders’ Meeting and to submit the issuance of shares of ATK Common Stock in the Merger to ATK stockholders.

 (e)      Nothing in this Section 8.15 or elsewhere in this Agreement shall prohibit ATK or the Board of Directors of ATK or any committee thereof from (i) taking and disclosing to the stockholders of ATK a position contemplated by

Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of ATK that is required by applicable Law.

                                 SECTION 8.16.      Tax Matters.  (a)  For United States Federal income Tax purposes, it is intended that (i) pursuant to Sections 351, 355, 361 and 368 of the Code, no gain or loss be recognized to ATK or Sporting as a result of the Sporting Transfers and the Distribution (other than any gain or loss from intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13 taken into account upon the Distribution), (ii) pursuant to Section 355 of the Code, no gain or loss be recognized to (and no amount shall be includible in the income of) the Eligible Holders (except with respect to cash received in lieu of fractional shares) as a result of the Distribution (the treatment described in clauses (i) and (ii), collectively, the “Intended Distribution Tax Treatment”), (iii) the Merger qualify as a “reorganization” described in Section 368(a) of the Code and (iv) pursuant to Sections 354 and 361 of the Code, no gain or loss be recognized to Merger Sub or holders of Orbital Common Stock (except with respect to cash received in lieu of fractional shares) as a result of the Merger (the treatment described in clauses (iii) and (iv), the “Intended Merger Tax Treatment” and, together with the Intended Distribution Tax Treatment, the “Intended Tax Treatment”).

 (b)      The parties hereto shall cooperate with each other and use reasonable best efforts  to cause the applicable Transactions to qualify for the Intended Tax Treatment, including (i) refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (ii) executing such amendments to this Agreement as may be reasonably required in order for the applicable Transactions to qualify for the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith materially adversely affects the value of the applicable Transactions to such party or its stockholders) and (iii) using reasonable best efforts to obtain the opinions of counsel referred to in Section 9.02(e) and Section 9.03(e), including by executing and delivering to counsel customary letters of representation.

 (c)      ATK and Orbital shall each use commercially reasonable efforts to satisfy their obligations under Section 8.16(c) of the ATK Disclosure Letter.

                                 SECTION 8.17.      Replacement of Guarantees.  Sporting shall use commercially reasonable efforts to provide, or cause a Sporting Subsidiary to provide, on or prior to the Distribution Date, replacement Guarantees with respect each Guarantee issued by ATK or any ATK Subsidiary for the benefit of Sporting or any Sporting Subsidiary or with respect to any Sporting Liability or the Sporting Business, in each case that is outstanding as of the Distribution Date (collectively, the “Existing Sporting Guarantees”), in each case in form and substance reasonably satisfactory to ATK and the respective banks, insurance companies or other counterparties.  ATK and Sporting shall cooperate to obtain any necessary release of the Existing Sporting Guarantees issued by ATK or any ATK Subsidiary in form and substance reasonably satisfactory to ATK and Sporting. In the event that all such replacement Guarantees and releases of Existing Sporting Guarantees are not in place as of the Distribution Date, Sporting shall, as soon as practicable following the Closing, provide, or cause a Sporting Subsidiary to provide, replacement Guarantees with respect to such Existing Sporting Guarantees that were not replaced on or prior to the Closing Date, and shall indemnify, defend and hold harmless ATK and its Subsidiaries against all Liabilities arising under such Existing Sporting Guarantees.  If Sporting is unable to obtain, or to cause to be obtained, any such required replacement Guarantees and releases of Existing Sporting Guarantees on or prior to the Distribution Date, Sporting will, as agent or subcontractor for the applicable guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and Sporting will not, and will cause its Subsidiaries not to, agree to renew or extend the term of, or modify the terms to increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, Contract or other obligation for which ATK or any of its Subsidiaries is or may be liable unless all obligations of ATK or any of its Subsidiaries with respect thereto are thereupon terminated by documentation satisfactory in form and substance reasonably satisfactory to ATK.

                                 SECTION 8.18.      Sole Stockholder Approval.  Immediately following the execution of this Agreement, ATK, as the sole stockholder of Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the DGCL.

                                SECTION 8.19.       Transaction Litigation.  ATK shall give Orbital the opportunity to participate in the defense or settlement of any stockholder litigation against ATK and/or its directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Orbital, which consent shall not be unreasonably withheld, conditioned or delayed.  Orbital shall give ATK the opportunity to participate in the defense or settlement of any stockholder litigation against Orbital and/or its directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of ATK, which consent shall not be unreasonably withheld, conditioned or delayed.  Without limiting in any way the parties’ obligations under Section 8.04, each of ATK and Orbital shall cooperate, shall cause its Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in each case in the defense against such litigation. For purposes of this paragraph, “participate” means that the non-litigating party will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

                                SECTION 8.20.       Sporting Financing Matters.  (a)  Sporting and ATK shall use their respective reasonable best efforts to obtain, from one or more third party financing sources, debt financing to be incurred by Sporting and/or the Sporting Subsidiaries prior to, at the time of or immediately following the Distribution generating aggregate net proceeds (together with cash on hand) of not less than the Sporting Dividend Amount (the “New Sporting Debt Financing”) on the terms and conditions set forth in the Sporting Commitment Letter, including using their respective reasonable best efforts to (i) maintain in effect the Sporting Commitment Letter until the Transactions are consummated, (ii) timely negotiate definitive agreements with respect to the facilities contemplated by the Sporting Commitment Letter on the terms and conditions set forth therein (or on terms that will not delay or prevent the Closing or make the funding with respect to the New Sporting Debt Financing less likely to occur), (iii) satisfy or cause to be waived on a timely basis all conditions applicable to Sporting and ATK set forth in the Sporting Commitment Letter or such definitive agreements that are within their control and otherwise comply with their obligations thereunder and (iv) upon the satisfaction or waiver of such conditions, consummate the New Sporting Debt Financing, including by enforcing any and all rights available to ATK and Sporting to cause the New Sporting Debt Financing to be consummated, prior to, at the time of or immediately following the Distribution.  ATK shall keep Orbital reasonably informed of material developments in respect of the New Sporting Debt Financing and the process relating thereto.

 (b)      Neither ATK nor Sporting shall amend, modify or waive, or agree to amend, modify or waive (in any case, whether by action or inaction), any term of the Sporting Commitment Letter without the prior written consent of Orbital if such amendment, modification or waiver (x) reduces the aggregate amount of the New Sporting Debt Financing (unless, in the case of this clause (x), such amount is fully replaced with an amount of new financing with conditionality no less favorable to Sporting in any material respect) or (y) amends the conditions precedent to the New Sporting Debt Financing in a manner that would reasonably be expected to materially delay or prevent the Closing or make the funding of the New Sporting Debt Financing less likely to occur (provided, however, that Sporting and ATK may, without the consent of Orbital, amend or modify the Sporting Commitment Letter (x) in accordance with the “market flex” provisions thereof and (y) to add lenders, lead arrangers, bookrunners, syndication agents or other titled roles with respect to financial institutions that have not executed the Sporting Commitment Letter as of the date of this Agreement). Without limiting the generality of the foregoing, ATK shall give Orbital reasonably prompt notice (x) of any material breach or material default by any party to the Sporting Commitment Letter or any of the definitive agreements related to the New Sporting Debt Financing which could reasonably be expected to result in ATK and Sporting not receiving financing in an aggregate amount (together with cash on hand) at least equal to the Sporting Dividend Amount under the Sporting Commitment Letter on or prior to the Distribution Date, (y) of the receipt of any written notice or other written communication from any financing source with respect to any material breach, default, termination or repudiation by any party to the Sporting Commitment Letter or definitive agreements related to the New Sporting Debt Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Sporting Debt Financing or any definitive agreement with respect thereto), and (z) if at any time for any reason ATK believes in good faith that Sporting will not be able to obtain the New Sporting Debt Financing in an aggregate amount (together with cash on hand) at least equal to the Sporting Dividend Amount on the terms and conditions, in the manner or from the sources contemplated by the Sporting Commitment Letter or definitive agreements related to the New Sporting Debt Financing.  As soon as reasonably practicable after the date Orbital delivers ATK a written request, ATK shall provide information reasonably requested by Orbital relating to the circumstances referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided that in no event will ATK or Sporting be under any obligation to disclose any information that is subject to attorney−client privilege.

 (c)      If the New Sporting Debt Financing in an aggregate amount (together with cash on hand) at least equal to the Sporting Dividend Amount becomes unavailable on the terms and conditions contemplated by the Sporting Commitment Letter, and such unavailable amount is reasonably required to fund the Sporting Dividend Amount, ATK and Sporting shall use their respective reasonable best efforts to arrange and obtain, as promptly as reasonably practicable, alternative financing from alternative sources in an amount (together with cash on hand) sufficient to fund the Sporting Dividend Amount upon terms and conditions no less favorable (as determined in the good faith judgment of ATK), taken as a whole, to Sporting than the terms and conditions set forth in the Sporting Commitment Letter.  ATK and Sporting shall as soon as reasonably practicable deliver to Orbital true and complete copies of all contracts (including any fee letters, which may be redacted as required by the lenders thereto) pursuant to which any such alternative source shall have committed to provide any portion of the New Sporting Debt Financing.  In the event ATK and/or Sporting obtain alternative financing, the term “New Sporting Debt Financing” as used herein shall be deemed to mean such alternative financing from and after the time such alternative financing is obtained.

                                 SECTION 8.21.      ATK and Orbital Financing Matters; Debt Financing Cooperation.  (a)  Prior to the Closing, ATK shall either (i) commence and complete an offer (the “Tender Offer”) to purchase for cash any and all of its outstanding 6.875% Senior Subordinated Notes due 2020 (the “2020 Notes”) and, unless a consent with respect to the Distribution has already been obtained, solicit consents (the “Consent Solicitation”) from holders of the 2020 Notes to amend the indenture governing the 2020 Notes to, among other things, modify or eliminate substantially all of the negative covenants and events of default set forth therein, on terms and conditions as may be determined by ATK following consultation with Orbital and reasonable consideration of any input provided by Orbital with respect thereto, or (ii) on or prior to the Closing, issue a notice of redemption of all of the outstanding 2020 Notes and either complete such redemption or irrevocably deposit with the trustee for the 2020 Notes funds in an amount sufficient to pay the principal of and interest on the outstanding 2020 Notes on the redemption date, in each case in accordance with the redemption provisions of the indenture governing the 2020 Notes.

 (b)      If ATK elects to launch the Tender Offer and the Consent Solicitation as described in Section 8.21(a)(i) but less than all of the outstanding 2020 Notes are tendered in the Tender Offer, then ATK shall, on or prior to the Closing, issue a notice of redemption for all outstanding 2020 Notes and either complete such redemption or irrevocably deposit with the trustee for the 2020 Notes funds in an amount sufficient to pay the principal of and interest on the outstanding 2020 Notes on the redemption date, in each case in accordance with the redemption provisions of the indenture governing the 2020 Notes.

 (c)      On or prior to the Closing, ATK shall issue a notice of redemption of all of the outstanding 2024 Notes and complete such redemption in accordance with the redemption provisions of the indenture governing the 2024 Notes.  In the event that, prior to the redemption date, any holders of the 2024 Notes elect to exercise their conversion rights as set forth in the indenture governing the 2024 Notes, ATK shall satisfy its obligations with respect to the conversion of the 2024 Notes solely in cash.

 (d)      From the date of this Agreement until the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Closing, Orbital shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide to ATK all cooperation as may be reasonably requested by ATK in connection with the arrangement and consummation of the New ATK Debt Financing (provided that such cooperation does not unreasonably interfere with the ongoing operations of Orbital and its Subsidiaries), including using reasonable best efforts to (i) participate in a reasonable number of requested meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the New ATK Debt Financing and Orbital’s senior management and Representatives), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the New ATK Debt Financing, (ii) assist with the preparation of (A) materials for rating agency presentations, (B) prospectuses, offering memoranda and private placement memoranda (including use of reasonable best efforts to obtain any consents of accountants for use of their reports in any of the foregoing), (C) bank information memoranda (including a public-side version thereof) and (D) similar documents, in each case required or customary in connection with the New ATK Debt Financing, (iii) execute and deliver (or use reasonable best efforts to obtain) customary certificates, accountant’s comfort letters (which shall provide “negative assurance” comfort), consents, legal opinions, surveys and title insurance in each case as reasonably requested by the lenders of the New ATK Debt Financing, (iv) provide customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the financing sources that the public side versions of such documents, if any, do not include material non-public information about Orbital or its Subsidiaries or their securities, (v) provide lead arrangers or agents for, and prospective lenders of, the New ATK Debt Financing with all documentation and other information required with respect to the Orbital and its Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001), (vi) assist ATK and its Representatives with the preparation of the documents governing the New ATK Debt Financing (including any schedules, annexes or exhibits thereto and any pro forma financial statements and financial projections required to be delivered thereunder and such other pertinent and customary financial and other information relating to the Orbital and its Subsidiaries as ATK shall reasonably request in order to market, syndicate and consummate the New ATK Debt Financing) and (vii) cooperate with ATK’s financing sources’ due diligence, to the extent customary and reasonable; provided, however, all non-public or otherwise confidential information regarding

Orbital obtained by ATK pursuant to this Section 8.21(d) shall be kept confidential in accordance with the Confidentiality Agreement, and Orbital shall only be required to furnish such information to any prospective lenders or other proposed financing sources, underwriters, placement agents, initial purchasers or other third parties who have agreed to keep such information confidential; and provided further that nothing in this Agreement shall require any cooperation to the extent it would (1) require Orbital, its Subsidiaries or the Board of Directors of Orbital or its Subsidiaries to waive or amend any terms of this Agreement or agree to pay any commitment, financing or other fees or reimburse any expenses prior to the Closing Date; (2) require any officer of Orbital or its Subsidiaries to execute or deliver any document or certificate in connection with the New ATK Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than customary documents or certificates solely relating to Orbital or its Subsidiaries including the authorization letter and representation referred to in Section 8.21(d)(iv)); (3) unreasonably or materially interfere with the ongoing business or operations of Orbital and its Subsidiaries; (4) require Orbital or its Subsidiaries to take any action that would conflict with or violate any applicable Laws or any provisions of the organizational documents of Orbital or its Subsidiaries, or that would result in a violation or breach of, or default under, any Orbital Material Contract in effect as of the date of any such request or (5) result in any officer or director of Orbital or its Subsidiaries incurring any personal liability in connection with the New ATK Debt Financing. Orbital hereby consents to the customary use of its and its Subsidiaries’ trademarks, service marks and logos in connection with the New ATK Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Orbital or any of its Subsidiaries or the reputation or goodwill of Orbital or any of its Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement, no obligation of Orbital or its Subsidiaries under any certificate, document or instrument shall be effective until the Closing and Orbital and its Subsidiaries shall not be required to take any action under any certificate, document or instrument that is not contingent upon the Closing or that would be effective prior to the Closing (other than, in each case, customary documents or certificates solely relating to Orbital or its Subsidiaries including the authorization letter and management representation referred to in Section 8.21(d)(iv)). ATK shall indemnify and hold harmless Orbital, Orbital’s Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the New ATK Debt Financing and any information used in connection therewith, except with respect to (1) any information provided by Orbital or any of its Subsidiaries and (2) any customary costs and expenses (including attorneys’ fees) incurred by Orbital or any of its Subsidiaries in connection with the cooperation of Orbital and its Subsidiaries contemplated by this Section 8.21(d); provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, damages, claims, costs or expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from fraud, intentional or willful misrepresentation, gross negligence, willful misconduct or willful concealment of such indemnified party.

 (e)      Orbital shall arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff,

discharge and termination on the Closing Date of the Existing Orbital Facility, all Indebtedness then outstanding under the Existing Orbital Facility and all guarantees and security interests granted by Orbital or any of its Subsidiaries under the Existing Orbital Facility.

                                 SECTION 8.22.      ATK Charter; Governance Matters.  (a)  The certificate of incorporation of ATK shall be amended and restated at or immediately following the Effective Time to change ATK’s name to “Orbital ATK, Inc.” (the “ATK Charter Amendment”) and, as so amended, such certificate of incorporation shall be the certificate of incorporation of ATK until thereafter changed or amended as provided therein or by applicable Law. The parties acknowledge and agree that under the DGCL as in effect as of the date of the Agreement, implementing the ATK Charter Amendment would require either (1) the affirmative vote of holders of a majority of the outstanding shares of ATK Common Stock entitled to vote thereon at a duly called meeting of stockholders or (2) ATK to merge with a wholly-owned Subsidiary, with ATK surviving the merger and amending its certificate of incorporation in connection therewith in accordance with Section 253 of the DGCL.  In the event the legislation submitted to the Corporate Law Section of the Delaware State Bar Association proposing to amend the DGCL to eliminate the requirement under Section 242 of the DGCL that a corporation’s stockholders approve any amendment to the corporation’s certificate of incorporation to change its name has not been adopted or is not effective prior to the date on which the definitive Joint Proxy Statement is ready to be mailed to ATK’s stockholders, then ATK shall determine, in consultation with Orbital, whether to (x) submit the ATK Charter Amendment to ATK’s stockholders for approval at the ATK Stockholder Meeting or (y) implement the ATK Charter Amendment through a merger under Section 253 of the DGCL as contemplated by the immediately prior sentence (it being understood that in no event shall any such ATK Charter Amendment be effective prior to the Effective Time).

 (b)      Each of ATK, Merger Sub and Orbital shall take all actions necessary to cause the matters set forth on Exhibit C hereto to occur on the Closing Date.

                                 SECTION 8.23.      Non-Solicitation of Employees.  (a)  For a period of 18 months following the Distribution, unless otherwise agreed in writing between Sporting and ATK (including pursuant to any Transition Period Employment Transfer under Section 1.10), Sporting shall not, and shall cause the Sporting Subsidiaries not to, directly or indirectly solicit, recruit or hire any employee of ATK or any ATK Subsidiary at the director level or above; provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at such ATK Employees (so long as neither Sporting nor any of the Sporting Subsidiaries hires any such ATK Employee in violation of this Section 8.23(a)) or (ii) Sporting or any of the Sporting Subsidiaries from soliciting, recruiting or hiring any ATK Employee who has ceased to be employed or retained by ATK or any ATK Subsidiary for at least twelve months.

 (b)      For a period of 18 months following the Distribution, unless otherwise agreed in writing between ATK and Sporting, ATK shall not, and shall cause the ATK Subsidiaries not to, directly or indirectly solicit, recruit or hire any employee of Sporting or any Sporting Subsidiary at the director level or above; provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at such Sporting Employees (so long as neither ATK nor any ATK Subsidiary hires any such Sporting Employee in violation of this Section 8.23(b)) or (ii) ATK or any ATK Subsidiary from soliciting, recruiting or hiring any such Sporting Employee who has ceased to be employed or retained by Sporting or any Sporting Subsidiary for at least twelve months.

                                 SECTION 8.24.      Covenant Not To Compete.  (a)  In furtherance of the Merger and the Transactions, ATK covenants and agrees that, for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date, neither ATK nor any of its Subsidiaries shall, without the prior written consent of Sporting, engage, directly or indirectly, in the business of developing, manufacturing, sourcing or supplying firearms, tactical gear, sporting accessories, shooting accessories, recreational accessories, outdoor products or small-caliber ammunition, whether directly to or to wholesale customers for resale to, the local or federal law enforcement, U.S. Government (including the U.S. Department of Defense), foreign government or consumer markets (such activities collectively being the “Restricted Business”); provided that the foregoing shall not apply to the manufacture or sale of small-caliber ammunition manufactured at the Lake City plant by ATK or any of its Subsidiaries (including Ammunition Products (as such term is defined in the Supply Agreement)), which will be governed by the terms of the Supply Agreement.

 (b)      In furtherance of the Merger and the Transactions, Sporting covenants and agrees that, for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date, neither Sporting nor any of its Subsidiaries shall, without the prior written consent of ATK, engage, directly or indirectly, in any business conducted by ATK or any of its Subsidiaries as of immediately prior to the Closing Date other than the Restricted Business (it being understood that with respect to Ammunition Products, Sporting shall be subject to the applicable terms set forth in the Supply Agreement (for so long as such agreement is in effect)).  Notwithstanding anything to the contrary in the foregoing, nothing in this Section 8.24(b) shall prohibit Sporting or any of its Subsidiaries from engaging in the businesses conducted by Sporting or any Sporting Subsidiary on the Closing Date.

                                 SECTION 8.25.      ATK Business Financial Statements.  (a)  As soon as reasonably practicable after the date of this Agreement, but in no event later than May 31, 2014, ATK will provide Orbital with the unaudited balance sheet of the ATK Business at March 31, 2014, and the related unaudited statements of income for the fiscal year ended March 31, 2014 (collectively, the “2014 Annual ATK Business Financial Statements”).

 (b)      From the date hereof until the earlier of the termination of this Agreement in accordance with its terms, ATK shall prepare and furnish to Orbital, as promptly as practicable after the end of the applicable fiscal quarter, but in no event later than the date that is fifty (50) days after the end of the applicable fiscal quarter, copies of the unaudited interim balance sheet of the ATK Business at the last day of the quarter then ended, together with the related unaudited interim statements of income for such period (collectively, the “2015 Interim ATK Business Financial Statements” and, together with the 2014 Annual ATK Business Financial Statements, the “New ATK Business Financial Statements”).

                                 SECTION 8.26.      Intellectual Property Licenses.

 (a)      Unregistered Intellectual Property License. ATK and the ATK Subsidiaries hereby grant to Sporting (with the right to sublicense only to Sporting’s Subsidiaries with the scope of any sublicense to such Subsidiary or Subsidiaries to be limited to only those rights required to operate business in the manner conducted by such Subsidiary or Subsidiaries as of the Distribution Date) a worldwide, perpetual, royalty free, paid-up and non-exclusive license to use or sell goods using Unregistered Intellectual Property that originated in and is owned by ATK or an ATK Subsidiary and which was regularly used in the ordinary course of business by the Sporting Business prior to the Distribution Date. Sporting hereby grants to ATK and ATK Subsidiaries a worldwide, perpetual, royalty free, paid-up and non-exclusive license (with no right to sublicense) to use or sell goods using Unregistered Intellectual Property that originated in and is owned by Sporting or a Sporting Subsidiary and which was regularly used in the ordinary course of business by ATK or an ATK Subsidiary prior to the Distribution Date.

 (b)      Springing Powder Formula License. If the Canister Powder Products (as defined in the term sheet for the Supply Agreement attached hereto as Exhibit F) component of the Supply Agreement is properly terminated by Sporting because of a material breach by ATK (an “ATK Default Termination”), or if the Supply Agreement is in effect and ATK gives notice to Sporting, pursuant to the terms of the Supply Agreement, of its intent to not renew the Canister Powder Products component of the Supply Agreement (such notice, a “Non-Renewal Notice”):

 (i)       Effective: (x) immediately after an ATK Default Termination or (y) thirty (30) days after Sporting’s receipt of a Non-Renewal Notice, ATK and the ATK Subsidiaries hereby grant to Sporting (with (A) a right to sublicense to the Sporting Subsidiaries and (B) a right to sublicense to third parties to the extent necessary to make or have made canister reloading powders for the benefit of Sporting) a worldwide, perpetual, royalty free, paid-up and non-exclusive license to use, sell, offer for sale, make, have made and export only consumer reloading canisters containing reloading powder embodying the Powder Formula to commercial consumers in standard consumer canisters; and

 (ii)      No later than ninety (90) days after either such ATK Default Termination or Sporting’s receipt of a Non-Renewal Notice, ATK and the ATK Subsidiaries shall deliver to Sporting all formulas, designs, plans, specifications, data and other information describing or embodying the Powder Formula such that Sporting may fully enjoy the license set forth in Section 8.26(b)(i) above.

                                 SECTION 8.27.      Adjustments to ATK Equity Awards Relating to the Distribution.  (a)  Prior to the Distribution Date, the Board of Directors of ATK (or, if appropriate, any committee administering the ATK Stock Plans) and the Board of Directors of Sporting shall adopt resolutions or take such other actions as may be required to effect the following:

 (i)       ATK Options.  Each outstanding option to acquire ATK Common Stock granted under the ATK Stock Plans (each, an “ATK Option”), whether vested or unvested, shall be converted as of the time of the Distribution into both an adjusted ATK Option (each, an “Adjusted ATK Option”) and an option issued by Sporting to acquire Sporting Common Stock (each, a “Sporting Option”) and shall, except as otherwise provided in this Section 8.27, be subject to the same terms and conditions (including with respect to vesting) after the Distribution Date as applicable to such ATK Option immediately prior to the Distribution Date; provided, however, that from and after the Distribution Date:

(A)      the number of shares of ATK Common Stock subject to such Adjusted ATK Option shall be equal to the number of shares of ATK Common Stock subject to the related ATK Option immediately prior to the Distribution Date;

(B)       the number of shares of Sporting Common Stock subject to such Sporting Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (1) the number of shares of ATK Common Stock subject to the related ATK Option immediately prior to the Distribution Date by (2) the Distribution Ratio;

(C)       the per share exercise price of such Adjusted ATK Option, rounded up to the nearest hundredth of a cent, shall be equal to the quotient obtained by dividing (1) the per share exercise price of the related ATK Option immediately prior to the Distribution Date by (2) the ATK Ratio; and

(D)      the per share exercise price of such Sporting Option, rounded up to the nearest hundredth of a cent, shall be equal to the quotient obtained by dividing (1) the per share exercise price of the related ATK Option immediately prior to the Distribution Date by (2) the Sporting Ratio;

provided, further, however, that the exercise price, the number of shares of ATK Common Stock and the number of shares of Sporting Common Stock subject to such options, and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Code Section 409A and, regardless of whether the ATK Options are “incentive stock options” (as defined in Code Section 422) in a manner consistent with the requirements of Code Section 424(a).

 (ii)      ATK Restricted Shares.  Each holder of an outstanding share of ATK Common Stock subject to restrictions granted under the ATK Stock Plans (the “ATK Restricted Shares”) immediately prior to the Distribution shall receive from Sporting, as of the time of the Distribution, a number of shares of Sporting Common Stock (the “Sporting Restricted Shares”) determined in the same manner as for other holders of ATK Common Stock based on the Distribution Ratio, which Sporting Restricted Shares shall have the terms specified in this Section 8.27(a)(ii).  Sporting shall cause the Agent to distribute the Sporting Restricted Shares, and any cash in lieu of fractional shares, to such holders of ATK Restricted Shares in accordance with and pursuant to Sections 2.02(b) and 2.02(c), respectively.

(A)      Restricted Shares held by Continuing Sporting Employees and Sporting Former Employees.

(1)    Sporting Restricted Shares.  Sporting Restricted Shares issued to Continuing Sporting Employees and Sporting Former Employees pursuant to this Section 8.27(a)(ii) shall be subject to the same vesting requirements and dates and other terms and conditions as the ATK Restricted Shares to which they relate (including the right to receive dividends or other distributions paid on Sporting Common Stock).

(2)    ATK Restricted Shares.  Each ATK Restricted Share held by a Continuing Sporting Employee or Sporting Former Employee immediately following the Distribution shall continue to relate to the same number of shares of ATK Common Stock and (x) each such ATK Restricted Share that was granted to such Continuing Sporting Employee or Sporting Former Employee more than one year prior to the Distribution (each, a “Vested Adjusted ATK Restricted Share”) shall vest and be free of restrictions immediately following the Distribution and (y) each ATK Restricted Share granted to such Continuing Sporting Employee or Sporting Former Employee that is not a Vested Adjusted ATK Restricted Share (each, a “Cliff-Adjusted ATK Restricted Share”) shall vest and be free of restrictions on the first anniversary of its date of grant, subject to the holder’s continued employment or service on the same basis as prior to the Distribution (except as provided in this Section 8.27).  Other than as provided in the immediately preceding sentence, each such Vested Adjusted ATK Restricted Share and each such Cliff-Adjusted ATK Restricted Share shall otherwise be subject to the same terms and conditions as were applicable to such Vested Adjusted ATK Restricted Share and such Cliff-Adjusted ATK Restricted Share immediately prior to the Distribution, including, for the avoidance of doubt, with respect to forfeiture or accelerated vesting thereof in connection with a termination of the holder’s employment or service, as applicable.

(B)      Restricted Shares held by ATK Employees and ATK Former Employees.

(1)     ATK Restricted Shares.  Each ATK Restricted Share held by an ATK Employee or ATK Former Employee immediately following the Distribution (each, an “Adjusted ATK Restricted Share”) shall continue to relate to the same number of shares of ATK Common Stock and to be subject to the same vesting requirements and dates and other terms and conditions as were applicable to such Adjusted ATK Restricted Share immediately prior to the Distribution.

(2)     Sporting Restricted Shares.  (i) Each Sporting Restricted Share issued pursuant to this Section 8.27(a)(ii) to an ATK Employee or ATK Former Employee and relating to an ATK Restricted Share that was granted more than one year prior to the Distribution Date (each, a “Vested Sporting Restricted Share”) shall vest and be free of restrictions immediately following the Distribution and (ii) each Sporting Restricted Share issued pursuant to this Section 8.27 (a)(ii) to an ATK Employee or ATK Former Employee that is not a Vested Sporting Restricted Share (each, a “Cliff-Adjusted Sporting Restricted Share”) shall vest and be free of restrictions on the first anniversary of the date of grant of the ATK Restricted Share to which it relates, subject to the holder’s continued employment or service on the same basis as prior to the Distribution (except as provided in this Section 8.27).  Other than as provided in the immediately preceding sentence, each such Vested Sporting Restricted Share and each such Cliff-Adjusted Sporting Restricted Share shall otherwise be subject to the same terms and conditions as the ATK Restricted Shares to which they relate, including the right to receive dividends or other distributions paid on Sporting Common Stock and, for the avoidance of doubt, with respect to forfeiture or accelerated vesting thereof in connection with a termination of the holder’s employment or service, as applicable.

 (iii)     ATK Performance Share Units.  Each performance share unit with respect to ATK Common Stock granted under the ATK Stock Plans that is outstanding immediately prior to the Distribution (each, an “ATK PSU”) shall be treated as provided below:

(A)      Specified PSU Holders.  Each holder of an ATK PSU who is, immediately prior to the Distribution (or was, at the time of such holder’s termination), employed as a Corporate Senior Vice President or in a more senior position (each, a “Specified PSU Holder”) shall receive from Sporting, as of the time of the Distribution, a restricted share unit with respect to Sporting Common Stock (each, a “Sporting RSU”) covering such number of shares of Sporting Common Stock as determined by applying the Distribution Ratio in the same way as if such outstanding ATK PSU were comprised of fully vested shares of ATK Common Stock (with the number of such fully vested shares of ATK Common Stock to be determined based on the applicable PSU Performance Level) as of the Distribution Date.  In addition, from and after the Distribution Date, each such ATK PSU (each, an “Adjusted ATK RSU”) shall be adjusted so that it covers a number of shares of ATK Common Stock determined by the applicable PSU Performance Level, and, except as set forth in Section 8.27 of the ATK Disclosure Letter, shall otherwise continue to be subject to the same vesting requirements and dates and other terms and conditions as the ATK PSU to which it relates, provided that the vesting criteria applicable to such Adjusted ATK RSU shall provide for solely service-based vesting.

(B)       Other PSU Holders.

(1)     FY13-15 ATK PSUs.  Each holder of an ATK PSU who is not a Specified PSU Holder (each, an “Other PSU Holder”) shall, with respect to each ATK PSU granted to such Other PSU Holder the vesting of which is dependent, in part, on achievement of performance goals in respect of ATK’s 2013, 2014 and 2015 fiscal years (each such ATK PSU, an “FY13-15 ATK PSU”), receive from Sporting, as of the time of the Distribution, a Sporting RSU with respect to such number of shares of Sporting Common Stock as determined by applying the Distribution Ratio in the same way as if such FY13-15 ATK PSU were comprised of fully vested shares of ATK Common Stock (with the number of fully vested shares of ATK Common Stock to be determined based on the applicable PSU Performance Level) as of the Distribution Date.  In addition, from and after the Distribution Date, each such FY13-15 ATK PSU (each, an “Adjusted FY13-15 ATK RSU”) shall be adjusted so that it covers a number of shares of ATK Common Stock determined based on the applicable PSU Performance Level, and, except as set forth in Section 8.27 of the ATK Disclosure Letter, shall otherwise continue to be subject to the same vesting requirements and dates and other terms and conditions as the FY13-15 ATK PSU to which it relates, provided that the vesting criteria applicable to such Adjusted FY13-15 ATK RSU shall provide for solely service-based vesting.

(2)     FY14-16 or FY15-17 ATK PSUs held by Continuing Sporting Employees or Sporting Former Employees.  Each ATK PSU that is not an FY13-15 ATK PSU (each, a “FY14-

16 or FY15-17 ATK PSU”) held by an Other PSU Holder who is a Continuing Sporting Employee or Sporting Former Employee shall, as of the Distribution, be canceled in exchange solely for a grant of Sporting RSUs by Sporting, with respect to the number of shares of Sporting Common Stock (rounded to the nearest whole share) determined by multiplying the number of shares of ATK Common Stock subject to such FY14-16  or FY15-17 ATK PSU (which number shall be determined based on the applicable PSU Performance Level) by the Sporting Ratio.

(3)    FY14-16 or FY15-17 ATK PSUs held by ATK Employees or ATK Former Employees.  Each outstanding FY14-16 or FY15-17 ATK PSU held by an Other PSU Holder who becomes or remains, as the case may be, an ATK Employee or an ATK Former Employee shall, as of the Distribution, be adjusted into a time-vesting restricted share unit that covers the number of shares of ATK Common Stock (rounded to the nearest whole share) determined by multiplying the number of shares of ATK Common Stock subject to such FY14-16 or FY15-17 ATK PSU (which number shall be determined by the applicable PSU Performance Level) by the ATK Ratio (each, an “Adjusted FY14-16 or FY15-17 ATK RSU”).  Such Adjusted FY14-16 or FY15-17 ATK RSUs shall have the same terms and conditions as were applicable under the corresponding FY14-16 or FY15-17 ATK PSUs (except that such award shall not be subject to any performance-based vesting conditions or requirements and except as otherwise set forth in Section 8.27 of the ATK Disclosure Letter).

(C)       Vesting of Sporting RSUs.  Except as set forth in this Section 8.27(a)(iii) or in Section 8.27 of the ATK Disclosure Letter, Sporting RSUs shall be subject to the same vesting requirements and dates and other terms and conditions as the ATK PSUs to which they relate, provided that the vesting criteria applicable to such Sporting RSUs shall be adjusted to provide for solely service-based vesting.

 (iv)     ATK Deferred Stock Units; ATK Phantom Stock Units.  The account balance of each participant in an ATK Deferred Stock Unit Plan shall be credited, as of the time of the Distribution, with respect to each deferred stock unit or phantom stock unit payable in shares of ATK Common Stock or whose value is determined with reference to the value of shares of ATK Common Stock held by such participant (each such award, an “ATK DSU”), with a deferred stock unit or phantom stock unit, as the case may be, with respect to such number of shares of Sporting Common Stock (each, a “Sporting DSU”) as determined by applying the Distribution Ratio in the same way as if the outstanding ATK DSU were comprised of fully vested shares of ATK Common Stock as of the Distribution Date.  Obligations in respect of ATK DSUs and Sporting DSUs shall, taking into account the provisions of Section 8.07(h) of this Agreement, be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such ATK DSUs and Sporting DSUs and, prior to the time of distribution, such amounts shall be permitted to be deemed invested in an investment option under the applicable agreement, plan or arrangement.

 (b)      Miscellaneous Award Terms.  After the Distribution Date, Adjusted ATK Awards, regardless of by whom held, shall be settled by ATK, and Sporting Awards, regardless of by whom held, shall be settled by Sporting.  Except as otherwise provided in this Agreement, with respect to grants adjusted pursuant to this Section 8.27, (i) employment or service with ATK or any ATK Subsidiary shall be treated as employment or service with Sporting or any Sporting Subsidiary with respect to Sporting Awards held by ATK Employees, and (ii) employment or service with Sporting or any Sporting Subsidiary shall be treated as employment or service with ATK or any ATK Subsidiary with respect to Adjusted ATK Awards held by Continuing Sporting Employees.  In addition, none of the Sporting Transfers, the Distribution, or any Transition Period Employment Transfer shall constitute a termination of employment or separation from service for purposes of any Adjusted ATK Award or any Sporting Award.  Following the Distribution Date, for any award adjusted under this Section 8.27, any reference to a “change in control”, “change of control” or similar definition in an award agreement, employment agreement, severance plan or ATK Stock Plan applicable to such award (A) with respect to Adjusted ATK Awards, shall be deemed to refer to a “change in control”, “change of control” or similar definition as set forth in the applicable award agreement, employment agreement, severance plan or ATK Stock Plan (an “ATK Change of Control”), and (B) with respect to Sporting Awards, shall be deemed to refer to a “change in  control”, “change of control” or similar definition as set forth in the applicable Sporting award agreement, employment agreement or stock plan (a “Sporting Change of Control”); provided, however, that with respect to provisions related to vesting of awards, an ATK Change of Control shall be treated as a Sporting Change of Control for purposes of Sporting Awards held by ATK Employees (and, for the avoidance of doubt, an ATK Change of Control shall not be treated as a Sporting Change of Control for purposes of Sporting Awards held by Continuing Sporting Employees), and a Sporting Change of Control shall be treated as an ATK Change of Control for purposes of Adjusted ATK Awards held by Continuing Sporting Employees (and, for the avoidance of doubt, a Sporting Change of Control shall not be treated as an ATK Change of Control for purposes of Adjusted ATK Awards held by ATK Employees).  After the Distribution Date, ATK and Sporting shall mutually cooperate to provide each party with information on the employment and termination of employment of each person who holds an Adjusted ATK Award or a Sporting Award.  After the Distribution Date, Sporting shall not take any action to cause the accelerated vesting of any Adjusted ATK Awards other than such non-discretionary (other than with respect to any discretion involved in terminating an individual’s employment or service) accelerated vesting that is explicitly set forth in the applicable award agreement or any plan, program, policy or other arrangement in existence on the date of this Agreement (or, with respect to awards granted not in contravention of Section 7.02(b) after the date of this Agreement, at the time of grant) governing the treatment of ATK Awards (including upon termination of employment) and ATK shall not take any action to cause the accelerated vesting of any Sporting Award other than such non-discretionary  (other than with respect to any discretion involved in terminating an individual’s employment or service) accelerated vesting that is explicitly set forth in the applicable award agreement or any plan, program, policy or other arrangement in existence on the date of this Agreement (or, with respect to awards granted after the date of this Agreement not in contravention of Section 7.02(b), at the time of grant) governing the treatment of Sporting Awards (including upon termination of employment).

 (c)      Sporting shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Sporting Common Stock for delivery upon exercise or settlement of the Sporting Awards in accordance with this Section 8.27(a).  As soon as reasonably practicable after the Distribution, Sporting shall file a registration statement on Form S-8 (or any successor or, to the extent applicable, other appropriate form) with respect to the Sporting Common Stock subject to Sporting Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Sporting Awards remain outstanding.

 (d)      If Sporting or ATK determines in its reasonable judgment that any action required under Sections 8.27(a) or (b) will not achieve the intended tax, accounting and legal results, including the intended results under Code Section 409A or FASB ASC Topic 718 – Stock Compensation, then at the request of Sporting or ATK, as applicable, Sporting and ATK shall mutually cooperate in taking such actions as are necessary or appropriate to achieve such results, or most nearly achieve such results if the originally intended results are not fully attainable.

 (e)      Tax Treatment.

 (i)       Except as provided in this Section 8.27(e), any Equity Compensation Deduction arising after the Distribution Date shall be claimed (A) solely by the party hereto (or the appropriate Subsidiary of such party, or the successor of either) that employs the individual with respect to whom such Equity Compensation Deduction arises at the time that it arises or (B) if such individual is not then employed by any party hereto or a Subsidiary of any party hereto, then by (x) ATK or its appropriate Subsidiary if the individual is an ATK Former Employee or (y) Sporting or its appropriate Subsidiary if the individual is a Sporting Former Employee.

 (ii)      If any taxing authority asserts that any Equity Compensation Deduction claimed by a Claiming Party should have been claimed instead by any Other Party, then the Claiming Party shall notify the Other Party of such assertion, and the Other Party shall take all actions reasonably necessary or appropriate to claim such Equity Compensation Deduction (including, if necessary, filing an amended Tax Return and otherwise preventing the applicable statute of limitations from expiring).

 (iii)     If any Other Party successfully claims any Equity Compensation Deduction (including as a result of a Determination), it shall promptly (but in no event later than 20 Business Days after the Determination) pay to the Claiming Party an amount equal to the economic benefit of such Equity Compensation Deduction (calculated on a “with and without” basis).

                                 SECTION 8.28.      Closing Reconciliation.

                         (a)      Estimated Adjusted Cash Flow Amount.

 (i)       No later than three Business Days prior to the Closing, ATK shall deliver to Orbital a statement (the “Statement”) setting forth reasonably detailed calculations of ATK’s good faith estimate of the Adjusted Cash Flow Amount (the “Estimated Adjusted Cash Flow Amount”) calculated in accordance with the terms of this Agreement (including the applicable definitions set forth herein and Section 12.03(a) of the ATK Disclosure Letter).  ATK shall accompany the Statement with the March 31 Reference Balance Sheet and other reasonably detailed back-up information utilized by ATK in preparing the Statement and the Estimated Adjusted Cash Flow Amount (it being understood that any inability of ATK to respond to any requests from Orbital for further back-up information prior to the Closing shall not provide any basis to delay the Closing in light of the procedures to calculate the actual Adjusted Cash Flow Amount following the Closing as provided below).

 (ii)      No later than three Business Days prior to the Closing, ATK shall notify Orbital in writing of the amount of the ATK Estimated Tax Payment.

 (b)      Determination of the Adjusted Cash Flow Amount.

                            (i)        As soon as practicable, but no later than 60 days after the Closing Date, ATK shall prepare and deliver to Sporting each of (1) the Interim Period Cash Flow Statement and (2) a reasonably detailed calculation of the Adjusted Cash Flow Amount and the corresponding Retained Cash Amount calculated on the basis thereof (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”).

                            (ii)       Sporting shall have 45 days following receipt of the Proposed Closing Date Calculations to review the Interim Period Cash Flow Statement and the corresponding Proposed Closing Date Calculations (the “Review Period”).  Sporting may, on or prior to the last day of the Review Period, give to ATK written notice of dispute (“Cash Flow Dispute Notice”), which shall specify in reasonable detail those items or amounts in ATK’s preparation of the Interim Cash Flow Statement or the Proposed Closing Date Calculations as to which Sporting disagrees (the “Disputed Items”) and the basis for such disagreement.  Prior to the end of the Review Period, Sporting may accept the Proposed Closing Date Calculations by delivering written notice to that effect to ATK, in which case the Proposed Closing Date Calculations (and corresponding Adjusted Cash Flow Amount and Retained Cash Amount calculated on the basis thereof) will become conclusive and binding when such notice is given.  Unless Sporting delivers a Cash Flow Dispute Notice to ATK prior to the expiration of the Review Period, Sporting will be deemed to have accepted and agreed to the Proposed Closing Date Calculations (and corresponding Adjusted Cash Flow Amount and Retained Cash Amount calculated on the basis thereof) and such amounts shall become conclusive and binding on ATK and Sporting.  ATK or Sporting, as the case may be, shall within five (5) Business Days of the date of the expiration of the Review Period make the adjustment payment required by Section 8.28(c) with respect to such undisputed items.   If Sporting gives a Cash Flow Dispute Notice to ATK on or prior to the last day of the Review Period, ATK and Sporting shall use their respective commercially reasonable efforts to reach agreement on the Disputed Items set forth in the Cash Flow Dispute Notice in good faith during the 30-day period commencing on the date ATK receives the applicable Cash Flow Dispute Notice from Sporting.  If Sporting and ATK do not agree upon a final resolution with respect to the Disputed Items set forth in the Cash Flow Dispute Notice within such 30-day period, then the remaining Disputed Items shall be submitted immediately by ATK and Sporting to an independent accounting firm of national reputation mutually acceptable to ATK and Sporting (the “Accounting Firm”).  The Accounting Firm shall be requested to render a written determination of the Disputed Items (acting as an expert and not as an arbitrator) within 45 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on the definitions and other applicable provisions of this Agreement with respect to the Disputed Items, on a single presentation submitted by each of ATK and Sporting and on one written response to each such presentation so submitted. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Sporting and ATK, and any associated engagement fees shall initially be borne 50% by Sporting and 50% by ATK; provided that such fees shall ultimately be allocated between ATK and Sporting so that Sporting’s share of such fees shall be in the same proportion that the aggregate amount that is unsuccessfully disputed by Sporting bears to the total amount disputed by Sporting at the time the Disputed Items were first submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense.  In resolving the Disputed Items, the Accounting Firm shall resolve each Disputed Item by choosing an amount which is either equal to or in between the amount for each Disputed Item set forth in the Proposed Closing Date Calculations and the amount for each Disputed Item set forth in the Cash Flow Dispute Notice.  Such determination of the Accounting Firm shall be conclusive and binding upon the Parties absent fraud or manifest error. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 8.28(b), and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Adjusted Cash Flow Amount (and the related Retained Cash Amount) resulting therefrom (which shall be equal to the Estimated Retained Cash Amount as adjusted solely to give effect to any differences between Estimated Adjusted Cash Flow Amount and Adjusted Cash Flow Amount (in each case fully determined in accordance with this Section 8.28), in each case, for all purposes hereunder.

                            (iii)       Each of ATK and Sporting shall, and shall cause each of their respective Subsidiaries to, make their respective financial records and personnel available to the other Party and its accountants and other representatives at reasonable times at any time during ATK’s preparation of the Proposed Closing Date Calculations or the review by Sporting of the Proposed Closing Date Calculations, as applicable, as well as during the resolution of any Disputed Items.

                            (iv)      ATK and Sporting agree that the procedures set forth in this Section 8.28 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any Disputed Items; provided that this provision shall not prohibit either party from instituting litigation to enforce any final determination of the Adjusted Cash Flow Amount and Retained Cash Amount resulting therefrom by the Accounting Firm pursuant to Section 8.28(b)(ii) in any court of competent jurisdiction in accordance with Section 12.11.  The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error.  It is the intent of the Parties to have any final determination of the Adjusted Cash Flow Amount and Retained Cash Amount resulting therefrom by the Accounting Firm proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by the written agreement of the parties and the parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 8.28(b).

 (c)      Adjustment to Estimated Retained Cash Amount.

                                            (i)         If the Adjusted Cash Flow Amount is greater than the Estimated Adjusted Cash Flow Amount, Sporting shall pay to ATK an amount equal to such difference by wire transfer or delivery of immediately available funds, in each case, within three Business Days after the date on which the Adjusted Cash Flow Amount is determined pursuant to this Section 8.28.

            (ii)        If the Adjusted Cash Flow Amount is less than the Estimated Adjusted Cash Flow Amount, ATK shall pay to Sporting an amount equal to such difference by wire transfer or delivery of immediately available funds, in each case, within three Business Days after the date on which the Adjusted Cash Flow Amount is determined pursuant to this Section 8.28.

                                 SECTION 8.29.      Supply Agreement; Transition Services Agreement.

 (a)      Following the date of this Agreement, the parties will negotiate in good faith to finalize the terms of the Supply Agreement (which agreement shall be finalized as promptly as practicable and in any event prior to the Distribution Date).

 (b)      Following the date of this Agreement, the parties will negotiate in good faith to finalize the terms of the Transition Services Agreement, including the nature and scope of the specific services to be provided to Sporting under the Transition

Services Agreement (which agreement shall be finalized as promptly as practicable and in any event prior to the Distribution Date). The services to be covered by the Transition Services Agreement will include those categories of services previously identified by ATK to Orbital and reasonably agreed by the parties, but in any event shall provide Sporting with those corporate and administrative services currently provided to the Sporting Business by ATK and its Subsidiaries and necessary for Sporting to operate on a stand-alone basis following the Distribution Date.

ARTICLE IX

Conditions Precedent

                                 SECTION 9.01.      Conditions to Each Party’s Obligation To Effect the Transactions.  The obligations of ATK and Sporting to effect the Sporting Transfers and the Distribution, the obligations of ATK and Merger Sub to effect the Merger and the obligations of Orbital to effect the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

 (a)      the ATK Stockholder Approval and the Orbital Stockholder Approval shall have each been obtained;

 (b)      any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, and any Governmental Approvals under any other material Review Law, the absence of which would prohibit the consummation of the Transactions, shall have been obtained or made;

 (c)      no court of competent jurisdiction or other Governmental Entity shall have issued a Judgment or enacted a Law that is still in effect and prohibits, enjoins or makes illegal the consummation of the Transactions;

 (d)      the Registration Statements, to the extent required, shall have become effective under the Securities Act and the Exchange Act, as applicable, and shall not be the subject of any stop order or proceedings seeking a stop order; and

 (e)      the shares of ATK Common Stock to be issued in the Merger shall have been approved for quotation on the NYSE, subject to official notice of issuance.

                                SECTION 9.02.       Conditions to Obligations of ATK, Sporting and Merger Sub.  The obligations of ATK and Sporting to effect the Sporting Transfers and the Distribution and the obligations of ATK and Merger Sub to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

 (a)      (i) the representations and warranties of Orbital set forth in Sections 5.01(a), 5.03, 5.04(d) and 5.20 shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) all other representations and warranties of Orbital set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Orbital Material Adverse Effect” and words of similar import set forth therein, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except, in the case of this clause (ii), for any failure to be true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect;

 (b)      Orbital shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

 (c)      ATK shall have received a certificate signed on behalf of Orbital by an executive officer of Orbital certifying the satisfaction by Orbital of the conditions set forth in Sections 9.02(a), 9.02(b) and 9.02(d);

 (d)      since the date of this Agreement there shall not have been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have an Orbital Material Adverse Effect;

 (e)      ATK shall have received a written opinion from Cravath to the effect that the Sporting Transfers and the Distribution will qualify for the Intended Distribution Tax Treatment and the Merger will qualify for the Intended Merger Tax Treatment; it being understood that, in rendering such opinion, Cravath shall be entitled to rely upon customary assumptions and representations provided by the relevant parties;

 (f)       Orbital or its applicable Subsidiary shall have executed and delivered to ATK each of the other Transaction Documents to which Orbital is a party; and

 (g)      in the case of the Sporting Transfers and the Distribution, if ATK has delivered the ATK Closing Confirmation to Orbital, then ATK shall have received the Orbital Closing Confirmation.

                                 SECTION 9.03.      Conditions to Obligations of Orbital.  The obligation of Orbital to effect the Merger is further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

 (a)      (i) the representations and warranties of ATK and Merger Sub set forth in Sections 6.01(a), 6.03, 6.05(e) and 6.21 shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and (ii) all other representations and warranties of ATK and Merger Sub set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “ATK Material Adverse Effect” and words of similar import set forth therein, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except, in the case of this clause (ii), for any failure to be true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect;

 (b)      each of ATK, Sporting and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

 (c)      Orbital shall have received certificates signed on behalf of ATK by an executive officer of ATK certifying the satisfaction by ATK, Sporting and Merger Sub, as applicable, of the conditions set forth in Sections 9.03(a), 9.03(b) and 9.03(d);

 (d)      since the date of this Agreement there shall not have been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have an ATK Material Adverse Effect;

 (e)      Orbital shall have received a written opinion from Hogan Lovells to the effect that the Merger will qualify for the Intended Merger Tax Treatment; it being understood that, in rendering such opinion, Hogan Lovells shall be entitled to rely upon customary assumptions and representations provided by the relevant parties; and

 (f)       ATK, Sporting and Merger Sub shall have executed and delivered to Orbital each of the other Transaction Documents to which ATK, Sporting or Merger Sub is a party.

                                 SECTION 9.04.      Additional Conditions to Each Party’s Obligation To Effect the Merger.  The obligations of ATK, Merger Sub and Orbital to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date to the following conditions:

 (a)      the Sporting Transfers shall have been consummated; and

 (b)      the Distribution shall have been consummated.

ARTICLE X

Termination, Amendment and Waiver

                                 SECTION 10.01.    Termination.  This Agreement may be terminated at any time prior to the Effective Time:

 (a)      by mutual written consent of each party hereto;

 (b)      by either ATK or Orbital:

(i)        if the Effective Time has not occurred on or before April 1, 2015 (the “End Date”), unless the failure to consummate the Transactions is the result of a material breach of any Transaction Document by the party seeking to terminate this Agreement (including, in the case of ATK, Sporting and Merger Sub);

(ii)       if the ATK Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a vote taken at the ATK Stockholders’ Meeting;

(iii)       if the Orbital Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a vote taken at the Orbital Stockholders’ Meeting;

(iv)      if any court of competent jurisdiction or other Governmental Entity shall have issued a Judgment that permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions, and any such Judgment shall have become final and non-appealable; or

(v)       if any Governmental Entity shall have enacted a Law that prohibits or makes illegal the consummation of the Transactions; or

 (c)      by ATK:

(i)        if Orbital breaches or fails to perform in any respect any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.02(a) or 9.02(b) and (B) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after receiving written notice from ATK, in each case unless ATK, Sporting or Merger Sub is then in material breach of any representation, warranty or covenant contained in any Transaction Document; or

(ii)        if the Board of Directors of Orbital makes an Orbital Adverse Recommendation Change; or

 (d)      by Orbital:

(i)         if ATK, Sporting or Merger Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.03(a) or 9.03(b) and (B) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after receiving written notice from Orbital, in each case unless Orbital is then in material breach of any representation, warranty or covenant contained in any Transaction Document; or

(ii)       if the Board of Directors of ATK makes an ATK Adverse Recommendation Change.

                                 SECTION 10.02.    Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of ATK, Sporting, Merger Sub and Orbital, other than the last sentence of Section 8.03(a), Section 8.10, the last sentence of Section 8.21(d), Section 10.03, this Section 10.02 and Article XII, which provisions shall survive such termination.  Notwithstanding the foregoing, a termination of this Agreement shall not relieve any party hereto from any liability or damages resulting from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Transaction Document. For the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms.

                                 SECTION 10.03.    Termination Fees.  (a)  If:

 (i)       ATK terminates this Agreement pursuant to Section 10.01(c)(ii); or

 (ii)      (x) before obtaining the Orbital Stockholder Approval, this Agreement is terminated by either Orbital or ATK pursuant to Section 10.01(b)(i) (but only if the Orbital Stockholders’ Meeting has not been held by the End Date) or 10.01(b)(iii), (y) an Orbital Acquisition Proposal shall have been publicly made to Orbital or shall have been made directly to the stockholders of Orbital or shall have otherwise become publicly known, in each case after the date of this Agreement but prior to such termination and (z) within 12 months of such termination Orbital enters into a definitive agreement with respect to any Orbital Acquisition Proposal or consummates the transactions contemplated by any Orbital Acquisition Proposal, then in either such case Orbital shall pay to ATK $50 million (the “Orbital Termination Fee”) in immediately available funds to an account designated by ATK.  Such payment shall be due (x) in the case of a termination specified in clause (i), within five Business Days after written notice of termination by ATK or (y) in the case of a termination specified in clause (ii), at or prior to the earlier of the entering into of the agreement or the consummation of the transaction referred to therein.  Orbital shall not be obligated to make more than one payment pursuant to this Section 10.03(a).

 (b)      If:

 (i)       Orbital terminates this Agreement pursuant to Section 10.01(d)(ii);

or

(ii)       (x) before obtaining the ATK Stockholder Approval, this Agreement is terminated by either ATK or Orbital pursuant to Section 10.01(b)(i) (but only if the ATK Stockholders’ Meeting has not been held by the End Date) or 10.01(b)(ii), (y) an ATK Acquisition Proposal shall have been publicly made to ATK or shall have been made directly to the stockholders of ATK or shall have otherwise become publicly known, in each case after the date of this Agreement but prior to such termination and (z) within 12 months of such termination ATK enters into a definitive agreement with respect to any ATK Acquisition Proposal or consummates the transactions contemplated by any ATK Acquisition Proposal, then in either such case ATK shall pay to Orbital $50 million (the “ATK Termination Fee”) in immediately available funds to an account designated by Orbital.  Such payment shall be due (x) in the case of a termination specified in clause (i), within five Business Days after written notice of termination by Orbital or (y) in the case of a termination specified in clause (ii), at or prior to the earlier of the entering into of the agreement or the consummation of the transaction referred to therein.  ATK shall not be obligated to make more than one payment pursuant to this Section 10.03(b).

 (c)      If an Orbital Termination Fee is payable pursuant to Section 10.03(a) or if this Agreement is terminated by either Orbital or ATK pursuant to Section 10.01(b)(i) or 10.01(b)(iii) in circumstances where the Orbital Stockholder Approval has not been obtained at the Orbital Stockholders’ Meeting, then Orbital shall reimburse ATK for its documented out-of-pocket expenses actually incurred in connection with this Agreement and the Transactions.  Such reimbursement shall be paid (i) concurrently with payment of the Orbital Termination Fee, if an Orbital Termination Fee is payable pursuant to Section 10.03(a) or (ii) if this Agreement is terminated pursuant to Section 10.01(b)(i) or 10.01(b)(iii) in circumstances where the Orbital Stockholder Approval has not been obtained at the Orbital Stockholders’ Meeting, prior to the termination of this Agreement by Orbital or within five Business Days after written notice of termination by ATK, as the case may be.  Orbital shall not be obligated to pay any amounts in excess of $10.0 million pursuant to this Section 10.03(c).

 (d)      If (1) an ATK Termination Fee is payable pursuant to Section 10.03(b), (2) this Agreement is terminated by either Orbital or ATK pursuant to Section 10.01(b)(i) or 10.01(b)(ii) in circumstances where the ATK Stockholder Approval has not been obtained at the ATK Stockholders’ Meeting or (3) (x) all of the

conditions set forth in Section 9.01 and 9.02 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement), (y) the Merger shall not have been consummated on or prior to the End Date by reason of the proviso set forth in Section 3.02, and (z) ATK or Orbital terminates this Agreement pursuant to Section 10.01(b)(i), then ATK shall reimburse Orbital for its documented out-of-pocket expenses actually incurred in connection with this Agreement and the Transactions.  Such reimbursement shall be paid (i) concurrently with payment of the ATK Termination Fee, if an ATK Termination Fee is payable pursuant to Section 10.03(b), or (ii) if this Agreement is terminated (A) pursuant to Section 10.01(b)(i) or 10.01(b)(ii) in circumstances where the ATK Stockholder Approval has not been obtained at the ATK Stockholders’ Meeting or (B) in the circumstances set forth in clause (3) of the immediately preceding sentence, prior to the termination of this Agreement by ATK or within five Business Days after written notice of termination by Orbital, as the case may be.  ATK shall not be obligated to pay any amounts in excess of $10.0 million pursuant to this Section 10.03(d).

                                 SECTION 10.04.    Amendment.  Subject to Section 10.06 and 12.07, this Agreement may be amended by the parties hereto at any time.  Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.

                                 SECTION 10.05.    Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                 SECTION 10.06.    Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 10.01, an amendment of this Agreement pursuant to Section 10.04 or an extension or waiver pursuant to Section 10.05 shall, in order to be effective, require in the case of any of the parties hereto, action by its Board of Directors or the duly authorized designee of its Board of Directors.  After the Orbital Stockholder Approval has been obtained, any amendment of this Agreement pursuant to Section 10.04 that by Law requires further approval by the stockholders of Orbital shall be effective only with the approval of such stockholders.  After the ATK Stockholder Approval has been obtained, any amendment of this Agreement pursuant to Section 10.04 that by Law requires further approval by the stockholders of ATK shall be effective only with the approval of such stockholders.  After the consummation of the Distribution, any amendment of this Agreement pursuant to Section 10.04 that by Law requires further approval by the stockholders of Sporting shall be effective only with the approval of such stockholders.

ARTICLE XI

Indemnification

                                 SECTION 11.01.    Release of Pre-Distribution Claims.  (a)  Except as provided in Section 11.01(c), effective as of the Distribution Date, Sporting does hereby, for itself and each Sporting Subsidiary and their respective Affiliates, shareholders, directors, officers, employees, successors and assigns, remise, release and forever discharge ATK, the ATK Subsidiaries (including Orbital and its Subsidiaries) and their respective Affiliates, successors and assigns from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law, as a result of fraud, gross negligence, negligence or strict liability or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Transactions and all other activities to implement any of the Sporting Transfers and the Distribution.

 (b)      Except as provided in Section 11.01(c), effective as of the Distribution Date, ATK does hereby, for itself and each ATK Subsidiary (including Orbital and its Subsidiaries) and their respective Affiliates, shareholders, directors, officers, employees, successors and assigns, remise, release and forever discharge Sporting, the Sporting Subsidiaries and their respective Affiliates, successors and assigns from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law, as a result of fraud, gross negligence, negligence or strict liability or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Transactions and all other activities to implement any of the Sporting Transfers and the Distribution.

 (c)      Nothing contained in Section 11.01(a) or 11.01(b) shall impair any right of any Person to enforce this Agreement (including the indemnification rights of each party under this Article XI) or any other Transaction Document or any Contracts that are specified in Section 1.06(b) not to terminate as of the Distribution Date, in each case in accordance with its terms.  Nothing contained in Section 11.01(a) or 11.01(b) shall release any Person from:

 (i)       any Liability provided in or resulting from any Contract among ATK and the ATK Subsidiaries or Sporting and the Sporting Subsidiaries and their respective Affiliates that is specified in Section 1.06(b) not to terminate as of the Distribution Date;

 (ii)      any Liability assumed, transferred, assigned or allocated to a party, its Subsidiaries or its Affiliates in accordance with, or any other Liability of a party, its Subsidiaries or its Affiliates under, this Agreement or any other Transaction Document; or

 (iii)     any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 11.01.

 (d)      Sporting shall not, and shall not permit any Sporting Subsidiary to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against ATK or any ATK Subsidiary (including Orbital and its Subsidiaries), or any other Person released pursuant to Section 11.01(a), with respect to any Liabilities released pursuant to Section 11.01(a).  ATK shall not, and shall not permit any ATK Subsidiary (including Orbital and its Subsidiaries) to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Sporting or any Sporting Subsidiary or any other Person released pursuant to Section 11.01(b), with respect to any Liabilities released pursuant to Section 11.01(b).

 (e)      At any time, at the request of any other party hereto, each of the parties hereto shall cause each of its respective Subsidiaries and Affiliates to execute and deliver releases reflecting the provisions of this Section 11.01.

                                 SECTION 11.02.    Indemnification by ATK.  From and after the Distribution Date, ATK shall indemnify, defend and hold harmless Sporting, each Sporting Subsidiary and each of their Affiliates and their respective Representatives (collectively, the “Sporting Indemnitees”) from and against any and all claims, losses, damages (including, in the case of Third Party Claims, any exemplary or punitive damages whether based on contract, tort, strict liability, other Law or otherwise) or expenses, including reasonable legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from any of the following:

 (a)      any Excluded Liability; and

 (b)      any breach of any covenant of ATK, Orbital or Merger Sub contained in this Agreement that survives the Effective Time pursuant to Section 12.01.

                                 SECTION 11.03.    Indemnification by Sporting.  From and after the Distribution Date, Sporting shall indemnify, defend and hold harmless ATK, each ATK Subsidiary (including, after the Effective Time, Orbital and its Subsidiaries) and each of their Affiliates and their respective Representatives (collectively, the “ATK Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

 (a)      any Sporting Liability; and

 (b)      any breach of any covenant of Sporting contained in this Agreement that survives the Effective Time pursuant to Section 12.01.

                                 SECTION 11.04.    Indemnification Procedures.  (a)  Procedures Relating to Indemnification of Third Party Claims.  If any party (the “Indemnified Party”) receives written notice of the commencement of any Action or the assertion of any claim by a third party or the imposition of any penalty or assessment, or is otherwise subject to any Action, including any Action in existence on the Closing Date, in each case for which indemnity may be sought under Section 11.02 or 11.03 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article XI, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party shall have the right, by giving written notice to the Indemnified Party, to assume the defense of the Indemnified Party against the Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnifying Party shall actively pursue such defense in good faith, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except as contemplated by the following sentence) and participate in the defense of the Third Party Claim, (iii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iv) the Indemnifying Party shall not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for (x) relief other than money damages or (y) money damages if the Indemnifying Party has not acknowledged in writing that it shall be responsible for such money damages, in the case of each of clauses (A) and (B), without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).  In the event that the Indemnified Party and the Indemnifying Party reasonably agree that a conflict of interest exists in respect of a Third Party Claim, then the Indemnified Party shall have the right to retain separate counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party to represent the Indemnified Party in the defense of the Third Party Claim, and the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief other than monetary damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for monetary damages.  Each party shall use commercially reasonable efforts to minimize Losses from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The parties shall also keep each other reasonably informed with respect to any Third Party Claim, cooperate in the defense of any Third Party Claim and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to by the Indemnified Party without the Indemnifying Party’s prior written consent.

 (b)      Procedures for Non-Third Party Claims.  The Indemnified Party shall notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim giving rise to the claim of indemnity pursuant hereto.  The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party shall have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

                                 SECTION 11.05.    Indemnification as Sole and Exclusive Remedy.  Subject to Section 11.07(a), ATK, Orbital, Merger Sub and Sporting acknowledge and agree that, following the consummation of the Distribution, ATK’s, Orbital’s, Merger Sub’s and Sporting’s sole and exclusive remedy with respect to any and all claims relating to Article I or II, the Sporting Business, the Sporting Assets, the Excluded Assets, the Sporting Liabilities, the Excluded Liabilities, the Sporting Transfers or the Distribution shall be pursuant to the indemnification provisions set forth in this Article XI.  In furtherance of the foregoing and subject to the indemnification provisions set forth in this Article XI, ATK, Orbital, Merger Sub and Sporting hereby waive, from and after the Distribution Date, any and all rights, claims and causes of action ATK or any other ATK Indemnitee, on the one hand, and Sporting or any other Sporting Indemnitee, on the other hand, may have against Sporting or any of its Affiliates or, respectively, ATK or any of its Affiliates, or their respective Representatives, in each case arising under or based upon any Law or otherwise (including with respect to environmental matters generally and any matters under Environmental Laws).  This Section 11.05 will not apply to any breach following the Distribution Date of any other Section of this Agreement, the Tax Matters Agreement, the Transition Services Agreement or the Supply Agreement. Notwithstanding anything in this Agreement to the contrary, this Section 11.05 will not apply to specific performance and equitable relief as provided in Section 12.10.

                                 SECTION 11.06.    Calculation of Indemnity Payments.  (a)  The amount of any Loss for which indemnification is provided under this Article XI shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Loss.

 (b)      An Indemnifying Party is authorized, in connection with payment of any Loss for which indemnification may be sought by an Indemnified Party under this Article XI, to set off and apply any and all payments due to such Indemnifying Party under this Article XI against any of and all of the obligations of the Indemnifying Party to such Indemnified Party under this Article XI.  The rights of the Indemnifying Party under this Section 11.06(b) are in addition (but without duplication) to other rights and remedies (including other rights of set-off) which such Indemnifying Party may have.

                                 SECTION 11.07.    Additional Matters.  (a)  Notwithstanding anything to the contrary in this Agreement, indemnification for Tax matters shall be governed by the terms, provisions and procedures of the Tax Matters Agreement and not by this Article XI.

 (b)      In no event shall an Indemnifying Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other Law or otherwise, except to the extent that such damages are actually payable by the Indemnified Party in connection with a Third Party Claim.

 (c)      The indemnity agreement in this Article XI shall remain operative and in full force and effect regardless of any (a) investigation made by or on behalf of any Indemnified Party and (b) the knowledge by the Indemnified Party of any Losses for which it may be entitled to indemnification hereunder.

ARTICLE XII

General Provisions

                                 SECTION 12.01.    Nonsurvival of Representations and Warranties and Agreements.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than those in the Tax Matters Agreement), or any claim with respect thereto, shall survive the Effective Time, and no such claim may be brought by any Person after the Effective Time.  None of the agreements or covenants set forth in Article VII and Sections 8.01, 8.02, 8.03(a), 8.04, 8.12, 8.13, 8.14, 8.15, 8.16, 8.18, 8.20, 8.21, 8.25, 8.27 and 8.29, or any claim with respect thereto, shall survive the Effective Time, and no such claim may be brought by any Person after the Effective Time, and all parties shall be released from all Liabilities thereunder, including with respect to any breach thereof, effective as of the Effective Time.

                                 SECTION 12.02.      Notices.  All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be addressed to a party at the following address for such party:

(i)	if to ATK or Merger Sub prior to the Effective Time, to:

Alliant Techsystems Inc.
1300 Wilson Blvd, Suite 1100
Arlington, VA 22209
Attention: Scott D. Chaplin, General Counsel

Facsimile: (571) 403-5245
Email: Scott.Chaplin@ATK.COM

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Damien Zoubek and Craig Arcella
Facsimile: (212) 474-3700
Email: dzoubek@cravath.com and carcella@cravath.com

(ii) if to ATK or Merger Sub following the Effective Time, to:

Orbital ATK, Inc.
45101 Warp Drive
Dulles, VA 20166
Attention: David W. Thompson, Chief Executive Officer
Facsimile: 703-406-3509
Email: dwt@orbital.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Damien Zoubek and Craig Arcella
Facsimile: (212) 474-3700
Email: dzoubek@cravath.com and carcella@cravath.com

and to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attention: John Beckman and Eve Howard
Facsimile: (202) 637-5910
Email: john.beckman@hoganlovells.com and eve.howard@hoganlovells.com

(iii) if to Sporting prior to the Distribution Date, to:

Vista SpinCo Inc.
c/o Alliant Techsystems Inc.
1209 Orange Street

Wilmington, Delaware, 19801
Attention: Scott D. Chaplin, General Counsel
Facsimile: (571) 403-5245
Email: Scott.Chaplin@ATK.COM

with a copy to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019

Attention: Damien Zoubek and Craig Arcella
Facsimile: (212) 474-3700
Email: dzoubek@cravath.com and carcella@cravath.com

(iv) if to Sporting following the Distribution Date, to:

The notice details for Sporting as provided to the other parties hereto in writing prior to the Distribution Date.

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Damien Zoubek and Craig Arcella
Facsimile: (212) 474-3700
Email: dzoubek@cravath.com and carcella@cravath.com

(v) if to Orbital, to:

Orbital Sciences Corporation
45101 Warp Drive
Dulles, VA 20166
Attention: Thomas E. McCabe
Facsimile: 703-406-5572
Email: mccabe.tom@orbital.com

with a copy to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attention: John Beckman and Eve Howard
Facsimile: (202) 637-5910
Email: john.beckman@hoganlovells.com and eve.howard@hoganlovells.com or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 12.02.

                                 SECTION 12.03.      Definitions.  For purposes of this Agreement:

“2021 Notes” means ATK’s 5.25% Senior Notes due 2021.

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by Orbital or ATK, as the case may be, containing provisions that are not less favorable to Orbital or ATK, as applicable, in any material respect than those set forth in the Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement need not include a standstill provision).

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.

“Adjusted ATK Awards” means Adjusted ATK Options, Adjusted ATK Restricted Shares, Vested Adjusted ATK Restricted Shares, Cliff-Adjusted ATK Restricted Shares, Adjusted ATK RSUs, Adjusted FY13-15 ATK RSUs, Adjusted FY14-16 or FY15-17 ATK RSUs and ATK DSUs.

“Adjusted Cash Flow Amount” means an amount of cash and cash equivalents equal to the amount obtained by applying the calculations set forth in Section 12.03(a) of the ATK Disclosure Letter in accordance with the terms and methodologies set forth therein.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Ancillary Agreements” means the Sporting Transfer Documents, the Tax Matters Agreement, the Transition Services Agreement and the Supply Agreement.

“ATK Acquisition Proposal” means any inquiry, proposal or offer from any Person or group (other than Orbital and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of ATK and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of ATK or any committee thereof), or assets comprising 20% or more of the consolidated revenues or EBITDA of ATK and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of ATK owning such assets, (ii) acquisition of 20% or more of the outstanding ATK Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding ATK Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ATK pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of ATK or of the surviving entity in a merger involving ATK or the resulting direct or indirect parent of ATK or such surviving entity.  For the avoidance of doubt, the Transactions shall not be deemed an ATK Acquisition Proposal. For purposes of Section 10.03(b)(ii)(z) only, each reference in this definition to 20% shall be deemed to be 50%.

“ATK Benefit Plan” means any Employee Benefit Plan, other than any Sporting Benefit Plan, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by ATK or any of its Affiliates as of immediately prior to the Sporting Transfer Time.

“ATK Benefit Plan Shares” means the ATK Common Stock issued by ATK after the Record Date and prior to the Distribution Date pursuant to any benefit plan (including any stock option plan or any exercise of an outstanding stock option or any restricted stock arrangement) maintained by ATK to any director, officer or employee of ATK or its Subsidiaries.

“ATK Business” means the business, operations and affairs of ATK and its Subsidiaries, taken as a whole, other than the Sporting Business.

 “ATK Deferred Stock Unit Plans” means the Non-Employee Director Restricted Stock Award and Stock Deferral Program, the Non-Employee Director Restricted Stock Plan, the Deferred Fee Plan for Non-Employee Directors and the Nonqualified Deferred Compensation Plan.

“ATK Employee” means a director, officer, manager or employee of ATK or any ATK Subsidiary, other than any Sporting Employee.

“ATK Estimated Tax Payment” means an estimate, made by ATK in good faith and on a reasonable basis, of the ATK Business’s allocable share of estimated income Tax payments made, during the Interim Period, in respect of all consolidated, combined, unitary or similar groups that include ATK or any ATK Subsidiary, on the one hand, and Sporting or any Sporting Subsidiary, on the other hand.

“ATK Former Employee” means a Former Employee who is not a Sporting Former Employee.

“ATK Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, (i) would or would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions or (ii) has a material adverse effect on the business, results of operations, assets or financial condition of the ATK Business; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether an ATK Material Adverse Effect has occurred or would reasonably be expected to occur:  any effect, change, event or occurrence (A) generally affecting (1) the industry in which the ATK Business operates or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) other than for purposes of Section 6.06, the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by ATK or any of its Subsidiaries that is required by this Agreement or with Orbital’s written consent or at Orbital’s written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, Orbital or any of its Affiliates, (7) any change or prospective change in ATK’s or any of its Subsidiaries’ credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of ATK or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (9) hereof) is an ATK Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, an ATK Material Adverse Effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on the ATK Business as compared to other participants in the industry in which the ATK Business operates.

“ATK Post-Distribution Stock Value” means the ATK Pre-Distribution Stock Value minus the Sporting Post-Distribution Stock Value.

“ATK Pre-Distribution Stock Value” means the closing price per share of ATK Common Stock (regular way) on the NYSE for the last trading day prior to the Distribution.

“ATK Ratio” means the quotient obtained by dividing the ATK Pre-Distribution Stock Value by the ATK Post-Distribution Stock Value.

“ATK Stock Plans” means the 2005 Stock Incentive Plan, the 1990 Equity Incentive Plan and the Non-Employee Director Restricted Stock Plan.

“ATK Subsidiary” means each Subsidiary of ATK, other than Sporting and the Sporting Subsidiaries but including any Person that becomes a direct or indirect Subsidiary of ATK on or after the Distribution Date (including, from and after the Effective Time, Orbital and its Subsidiaries).

“ATK Superior Proposal” means any bona fide written ATK Acquisition Proposal that the Board of Directors of ATK or any committee thereof has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, (i) would be more favorable to ATK’s stockholders from a financial point of view than the Transactions and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “ATK Superior Proposal”, the references to “20%” in the definition of ATK Acquisition Proposal shall be deemed to be references to “50%”.

“ATK VEBA” means the ATK Voluntary Employee Benefits Association Trusts which are intended to be voluntary employees’ beneficiary associations under Code Section 501(c)(9).

 “Business Day” means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the Federal Laws of the United States of America.

“Claiming Party” means, with respect to any Equity Compensation Deduction, (A) ATK, in the case where it, its Subsidiary or their successor is permitted, pursuant to Section 8.27(e)(i), to claim such Equity Compensation Deduction, and (B) Sporting, in the case where it, its Subsidiary or their successor is permitted, pursuant to Section 8.27(e)(i), to claim such Equity Compensation Deduction.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Consent” means any consent, waiver or approval from, or notification requirement to, any third party.

“Continuation Period” means the period commencing on the Distribution Date and ending on the twelve (12)-month anniversary of the Distribution Date.

“Contract” means any contract, agreement, note, bond, indenture, debenture, guarantee, mortgage, deed of trust, lease, sublease, license, instrument or other legally binding commitment, obligation, arrangement or understanding, whether or not in writing.

“Cravath” means Cravath, Swaine & Moore LLP.

“Determination” means (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD, or (ii) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, as long as such responsible Party (or its Subsidiary) determines that no action should be taken to recoup that payment and the other Party consents, which consent shall not be unreasonably withheld or delayed.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Distribution Date” means the date on which the issued and outstanding shares of Sporting Common Stock are distributed to the holders of ATK Common Stock.

“dollars” or “$” means lawful money of the United States of America.

“Eligible Holders” means (A) the holders of record of ATK Common Stock on the Record Date and (B) the holders of record on the Distribution Date of any ATK Benefit Plan Shares issued by ATK after the Record Date and prior to the Distribution Date.

 “Employee Benefit Plan” means any plan, program, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, retention, employee pension, profit sharing, savings, retirement, supplemental retirement, stock ownership, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred or phantom stock unit or other equity-based compensation, severance pay, salary continuation, life, death benefit, health, medical, hospitalization, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement, arrangement or understanding, including any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to the Laws of the United States).

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, Liens, proceedings or written notices of non-compliance, violation or liability by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, governmental or third party Remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location or (ii) the violation of any Environmental Law.

“Environmental Laws” means all applicable Laws, Judgments, legally binding agreements and Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources, protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or, as it relates to exposure to hazardous or toxic materials, human health.

“Environmental Permit” means any Governmental Approval pursuant to Environmental Laws.

“Equity Compensation Deduction” means any income Tax deduction arising with respect to Adjusted ATK Awards or Sporting Awards.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing ATK Facility” means the Third Amended and Restated Credit Agreement dated as of November 1, 2013, among ATK, the lenders from time to time party thereto, each swingline lender party thereto, each issuing bank party thereto, Bank of America, N.A., as administrative agent, and each other financial institution from time to time party thereto, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing Orbital Facility” means the Credit Agreement dated as of June 7, 2011, as amended from time to time through the date of this Agreement by and among Orbital, as borrower, the Subsidiaries of Orbital party thereto, as guarantors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Former Employee” means any director, officer, manager or employee whose employment or service with ATK or any of its Subsidiaries (including, prior to the Distribution Date, Sporting or any Sporting Subsidiary) terminated on or prior to the Distribution Date, excluding any employee absent from work immediately prior to the Distribution Date on account of vacation, jury duty, funeral leave, personal leave, sickness, short-term disability, long-term disability or workers’ compensation leave (in each case, unless treated as a separated employee for employment purposes), military leave, family leave, pay continuation leave, or other approved leave of absence or for whom an obligation to recall, rehire or otherwise return to employment or service exists under a contractual obligation or applicable Law.

“Former Sporting Business” means the business and operations to the extent, as of the Distribution Date, formerly conducted by ATK and its Subsidiaries (including Sporting and the Sporting Subsidiaries) of developing, manufacturing, sourcing and supplying firearms, tactical gear, sporting accessories, shooting accessories, recreational accessories, outdoor products and small-caliber ammunition, whether directly to or to wholesale customers for resale to, the local and federal law enforcement, U.S. Government (including the U.S. Department of Defense), foreign government and consumer markets; provided, however, that the Former Sporting Business excludes the supply (whether manufactured or sourced) to the U.S. Department of Defense of the types and calibers of ammunition currently supplied by ATK under the Lake City Army Ammunition Plant prime Contract.

“Former Sporting Property” means any real property that, prior to the Distribution Date, was owned, operated or leased by ATK or its Subsidiaries (including Sporting and the Sporting Subsidiaries) in connection with the Former Sporting Business.

“GAAP” means generally accepted accounting principles in effect in the United States at the relevant time.

“Government Bid” means any offer, quotation or bid which, if accepted or awarded, would lead to a Government Contract for the sale of goods or the provision of services.

“Government Contract” means any prime contract, subcontract, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, or other commitment or funding vehicle between ATK or Orbital and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b).

 “Governmental Approval” means any consent, approval, license, permit, order, exemption, or authorization to be obtained from, or registration, declaration or filing to be made with, any Governmental Entity.

“Governmental Entity” means any government, court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local, domestic, foreign or multinational.

 “Guarantee” means any guarantee, letter of credit, surety bond (including any performance bond), credit support arrangement or other assurance of payment.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other substance or waste that in relevant form or concentration is listed or defined as hazardous or toxic or that is otherwise listed, defined or regulated under any Environmental Law.

“High Yield Exchange Offer” means any registered exchange offer of debt securities, having substantially the same terms as the 2021 Notes, issued by ATK in exchange for any unregistered 2021 Notes (or, in lieu of such issuance and exchange, any shelf registration statement filed by ATK to cover resales of the unregistered 2021 Notes) in accordance with the registration rights agreement in respect of the 2021 Notes.

“Hogan Lovells” means Hogan Lovells US LLP.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business consistent with past practice), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), or (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Rights” means all intellectual property rights, including Registered Intellectual Property, trademarks, trade names, brand names, service marks, domain names, logos, slogans, trade styles, trade dress and other indicia of origin, copyrights, copyrightable works, trade secrets, know-how, processes, methods, designs, plans, specifications, data, inventions and discoveries (whether or not patentable and reduced to practice), improvements, confidential or proprietary information, customer data, and all rights with respect to any of the foregoing.

“Interim Period” means the period beginning at 12:01 a.m. New York time on April 1, 2014 and ending at 12:01 a.m. New York time on the Closing Date.

“Interim Period Cash Flow Statement” means a statement of cash flows from operating and investing activities for the ATK Business during the Interim Period, which such statement shall be derived from the Reference Balance Sheets; provided that the Interim Period Cash Flow Statement shall exclude (1) any income taxes for the ATK Business with respect to the Interim Period, (2) any cash flows associated with the settlement of intercompany receivables and payables at the time of the Sporting Transfers in accordance with Section 1.01(a) of the ATK Disclosure Letter, (3) any cash or cash equivalents received or otherwise recovered by ATK or any of its Subsidiaries during the Interim Period from the U.S. government related to the pension segment closing at ATK’s Radford army ammunition plant, (4) any fees or expenses incurred by ATK or its Subsidiaries in connection with the Transactions, including fees incurred by ATK or any of its Subsidiaries relating to the New ATK Debt Financing, the Tender Offer and Consent Solicitation for the 2020 Notes and the settlement of the 2024 Notes (it being understood that any payments made prior to the Distribution pursuant to retention agreements entered into in accordance with Section 7.02(g) of the ATK Disclosure Letter shall reduce the Adjusted Cash Flow Amount as contemplated by clause (f) of Section 12.03(a) of the ATK Disclosure Letter) and (5) any internal allocation of costs or overhead related to or in furtherance of the Transactions contemplated hereby, including transition and integration planning activities.

“IRS” means the U.S. Internal Revenue Service.

“Judgment” means any judgment, order or decree issued, promulgated or entered into by or with any Governmental Entity.

“knowledge of ATK” means the actual knowledge of the Persons set forth in Section 12.03(b) of the ATK Disclosure Letter.

“knowledge of Orbital” means the actual knowledge of the Persons set forth in Section 12.03(a) of the Orbital Disclosure Letter.

“Law” means any statute, law (including common law), ordinance, rule or regulation issued, promulgated or entered into by or with any Governmental Entity including the Federal Acquisition Regulation, International Traffic in Arms Regulations and National Industrial Security Program Operating Manual, DOD 5220.22-M (incorporating changes through March 28, 2013).

“Lien” means any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever.

“Merger Exchange Ratio” means 0.449.

“Merger Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger but excluding the Sporting Transfers and the Distribution.

“NASDAQ” means The NASDAQ Global Select Market.

“New Sporting Debt Financing Sources” means each Person (including each agent and arranger) that has committed to provide or otherwise entered into agreements in connection with the New Sporting Debt Financing or other financings to Sporting in connection with the Transactions, including any commitment letter, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or affiliate and their respective successors and assigns.

“NYSE” means the New York Stock Exchange.

 “Orbital 2005 Stock Incentive Plan” means the Orbital Amended and Restated 2005 Stock Incentive Plan.

“Orbital Acquisition Proposal” means any inquiry, proposal or offer from any Person or group (other than ATK and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of the Orbital and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Orbital or any committee thereof), or assets comprising 20% or more of the consolidated revenues or EBITDA of Orbital and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of Orbital owning such assets, (ii) acquisition of 20% or more of the outstanding Orbital Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Orbital Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Orbital pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of Orbital or of the surviving entity in a merger involving Orbital or the resulting direct or indirect parent of Orbital or such surviving entity.  For the avoidance of doubt, the Transactions shall not be deemed an Orbital Acquisition Proposal. For purposes of Section 10.03(a)(ii)(z) only, each reference in this definition to 20% shall be deemed to be 50%.

“Orbital Benefit Plan” means any Employee Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Orbital or any Subsidiary of Orbital as of immediately prior to the Effective Time, or in respect of which Orbital or any Subsidiary of Orbital would reasonably be expected to have any liability.

“Orbital Business” means the business, operations and affairs of Orbital and its Subsidiaries, taken as a whole.

“Orbital Employee” means any current or former director, officer, manager or employee of Orbital or any Subsidiary of Orbital.

“Orbital Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, (i) would or would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions or (iii) has a material adverse effect on the business, results of operations, assets or financial condition of Orbital and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether an Orbital Material Adverse Effect has occurred or would reasonably be expected to occur:  any effect, change, event or occurrence (A) generally affecting (1) the industry in which Orbital and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) other than for purposes of Section 5.05, the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by Orbital or any of its Subsidiaries that is required by this Agreement or with ATK’s written consent or at ATK’s written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, ATK, Sporting, Merger Sub or any of their respective Affiliates, (7) any change or prospective change in Orbital’s or any of its Subsidiaries’ credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of Orbital or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (9) hereof) is an Orbital Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, an Orbital Material Adverse Effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on Orbital and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which Orbital and its Subsidiaries operate.

“Orbital Option” means an outstanding option to purchase a share of Orbital Common Stock granted pursuant to an Orbital Stock Plan.

“Orbital RSU” means an outstanding grant of restricted stock units with respect to Orbital Common Stock granted under the Orbital Stock Plans.

“Orbital Stock Plans” means the Orbital 2005 Stock Incentive Plan and the Orbital 1997 Stock Option and Incentive Plan.

“Orbital Superior Proposal” means any bona fide written Orbital Acquisition Proposal that the Board of Directors of Orbital or any committee thereof has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, (i) would be more favorable to Orbital’s stockholders from a financial point of view than the Transactions and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Orbital Superior Proposal”, the references to “20%” in the definition of Orbital Acquisition Proposal shall be deemed to be references to “50%”.

“Other Party” means, with respect to any Equity Compensation Deduction, (A) Sporting, any Sporting Subsidiary or their successor, as applicable, if ATK, any ATK Subsidiary or their successor is the Claiming Party and (B) ATK, any ATK Subsidiary or their successor, if Sporting, any Sporting Subsidiary or their successor is the Claiming Party.

 “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity or any other entity, including any Governmental Entity.

“Powder Formula” means the Intellectual Property Rights embodied in the Canister Powder Products (as defined in the term sheet for the Supply Agreement attached hereto as Exhibit F).

“PSU Performance Level” means, (i) with respect to FY 13-15 ATK PSUs, the level of actual achievement of applicable performance goals as determined by the Personnel and Compensation Committee of the Board of Directors of ATK, in its reasonable discretion, prior to the Distribution and (ii) with respect to FY 14-16 and FY 15-17 ATK PSUs, achievement of applicable performance goals at target.

“Public Official” means:  (i) any officer, employee or representative of any Governmental Entity; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Entity; (iii) any officer, employee or representative of any public international organization, such as  the International Monetary Fund, the United Nations or the World Bank; (iv) any Person acting in an official capacity for any Governmental Entity, enterprise or organization identified above; and (v) any political party, party official or candidate for political office.

“Record Date” means the time and date to be determined by the Board of Directors of ATK as the record date for determining the holders of ATK Common Stock entitled to receive Sporting Common Stock in the Distribution.

“Records” means all books, records and other documents, including all Tax Records, books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.

“Reference Balance Sheets” means (1) the unaudited balance sheet for the ATK Business as of March 31, 2014 (the “March 31 Reference Balance Sheet”) and (2) the unaudited balance sheet for the ATK Business as of 12:01 a.m. New York time on the Closing Date, in each case of clauses (1) and (2) prepared in a manner consistent in all material respects with the manner in which the unaudited balance sheet of the ATK Business as of December 31, 2013 that was included in the 2014 Interim ATK Business Financial Statements was prepared; provided that for purposes of preparing the Reference Balance Sheets, the amount of any uncleared checks in respect of the ATK Business shall be deemed a current liability of the ATK Business and included in the Reference Balance Sheets as such (as well as the calculation of the interim period cash flow amount set forth in clause (A) of Section 12.03(a) of the ATK Balance Sheet that is derived therefrom).

“Registered Intellectual Property” means all patents and patent applications, registered trademarks and trademark applications, and service marks and registered copyrights and copyright applications.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act and the Exchange Act.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act and the Exchange Act.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, abatement, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, “closure” or “post-closure” activities (as those terms are defined in Environmental Law), in each case in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives.

“Retained Cash Amount” means an amount of cash and cash equivalents equal to (1) the Adjusted Cash Flow Amount, plus (2) $6.3 million, minus (3) the ATK Estimated Tax Payment.

“Retained Names” means the names set forth in Section 12.03(c) of the ATK Disclosure Letter.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sporting Awards” means Sporting Options, Sporting Restricted Shares, Vested Sporting Restricted Shares, Cliff-Adjusted Sporting Restricted Shares, Sporting RSUs and Sporting DSUs.

 “Sporting Benefit Plan” means any Employee Benefit Plan (i) sponsored or maintained, or required to be sponsored or maintained, by Sporting or a Sporting Subsidiary as of immediately prior to the Sporting Transfer Time or (ii) that Sporting or a Sporting Subsidiary would be required to assume under applicable Law.

“Sporting Business” means the business, as currently conducted by ATK and its Subsidiaries (including Sporting and the Sporting Subsidiaries) of developing, manufacturing, sourcing and supplying firearms, tactical gear, sporting accessories, shooting accessories, recreational accessories, outdoor products and small-caliber ammunition, whether directly to or to wholesale customers for resale to, the local and federal law enforcement, U.S. Government (including the U.S. Department of Defense), foreign government and consumer markets; provided, however, that the Sporting Business excludes the supply (whether manufactured or sourced) to the U.S. Department of Defense of the types and calibers of ammunition currently supplied by ATK under the Lake City Army Ammunition Plant prime Contract.

“Sporting Commitment Letter” means the executed commitment letter, attached to Section 12.03(d) of the ATK Disclosure Letter from the New Sporting Debt Financing Sources pursuant to which the New Sporting Debt Financing Sources have agreed, subject to the terms and conditions therein, to provide the debt financing to fund the Sporting Dividend Amount.

“Sporting Dividend Amount” means an amount equal to (1) the aggregate principal amount at maturity of funded indebtedness for borrowed money of ATK and the ATK Subsidiaries as of the Closing Date (it being understood, for the avoidance of doubt, that undrawn letters of credit and other Guarantees shall not constitute funded indebtedness or otherwise be included in the calculation of the Sporting Dividend), minus (2) $1,740.0 million, minus (3) in the event the Retained Cash Amount is a negative number, the absolute value of such Retained Cash Amount; provided that if the calculation set forth above results in a negative number, the Sporting Dividend Amount shall be deemed to be equal to $0.

“Sporting Former Employee” means a Former Employee who, immediately prior to such individual’s termination of employment with or by ATK or any of its Subsidiaries (including, prior to the Distribution Date, Sporting or any Sporting Subsidiary), either (i) was employed by Sporting or any Sporting Subsidiary or (ii) was designated by the parties hereto pursuant to Section 1.09(a) as an individual whose employment was to transfer to Sporting or a Sporting Subsidiary.

“Sporting Plan Assets” means all cash and other assets relating to any Employee Benefit Plan that (A) are expressly required to be transferred to (x) Sporting or any Sporting Subsidiary or (y) any Sporting Benefit Plan, in each case, pursuant to Section 8.07, (B) are held with respect to any Sporting Benefit Plan or (C) transfer automatically to Sporting or any Sporting Subsidiary pursuant to applicable Law.

“Sporting Post-Distribution Stock Value” means the closing price per share of Sporting Common Stock on the NYSE on the Distribution Date.

“Sporting Ratio” means the quotient obtained by dividing the ATK Pre-Distribution Stock Value by the Sporting Post-Distribution Stock Value.

“Sporting Subsidiary” means each direct or indirect Subsidiary of Sporting after giving pro forma effect to the restructuring transactions contemplated by Section 1.01(a), and including any Person that becomes a direct or indirect Subsidiary of Sporting on or after the Distribution Date.

“Subsidiary” of any Person means any partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity or other legal entity of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person.

“Supply Agreement” means the supply agreement to be entered into by ATK and Sporting on or prior to the Distribution Date containing terms materially consistent with the terms set forth on the term sheet attached hereto as Exhibit F.

“Tax Matters Agreement” means the tax matters agreement, substantially in the form attached hereto as Exhibit D, to be entered into by ATK and Sporting on or prior to the Distribution Date.

“Tax Records” means all records, documents, accounting data, computer data and other information necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of ATK or Sporting under the Tax Matters Agreement.

“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority.

“Taxes” means all forms of taxation imposed, or required to be collected or withheld, together with any related interest, penalties and other additional amounts.

“Taxing Authority” means any Governmental Entity charged with the determination, collection or imposition of Taxes.

“Transaction Documents” means this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Sporting Transfers, the Distribution and the Merger.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed).

“Transition Period” means the period of time during which the Transition Services Agreement is in effect between ATK and Sporting.

“Transition Services Agreement” means the transition services agreement to be entered into by ATK and Sporting on or prior to the Distribution Date containing terms materially consistent with the terms set forth on the term sheet attached hereto as Exhibit E (as modified to include the specific services to be provided thereunder as agreed by the parties pursuant to Section 8.29(b)).

“Unregistered Intellectual Property” means all know-how, processes, methods, designs, plans, specifications and data that are not filed or registered with any governmental or quasi-governmental agency.

                                 SECTION 12.04.     Interpretation; Disclosure Letters.  (a)  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “made available to ATK”, “made available to Sporting”, “made available to Merger Sub” and words of similar import refer to documents (A) posted to the Intralinks virtual dataroom by or on behalf of Orbital or (B) delivered in person or electronically to ATK, Sporting, Merger Sub or their respective Representatives.  The words “made available to Orbital” and words of similar import refer to documents (A) posted to the Intralinks virtual dataroom by or on behalf of ATK, Sporting or Merger Sub or (B) delivered in person or electronically to Orbital or its Representatives.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Each of the parties hereto has participated in the drafting and negotiation of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

 (b)            Any matter disclosed in any section of the Orbital Disclosure Letter or the ATK Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Orbital or, as applicable, ATK, Sporting and Merger Sub to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the content and context of such disclosure.

                                 SECTION 12.05.     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Transactions are fulfilled to the extent possible.

                                 SECTION 12.06.     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

                                 SECTION 12.07.     Entire Agreement; No Third Party Beneficiaries; No Other Representations or Warranties.  (a)  The Transaction Documents, taken together with the Orbital Disclosure Letter and the ATK Disclosure Letter, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and are not intended to confer upon any Person other than the parties hereto any rights or remedies; provided that the New Sporting Debt Financing Sources shall be intended third party beneficiaries of Sections 10.04, 10.06, 12.08, 12.11 and 12.12 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions that would adversely affect the rights of the New Sporting Debt Financing Sources may be made without the prior written consent of the New Sporting Debt Financing Sources). Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Section 8.09 shall be enforceable by the specified beneficiaries thereof.  In the event of any conflict between the provisions of this Agreement (including the Orbital Disclosure Letter and the ATK Disclosure Letter and Annexes and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the other Transaction Documents (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

 (b)        Each of ATK, Sporting and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article V, neither Orbital nor any of its Subsidiaries nor any other Person makes any representation or warranty, express or implied, with respect to Orbital, its Subsidiaries, the Orbital Business or with respect to any information furnished, disclosed or otherwise made available to ATK,

Sporting, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Orbital Business and the negotiation of this Agreement or otherwise in connection with the Transactions.  Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, neither Orbital nor any other Person shall be subject to any Liability or responsibility whatsoever to ATK, Sporting, Merger Sub or any of their respective Affiliates or any of their respective stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Orbital’s furnishing, disclosing or otherwise making available any information, documents or material in any form to ATK, Sporting, Merger Sub or their respective Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

 (c)        Orbital acknowledges and agrees that, except for the representations and warranties contained in Article VI, none of ATK, Sporting, Merger Sub or any other Subsidiary of ATK nor any other Person makes any representation or warranty, express or implied, with respect to ATK, the ATK Subsidiaries, Sporting, the Sporting Subsidiaries, the Sporting Assets, the Sporting Liabilities, the Excluded Assets, the Excluded Liabilities, the Sporting Business or the ATK Business or with respect to any information furnished, disclosed or otherwise made available to Orbital or any of its Representatives in the course of their due diligence investigation of the ATK Business, the Sporting Business or otherwise and the negotiation of this Agreement or otherwise in connection with the Transactions.  Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, none of ATK, Sporting, Merger Sub or any other Person shall be subject to any Liability or responsibility whatsoever to Orbital or any of its Affiliates or any of its stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon ATK’s, Sporting’s, Merger Sub’s or any of their respective Affiliates or Representatives’ furnishing, disclosing or otherwise making available any information, documents or material in any form to Orbital or its Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

                                SECTION 12.08.      Governing Law; Contract Under Seal.  (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. This Agreement shall be treated and construed as a contract under seal under the Laws of the State of Delaware with all of the consequences of such a contract, including causing the Agreement to be subject to the twenty-year limitations period applicable to sealed instruments.

 (a)         Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy or dispute of any kind or nature (whether based upon contract or tort or otherwise) to which a New Sporting Debt Financing Source is a party that is in any way related to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the New Sporting Debt Financing or the Sporting Commitment Letter, shall be governed by, and construed in accordance with, the laws of the State of New York.

                                 SECTION 12.09.     Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

                                 SECTION 12.10.      Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of any Transaction Document were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Document and to enforce specifically the terms and provisions of each Transaction Document in the Chancery Court of the State of Delaware or, if the Chancery Court declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

                                 SECTION 12.11.     Jurisdiction.  (a) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware or, if the Chancery Court declines to accept jurisdiction over a particular matter, of any state or federal court within the State of Delaware in the event any dispute arises out of any Transaction Document or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Document or any Transaction in any court other than the Chancery Court of the State of Delaware or, if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of any of (i) any Transaction Document or any Transaction and (ii) the New Sporting Debt Financing, the Sporting Commitment Letter or any of the transaction contemplated thereby, including in any action, proceeding or counterclaim against any New Sporting Debt Financing Source.

 (a)        Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the New Sporting Debt Financing Sources in any way relating to this Agreement, the New Sporting Debt Financing or the Sporting Commitment Letter, or any of the transactions contemplated hereby or thereby, including, any dispute arising out of or relating in any way to the New Sporting Debt

Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of this Section 12.11 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

                                 SECTION 12.12.     Waiver of Direct Claim.  Notwithstanding anything to the contrary contained herein, Orbital (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any New Sporting Debt Financing Source in connection with this Agreement, the New Sporting Debt Financing, the Sporting Commitment Letter or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and Orbital (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any New Sporting Debt Financing Source in connection with this Agreement, the New Sporting Debt Financing, the Sporting Commitment Letter or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by Orbital (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the New Sporting Debt Financing, the Sporting Commitment Letter or in respect of any other document or theory of law or equity against any New Sporting Debt Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no New Sporting Debt Financing Source shall have any liability for any claims or damages to Orbital in connection with this Agreement, the New Sporting Debt Financing, the Sporting Commitment Letter or the transactions contemplated hereby or thereby.

[Signature Page Follows]

 IN WITNESS WHEREOF, each of ATK, Sporting, Merger Sub and Orbital has duly executed this Agreement under seal, all as of the date first written above.

ALLIANT TECHSYSTEMS INC. (SEAL)

By:	/s/ Scott D. Chaplin
	Name:	Scott D. Chaplin
	Title:	Senior Vice President, General Counsel and Secretary

VISTA SPINCO INC. (SEAL)

By:	/s/ Scott D. Chaplin
	Name:	Scott D. Chaplin
	Title:	Vice President and Secretary

VISTA MERGER SUB INC. (SEAL)

By:	/s/ Scott D. Chaplin
	Name:	Scott D. Chaplin
	Title:	Vice President and Secretary

ORBITAL SCIENCES CORPORATION (SEAL)

By:	/s/ David W. Thompson
	Name:	David W. Thompson
	Title:	Chairman, President and Chief Executive Officer

Glossary of Defined Terms

Term	Section
2013 Annual ATK Business Financial Statements	Section 6.07(c)
2014 Annual ATK Business Financial Statements	Section 8.25(a)
2014 Interim ATK Business Financial Statements	Section 6.07(c)
2015 Interim ATK Business Financial Statements	Section 8.25(b)
2020 Notes	Section 8.21(a)
2021 Notes	Section 12.03
2024 Notes	Section 6.03
Acceptable Confidentiality Agreement	Section 12.03
Accounting Firm	Section 8.28(b)(ii)
Accrued Liability	Section 8.07(g)(ii)
Accrued Vacation Days	Section 8.07(d)
Action	Section 12.03
Adjusted ATK Awards	Section 12.03
Adjusted ATK Option	Section 8.27(a)(i)
Adjusted ATK Restricted Share	Section 8.27(a)(ii)(B)(1)
Adjusted ATK RSU	Section 8.27(a)(iii)(A)
Adjusted Cash Flow Amount	Section 12.03
Adjusted FY13-15 ATK RSU	Section 8.27(a)(iii)(B)(1)
Adjusted FY14-16 or FY15-17 ATK RSU	Section 8.27(a)(iii)(B)(3)
Affiliate	Section 12.03
Agent	Section 2.02(a)
Agreement	Preamble
Ancillary Agreements	Section 12.03
Assigned Contracts	Section 1.02(a)(vi)
Assigned Governmental Approvals	Section 1.02(a)(v)
ATK	Preamble
ATK 401(k) Plan	Section 8.07(f)(i)
ATK Acquisition Proposal	Section 12.03
ATK Adverse Recommendation Change	Section 8.15(d)
ATK Balance Sheet	Section 6.07(e)
ATK Benefit Plan	Section 12.03
ATK Benefit Plan Shares	Section 12.03
ATK Business	Section 12.03
ATK Change of Control	Section 8.27(b)
ATK Charter Amendment	Section 8.22(a)
ATK Closing Confirmation	Section 2.03(c)
ATK Common Stock	Section 4.01(c)
ATK Default Termination	Section 8.26(b)

Term	Section
ATK Deferred Stock Unit Plans	Section 12.03
ATK Disclosure Letter	Article VI
ATK DSU	Section 8.27(a)(iv)
ATK Employee	Section 12.03
ATK Estimated Tax Payment	Section 12.03
ATK Financial Statements	Section 6.07(b)
ATK Flexible Spending Account Plan	Section 8.07(e)
ATK Form S-4	Section 8.01(a)
ATK Former Employee	Section 12.03
ATK Indemnitees	Section 11.03
ATK Insurance Policies	Section 8.05
ATK Intellectual Property	Section 6.17(a)
ATK Leased Real Property	Section 6.16(b)
ATK Material Adverse Effect	Section 12.03
ATK Material Contract	Section 6.18(a)
ATK Nonqualified Plans	Section 8.07(h)(i)
ATK Option	Section 8.27(a)(i)
ATK Owned Real Property	Section 6.16(a)
ATK Pension Benefit Plan	Section 6.11(d)
ATK Pension Plans	Section 8.07(g)(i)
ATK Permitted Liens	Section 6.16(a)
ATK Post-Distribution Stock Value	Section 12.03
ATK Post-Employment Welfare Plans	Section 8.07(i)(i)
ATK Pre-Distribution Stock Value	Section 12.03
ATK Preferred Stock	Section 6.03
ATK PSU	Section 8.27(a)(iii)
ATK Rabbi Trust	Section 8.07(h)(ii)
ATK Ratio	Section 12.03
ATK Registered Intellectual Property	Section 6.17(a)
ATK Restricted Shares	Section 8.27(a)(ii)
ATK SEC Documents	Section 6.07(a)
ATK Securities	Section 6.03
ATK Shared Services Employee	Section 1.09(b)(i)
ATK Stock Plans	Section 12.03
ATK Stockholder Approval	Section 6.05(c)
ATK Stockholders’ Meeting	Section 8.02(a)
ATK Subsidiary	Section 12.03
ATK Superior Proposal	Section 12.03
ATK Termination Fee	Section 10.03(b)(ii)
ATK VEBA	Section 12.03
ATK Welfare Benefit Plan	Section 6.11(c)
ATK Welfare Plans	Section 8.07(c)(i)
BofA Merrill Lynch	Section 6.20
Business Day	Section 12.03

2

Term	Section
Capitalization Date	Section 5.03
Cash Flow Dispute Notice	Section 8.28(b)(ii)
CBA	Section 5.11(a)
Certificate	Section 4.01(c)
Certificate of Merger	Section 3.03
Citigroup	Section 5.19
Claiming Party	Section 12.03
Cliff-Adjusted ATK Restricted Share	Section 8.27(a)(ii)(A)(2)
Cliff-Adjusted Sporting Restricted Share	Section 8.27(a)(ii)(B)(2)
Closing	Section 3.02
Closing Date	Section 3.02
Code	Section 12.03
Confidential Information	Section 8.03(c)
Confidentiality Agreement	Section 8.03(a)
Consent	Section 12.03
Consent Solicitation	Section 8.21(a)
Continuation Period	Section 12.03
Continuing Employees	Section 8.08
Continuing Sporting Employees	Section 1.09(b)(ii)
Contract	Section 12.03
control	Section 12.03
Converted RSU	Section 4.03(a)(ii)
Converted Stock Option	Section 4.03(a)(i)
Cravath	Section 12.03
Determination	Section 12.03
DGCL	Section 12.03
Disputed Items	Section 8.28(b)(ii)
Distribution	Recitals
Distribution Date	Section 12.03
Distribution Ratio	Section 2.02(b)
dollars or $	Section 12.03
Effective Time	Section 3.03
Eligible Holders	Section 12.03
Employee Benefit Plan	Section 12.03
End Date	Section 10.01(b)(i)
Environmental Claim	Section 12.03
Environmental Laws	Section 12.03
Environmental Permit	Section 12.03
Equity Compensation Deduction	Section 12.03
ERISA	Section 12.03
ESPP Participants	Section 4.03(d)
ESPP Suspension Date	Section 4.03(d)
Estimated Adjusted Cash Flow Amount	Section 8.28(a)
Exchange Act	Section 12.03

3

Term	Section
Excluded Assets	Section 1.02(b)
Excluded Liabilities	Section 1.03(b)
Existing ATK Facility	Section 12.03
Existing Orbital Facility	Section 12.03
Existing Sporting Guarantees	Section 8.17
FCPA	Section 12.03
Former Employee	Section 12.03
Former Sporting Business	Section 12.03
Former Sporting Property	Section 12.03
FY13-15 ATK PSU	Section 8.27(a)(iii)(B)(1)
FY14-16 or FY15-17 ATK PSU	Section 8.27(a)(iii)(B)(2)
GAAP	Section 12.03
Government Bid	Section 12.03
Government Contract	Section 12.03
Governmental Approval	Section 12.03
Governmental Entity	Section 12.03
Guarantee	Section 12.03
Hazardous Materials	Section 12.03
High Yield Exchange Offer	Section 12.03
Historical ATK Business Financial Statements	Section 6.07(c)
Hogan Lovells	Section 12.03
HSR Act	Section 12.03
Indebtedness	Section 12.03
Indemnified Party	Section 11.04(a)
Indemnifying Party	Section 11.04(a)
Intellectual Property Rights	Section 12.03
Intended Distribution Tax Treatment	Section 8.16(a)
Intended Merger Tax Treatment	Section 8.16(a)
Intended Tax Treatment	Section 8.16(a)
Intercompany Contracts	Section 6.18(c)
Interim Period	Section 12.03
Interim Period Cash Flow Statement	Section 12.03
IRS	Section 12.03
Joint Proxy Statement	Section 8.01(a)
Judgment	Section 12.03
knowledge of ATK	Section 12.03
knowledge of Orbital	Section 12.03
Law	Section 12.03
Letter of Transmittal	Section 4.02(b)
Liabilities	Section 1.03(a)
Lien	Section 12.03
Losses	Section 11.02
March 31 Reference Balance Sheet	Section 12.03

4

Term	Section
Merger	Recitals
Merger Consideration	Section 4.01(c)
Merger Exchange Fund	Section 4.02(a)
Merger Exchange Ratio	Section 12.03
Merger Sub	Preamble
Merger Transactions	Section 12.03
NASDAQ	Section 12.03
New ATK Business Financial Statements	Section 8.25(b)
New ATK Debt Financing	Section 7.02(h)
New Flexible Spending Account Plan	Section 8.07(e)
New Sporting Debt Financing	Section 8.20
New Sporting Debt Financing Sources	Section 12.03
Nonqualified Plan Transfer Amount	Section 8.07(h)(ii)
Nonqualified Plan Transfer Date	Section 8.07(h)(i)
Non-Renewal Notice	Section 8.26(b)
NYSE	Section 12.03
Orbital	Preamble
Orbital 2005 Stock Incentive Plan	Section 12.03
Orbital Acquisition Proposal	Section 12.03
Orbital Adverse Recommendation Change	Section 8.14(d)
Orbital Balance Sheet	Section 5.06(c)
Orbital Benefit Plan	Section 12.03
Orbital Business	Section 12.03
Orbital Closing Confirmation	Section 2.03(c)
Orbital Common Stock	Section 4.01(b)
Orbital Disclosure Letter	Article V
Orbital Employee	Section 12.03
Orbital Financial Statements	Section 5.06(b)
Orbital Intellectual Property	Section 5.16(a)
Orbital Leased Real Property	Section 5.15(b)
Orbital Material Adverse Effect	Section 12.03
Orbital Material Contract	Section 5.17(a)
Orbital Option	Section 12.03
Orbital Owned Real Property	Section 5.15(a)
Orbital Pension Plan	Section 5.10(d)
Orbital Permitted Liens	Section 5.15(a)
Orbital Preferred Stock	Section 5.03
Orbital Registered Intellectual Property	Section 5.16(a)
Orbital RSU	Section 12.03
Orbital SEC Documents	Section 5.06(a)
Orbital Securities	Section 5.03
Orbital Stock Plans	Section 12.03
Orbital Stockholder Approval	Section 5.04(c)
Orbital Stockholders’ Meeting	Section 8.02(b)

5

Term	Section
Orbital Superior Proposal	Section 12.03
Orbital Termination Fee	Section 10.03(a)(ii)
Orbital Welfare Plan	Section 5.10(c)
Other Party	Section 12.03
Other PSU Holder	Section 8.27(a)(iii)(B)(1)
PBGC	Section 8.07(g)(ii)
Pension Participants	Section 8.07(g)(i)
Pension Transfer Date	Section 8.07(g)(iii)
Person	Section 12.03
Post-Distribution Sporting Benefit Plans	Section 8.07(a)(i)
Post-Distribution Welfare Benefit Claims	Section 8.07(c)(iv)
Powder Formula	Section 12.03
Proposed Closing Date Calculations	Section 8.28(b)(i)
PSU Performance Level	Section 12.03
Public Official	Section 12.03
Record Date	Section 12.03
Records	Section 12.03
Reference Balance Sheets	Section 12.03
Registered Intellectual Property	Section 12.03
Registration Statements	Section 8.01(a)
Regulation S-K	Section 12.03
Regulation S-X	Section 12.03
Release	Section 12.03
Remediation	Section 12.03
Representatives	Section 12.03
Restricted Assets	Section 1.04
Restricted Business	Section 8.24(a)
Retained Cash Amount	Section 12.03
Retained Names	Section 12.03
Retiree Medical Benefits	Section 8.07(g)(v)
Review Laws	Section 8.04(b)
Review Period	Section 8.28(b)(ii)
SEC	Section 12.03
Section 401(h) Account	Section 8.07(g)(v)
Section 4044 Amount	Section 8.07(g)(ii)
Securities Act	Section 12.03
Sold PTO	Section 8.07(d)
Specified PSU Holder	Section 8.27(a)(iii)(A)
Sporting	Preamble
Sporting 401(k) Plan	Section 8.07(f)(i)
Sporting Assets	Section 1.02(a)
Sporting Awards	Section 12.03
Sporting Benefit Plan	Section 12.03
Sporting Business	Section 12.03

6

Term	Section
Sporting Change of Control	Section 8.27(b)
Sporting Commitment Letter	Section 12.03
Sporting Common Stock	Recitals
Sporting Dividend Amount	Section 12.03
Sporting DSU	Section 8.27(a)(iv)
Sporting Employee	Section 1.09(b)(iii)
Sporting Former Employee	Section 12.03
Sporting Indemnitees	Section 11.02
Sporting Intellectual Property Rights	Section 1.02(a)
Sporting Leased Real Property	Section 1.02(a)(ii)
Sporting Liabilities	Section 1.03(a)
Sporting Nonqualified Plans	Section 8.07(h)(i)
Sporting Option	Section 8.27(a)(i)
Sporting Owned Real Property	Section 1.02(a)(i)
Sporting Pension Plans	Section 8.07(g)(i)
Sporting Plan Assets	Section 12.03
Sporting Post-Distribution Stock Value	Section 12.03
Sporting Post-Employment Welfare Plan	Section 8.07(i)(i)
Sporting Rabbi Trust	Section 8.07(h)(ii)
Sporting Ratio	Section 12.03
Sporting Real Property	Section 1.02(a)(ii)
Sporting Registration Statement	Section 8.01(a)
Sporting Restricted Shares	Section 8.27(a)(ii)
Sporting RSU	Section 8.27(a)(iii)(A)
Sporting Subsidiary	Section 12.03
Sporting Transfer Documents	Section 1.07
Sporting Transfer Time	Section 1.01
Sporting Transfers	Section 1.01
Sporting Welfare Plans	Section 8.07(c)(i)
Statement	Section 8.28(a)
Subsidiary	Section 12.03
Supply Agreement	Section 12.03
Surviving Corporation	Section 3.01
Tax Records	Section 12.03
Tax Return	Section 12.03
Tax Matters Agreement	Section 12.03
Taxes	Section 12.03
Taxing Authority	Section 12.03
Tender Offer	Section 8.21(a)
Third Party Claim	Section 11.04(a)
Transaction Documents	Section 12.03
Transactions	Section 12.03
Transfer Taxes	Section 12.03
Transition Period	Section 12.03

7

Term	Properties
Transition Period Employment Transfer	Section 1.10(a)
Transition Services Agreement	Section 12.03
Unregistered Intellectual Property	Section 12.03
Vested Adjusted ATK Restricted Share	Section 8.27(a)(ii)(A)(2)
Vested Sporting Restricted Share	Section 8.27(a)(ii)(B)(2)
Voting ATK Debt	Section 6.03
Voting Orbital Debt	Section 5.03
Welfare Benefit Claims	Section 8.07(c)(iv)

 8